UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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Filed by a party other than the Registrant ☐
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE NEW YORK TIMES COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The New York Times Company Notice of 2023 Annual Meeting and Proxy Statement

145m

In 2022, we averaged a **145-million** global monthly audience for nytimes.com.

2m

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100m

We averaged **18,000** daily views for the Old-Fashioned Beef Stew recipe.

Cooking published more than **700** recipes, and more than **100 million** readers visited the site.

4b

The Athletic has more than **450** full-time writers, editors and producers, and covers more than **200** clubs and teams around the globe.

Games was played almost **4 billion** times in 2022 including The Mini Crossword, which was played more than **500 million** times. Spelling Bee users reached Genius more than **77 million** times. Wordle was played more than **2 billion** times in 2022.

620 Eighth Avenue New York, NY 10018 tel 212-556-1234

Invitation to 2023 Annual Meeting of Stockholders

DATE:	Wednesday, April 26, 2023
TIME:	11:00 a.m. (Eastern Time)
PLACE:	Virtual meeting only at www.virtualshareholdermeeting.com/NYT2023

March 10, 2023
Dear Fellow Stockholder:
Please join me at our Annual Meeting, which will be held virtually on Wednesday, April 26, 2023, at 11:00 a.m. (Eastern Time). At the meeting, you will be asked to vote on the matters set forth in the Notice of Annual Meeting of Stockholders, which follows.
There is one change to our proposed Board slate this year. Doreen Toben, who has served on our Board with distinction since 2004, is retiring and is therefore not standing for re-election at this year’s Annual Meeting. I speak for the entire Board in expressing our gratitude for her invaluable advice and many contributions during her tenure.
You can join our Annual Meeting at www.virtualshareholdermeeting.com/NYT2023. Stockholders will be able to listen, submit questions and vote at the meeting. Information on how to participate in this year’s virtual meeting can be found beginning on page 8.
Your vote is important to us. Whether or not you plan to attend the Annual Meeting, I encourage you to vote your shares as soon as possible. You may vote your shares electronically, by phone or by mail. Instructions on each of these voting methods are outlined on page 6.
Thank you for your ongoing support and continued interest in The New York Times Company.
A.G. SULZBERGER
Chairman of the Board

620 Eighth Avenue New York, NY 10018 tel 212-556-1234
Notice of Annual Meeting of Stockholders
To be held Wednesday, April 26, 2023, at 11:00 a.m. Eastern Time
To the Holders of Class A and Class B
Common Stock of The New York Times Company:

The Annual Meeting of Stockholders of The New York Times Company will be held at 11:00 a.m. Eastern Time on Wednesday, April 26, 2023. The meeting will be conducted virtually through a live audio webcast at www.virtualshareholdermeeting.com/NYT2023.
Proposals
1.To elect a Board of 12 members;
2.To ratify the selection of Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2023;
3.To approve The New York Times Company 2023 Employee Stock Purchase Plan;
4.To hold an advisory vote to approve executive compensation;
5.To hold an advisory vote on the frequency of future advisory votes to approve executive compensation; and
6.To transact such other business as may properly come before the meeting.
Record Date and Eligibility to Vote
Holders of the Class A and Class B common stock as of the close of business on February 28, 2023, are entitled to notice of, and to attend, the Annual Meeting as set forth in the Proxy Statement. Class A stockholders are entitled to vote for the election of four of the 12 director nominees. Class B stockholders are entitled to vote for the election of eight of the 12 director nominees and on the advisory resolutions with respect to executive compensation. Class A and Class B stockholders, voting together as a single class, are entitled to vote on the proposal to ratify the selection of Ernst & Young LLP as auditors for the 2023 fiscal year and the proposal to approve The New York Times Company 2023 Employee Stock Purchase Plan. Class B stockholders are entitled to vote on any other matters presented at the meeting.
Attending the Annual Meeting
To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/NYT2023 and enter your 16-digit control number included on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. Those without a control number may also attend the Annual Meeting as guests by logging in to the same virtual meeting platform and following the instructions on the website for guest access. Guests will not have the option to vote shares or ask questions. The Annual Meeting will begin promptly at 11:00 a.m. ET. Online check-in will begin at 10:45 a.m. ET, and you should allow ample time for the online check-in procedures. Technical support will be available beginning at 10:45 a.m. ET and will remain available until the meeting has ended.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as promptly as possible using the internet or the designated toll-free telephone number, or by requesting a printed copy of the proxy materials and returning by mail the proxy card you receive in response to your request.

New York, NY
March 10, 2023
By Order of the Board of Directors
MICHAEL A. BROWN
Vice President, Assistant General Counsel and Corporate Secretary

PROPOSAL NUMBER 5—ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION	82
OTHER MATTERS	83
Stockholder Proposals for the 2024 Annual Meeting	83
Certain Matters Relating to Proxy Materials	83
APPENDIX A—COMPUTATION OF ADJUSTED OPERATING PROFIT	A-1
APPENDIX B—THE NEW YORK TIMES COMPANY 2023 EMPLOYEE STOCK PURCHASE PLAN	B-1

Proxy Statement Summary

This summary highlights certain information contained in this proxy statement. You should read the entire proxy statement carefully before voting.
ANNUAL MEETING OF STOCKHOLDERS

Date:	April 26, 2023
Time:	11:00 a.m. (Eastern Time)
Location:
Virtual meeting only at www.virtualshareholdermeeting.com/NYT2023

For further information about participating in the Annual Meeting, please see “Information About the Annual Meeting” beginning on page 5.

VOTING MATTERS

Proposal		Board Recommendation	More Information
1. Election of Board of Directors of the Company		For	p. 18
Class A stockholders	Class B stockholders
Beth Brooke Rachel Glaser Brian P. McAndrews John W. Rogers, Jr.	Amanpal S. Bhutani Manuel Bronstein Arthur Golden Hays N. Golden Meredith Kopit Levien David Perpich A.G. Sulzberger Rebecca Van Dyck
2. Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 31, 2023 (Class A and B stockholders)		For	p. 37
3. Approval of The New York Times Company 2023 Employee Stock Purchase Plan (Class A and B stockholders)		For	p. 77
4. Advisory vote to approve executive compensation (Class B stockholders)		For	p. 81
5. Advisory vote on frequency of future advisory votes to approve executive compensation (Class B stockholders)		1 Year	p. 82

THE NEW YORK TIMES COMPANY - P. 1

DIRECTOR NOMINEES

Name	Age	Position with The New York Times Company	Director Since
Class A Nominees (4)
Beth Brooke	63	Independent Director	2021
Rachel Glaser	61	Independent Director	2018
Brian P. McAndrews	64	Independent Director	2012
John W. Rogers, Jr.	64	Independent Director	2018

Class B Nominees (8)
Amanpal S. Bhutani	46	Independent Director	2018
Manuel Bronstein	47	Independent Director	2021
Arthur Golden	66	Non-Employee Director	2021
Hays N. Golden	38	Non-Employee Director	2017
Meredith Kopit Levien	51	President, Chief Executive Officer and Director	2020
David Perpich	45	Publisher, The Athletic and Wirecutter, and Director	2019
A.G. Sulzberger	42	Chairman of the Board and Publisher of The New York Times	2018
Rebecca Van Dyck	53	Independent Director	2015
Our Board is composed of a diverse group of individuals. Seven of our 12 director nominees (58%), including three out of four Committee Chairs, self-identify as female, LGBTQ+ or from a racially/ethnically underrepresented group. Our director nominees have an average tenure of 4.8 years, with longer serving directors providing important experience and institutional knowledge, and newer directors providing fresh perspective to deliberations. The Nominating & Governance Committee regularly assesses our directors’ mix of skills, experience, tenure and diversity in light of the Company’s business and long-term strategy, and advises the Board of its determinations with respect to Board composition, short- and long-term director refreshment and succession planning.
P. 2 - THE NEW YORK TIMES COMPANY

CORPORATE GOVERNANCE HIGHLIGHTS
We believe strong corporate governance is a critical component of our corporate culture. Central to our governance is our dual-class capital structure that includes Class A stock, which is publicly traded, and Class B stock, which is controlled by the Ochs-Sulzberger family trust. The primary objective of this trust is to maintain the editorial independence and the integrity of The New York Times and to perpetuate it “as an independent newspaper, entirely fearless, free of ulterior influence and unselfishly devoted to the public welfare.”
The Company’s unique dual-class structure, combined with the Ochs-Sulzberger family trust’s stated purpose to protect The Times’s editorial independence and integrity, have enabled the Company to remain focused on its long-term strategy, particularly during periods of significant change and uncertainty in our industry, when many news organizations have struggled. We believe this long-term focus has helped foster the original, independent and high-quality reporting and journalistic excellence that drives our “essential subscription” business strategy, is critical to the Company’s success and value creation for all stockholders, and helps to promote a more informed and just society.
Below are certain highlights of our governance practices that are designed to safeguard the interests of both Class A and Class B stockholders. More information can be found beginning on page 24.

●	Majority independent Board (notwithstanding NYSE “controlled company” exception) elected annually and with fiduciary duties to Class A and Class B stockholders	●	Commitment to Board refreshment, with a robust director nominee selection process and six new non-employee directors (five independent) since the beginning of 2018
●	Annual rotation policy for independent directors, under which each independent director is nominated for election by Class A stockholders at least once every three years and annual Class A nominee slate includes at least one member of each of the Audit, Compensation and Nominating & Governance Committees	●	Fully independent Audit, Compensation and Nominating & Governance Committees (notwithstanding NYSE “controlled company” exception with respect to Compensation and Nominating & Governance Committees)
●	Active lead independent director as Presiding Director	●	Regular executive sessions of non-employee directors and independent directors
●	Regular outreach to top Class A stockholders on various matters	●	Director/executive stock ownership requirements
●	Annual Board and Committee self-evaluation process	●	Comprehensive director orientation
●	Ethics policies for all directors and employees	●	Retirement policy for non-employee directors that applies at the earlier of age 75 and 20 years of service
●	Prohibition on hedging/pledging of Company stock	●	Clawback policy that applies to performance-based cash and equity compensation
THE NEW YORK TIMES COMPANY - P. 3

EXECUTIVE COMPENSATION HIGHLIGHTS
The Company’s executive compensation program is designed to drive performance through the achievement of short- and long-term objectives and to link our executives’ compensation to the interests of our stockholders. Below are certain highlights of our 2022 executive compensation program. More information can be found beginning on page 41.

Pay for Performance
●	Significant portion of named executive officers’ target compensation is variable: – Approximately 84% for CEO – Approximately 71% for other NEOs	●	Under financial metrics in annual incentive compensation plan, above-target compensation paid only for above-target Company performance
●	Significant portions of annual and long-term incentive compensation tied to performance against pre-established, measurable financial performance goals	●	Under total stockholder return metric of long-term incentive compensation plan, above-target compensation paid only for above-median Company performance and no payout for lower quartile performance

Executive Compensation Governance
What We Do
✓	Align pay and performance	✓	Set meaningful stock ownership guidelines for executive officers (2-5x annual base salary)
✓	Engage with significant Class A stockholders periodically on executive compensation matters	✓	Have a clawback policy that applies to performance-based cash and equity compensation paid to executive officers
✓	Annual Compensation Committee benchmarking review of compensation of Company executives with the Committee’s independent compensation consultant	✓	Perform annual risk assessment of executive compensation program
✓	Hold an annual “say-on-pay” advisory vote
What We Do Not Do
✗	No tax “gross-ups” for executive officers	✗	No hedging/pledging of Company stock
✗	No significant perks for executive officers	✗	No individual change in control agreements

P. 4 - THE NEW YORK TIMES COMPANY

The New York Times Company
Proxy Statement
Annual Meeting of Stockholders to be Held on April 26, 2023

INFORMATION ABOUT THE ANNUAL MEETING

VOTING ON MATTERS BEFORE THE ANNUAL MEETING
Q:    What am I voting on?
A:    Stockholders are asked to vote on five items at the 2023 Annual Meeting:
•Proposal 1: Election of the Board of Directors of The New York Times Company (the “Board”).
•Proposal 2: Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 31, 2023.
•Proposal 3: Approval of The New York Times Company 2023 Employee Stock Purchase Plan (the “ESPP”).
•Proposal 4: Advisory vote to approve executive compensation (the “say-on-pay” vote).
•Proposal 5: Advisory vote on the frequency of future advisory say-on-pay votes on executive compensation.
Q:    How does the Board of Directors recommend voting?
A:    The Board of Directors recommends voting:
•FOR each nominee to the Board;
•FOR the approval of the ESPP;
•FOR the approval, on an advisory basis, of the executive compensation of our named executive officers; and
•1 YEAR for the approval, on an advisory basis, of the frequency of future advisory votes on executive compensation;
and
The Audit Committee of the Board recommends voting:
•FOR ratification of Ernst & Young LLP as auditors for the fiscal year ending December 31, 2023.
Q:    Who is entitled to vote?
A:    The New York Times Company has two classes of outstanding voting securities: Class A common stock, $.10 par value per share (“Class A stock”) and Class B common stock, $.10 par value per share (“Class B stock”). Stockholders of record of Class A stock or Class B stock as of the close of business on February 28, 2023, may vote at the 2023 Annual Meeting. As of February 28, 2023, there were 163,853,054 shares of Class A stock and 780,724 shares of Class B stock outstanding and entitled to vote at the Annual Meeting. Each share of stock is entitled to one vote.
•Proposal 1: Class A stockholders vote for the election of four of the 12 director nominees. Class B stockholders vote for the election of eight of the 12 director nominees.
•Proposals 2 and 3: Class A and B stockholders, voting together as a single class, vote on these proposals.
•Proposals 4 and 5: Class B stockholders vote on these proposals.
Q:    Why did I receive a notice in the mail regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?
A:    The Notice of Internet Availability of Proxy Materials (the “Notice”) that we mail to our stockholders (other than those who previously requested printed copies or electronic delivery) directs you to a website where you can access our proxy materials and view instructions on how to vote. By furnishing this Proxy Statement and our 2022 Annual Report to our stockholders by providing access to these documents on the internet rather than mailing
THE NEW YORK TIMES COMPANY - P. 5

printed copies, we save natural resources and reduce printing and distribution costs, while providing a convenient way to access the materials and vote. If you would prefer to receive a paper copy of these materials, please follow the instructions included in the Notice.
Q:    How do I get electronic access to the proxy materials?
A:    The Notice provides instructions on how to view the proxy materials for our Annual Meeting on the internet. In addition, this Proxy Statement is available at http://investors.nytco.com/investors/financials/proxy-statements, and the 2022 Annual Report is available at http://investors.nytco.com/investors/financials/annual-reports.
You can elect to receive all future stockholder communications (i.e., notices of internet availability of proxy materials and other correspondence) electronically by email instead of in print, by choosing this delivery method in the “Investors” section of our website at http://investors.nytco.com/investors/investor-resources/annual-meeting-information. If you choose to receive future stockholder communications electronically, and we encourage you to do so, you will receive an email next year with instructions containing links to those materials and to the proxy voting site. Your election to receive stockholder communications by email will remain in effect until you terminate it or for as long as the email address you provided is valid.
Q:    How do I cast my vote?
A:    You can vote your shares either by proxy or at the virtual Annual Meeting. If you choose to vote by proxy, you may do so by using the internet or the designated toll-free telephone number, or if you received a printed copy of the proxy materials, by mail. Whichever method you use, for your proxy to be counted, it must be received by 11:59 p.m. Eastern Time on April 25, 2023. Each of these procedures is more fully explained below.
•Vote by Internet
You can vote your shares by internet on the voting website, http://www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week. Follow the instructions and have your Notice, proxy card or voting instruction form in hand, as you will need to reference your assigned 16-digit control number(s) included on your proxy card, Notice or voting instruction form that you have received.
•Vote by Telephone
You can also vote your shares by calling the toll-free telephone number provided on the voting website, http://www.proxyvote.com, and on the proxy card. Telephone voting is available 24 hours a day, seven days a week.
•Vote by Mail
If you received a printed copy of the proxy materials, you can vote by completing and returning the proxy card or voting instruction form in the envelope provided. If you received a Notice, you can request a printed copy of the proxy materials by following the instructions in the Notice. If you voted by internet or telephone, you do not need to return your proxy card or voting instruction form.
Even if you plan to attend the virtual Annual Meeting, you may still cast your vote in advance using any of the methods described above. If you wish to vote at the virtual Annual Meeting, shortly before the start of the Annual Meeting, visit www.virtualshareholdermeeting.com/NYT2023, enter the 16-digit control number included on your Notice, proxy card, voting instruction form or other instructions that you received with your proxy materials, and follow the instructions for voting.
If you are a registered holder and submit a proxy without giving instructions, your shares will be voted as recommended by the Board.
If you are a beneficial owner of shares, voting your shares is critical due to a New York Stock Exchange (“NYSE”) rule that prohibits your broker from voting your shares on Proposals 1, 3, 4 and 5 without your instructions. See “What is a broker non-vote?”
If you have any questions about this NYSE rule or the proxy voting process in general, the U.S. Securities and Exchange Commission (the “SEC”) has a website (http://www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder.
P. 6 - THE NEW YORK TIMES COMPANY

Q:    What is the difference between holding shares as a registered holder and as a beneficial owner of shares held in street name?
A:    Registered Holder. If your shares are registered directly in your name on the books of the Company maintained with the Company’s transfer agent, Computershare, Inc., you are considered the “registered holder” of those shares, and the Notice is sent directly to you by the Company.
Beneficial Owner of Shares Held in Street Name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner of shares held in street name” (also called a “street name holder”), and the Notice is forwarded to you by your broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account.
Q:    How will my stock be voted on other business brought up at the Annual Meeting?
A:    By submitting your proxy, you authorize the persons named as proxies to use their discretion in voting on any other matter brought before the Annual Meeting. The Company does not know of any other business that will be voted upon at the Annual Meeting.
Q:    Can I change my vote or revoke my proxy?
A:    Yes. If you are a registered holder, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable, by submitting a later-dated proxy (either by mail, telephone or Internet) or by voting by ballot at the Annual Meeting.
If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank or other nominee. You can also vote in person at the Annual Meeting if you obtain a legal proxy as described above.
Q:    What is the quorum requirement for the Annual Meeting?
A:    The holders of record of a majority of the Company’s shares of stock issued and outstanding on the record date and entitled to vote, in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting. However, the Certificate of Incorporation of the Company provides that Class A stockholders, voting separately, are entitled to elect 30% of the Board of Directors (or the nearest larger whole number) and Class B stockholders, voting separately, are entitled to elect the balance of the Board of Directors. Accordingly, with respect to the election of directors, the holders of a majority of the shares of each of the Class A and Class B stock, respectively, constitute a quorum for the election of the Board of Directors. In addition, only Class B stockholders are entitled to vote on the advisory say-on-pay vote to approve executive compensation and on the advisory vote on the frequency of future advisory say-on-pay votes. Accordingly, the holders of a majority of the shares of Class B stock constitute a quorum for these proposals. Broker non-votes and abstentions (as described below) are counted as present for establishing a quorum.
Q:    What is the voting requirement to elect the directors and to approve each of the other proposals?
A:    The voting requirements are as follows:
•Proposal 1: Directors are elected by a plurality of the votes cast. However, please see our policy described on page 27 regarding directors who do not receive more “for” votes than “withheld” votes.
•Proposal 2: Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 31, 2023, requires, pursuant to the Company’s By-laws, the affirmative vote of a majority of the shares of Class A and Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, voting together as a single class.
•Proposal 3: Approval of the ESPP requires, pursuant to the Company’s By-laws, the affirmative vote of a majority of the shares of Class A and Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, voting together as a single class.
•Proposals 4 and 5: The advisory say-on-pay vote to approve executive compensation and the advisory vote on the frequency of future say-on-pay votes require, pursuant to the Company’s By-laws, the affirmative vote of a majority of the shares of Class B stock represented at the Annual Meeting, in person or by proxy, and
THE NEW YORK TIMES COMPANY - P. 7

entitled to vote on the proposal. However, given the multiple voting choices available to Class B stockholders under Proposal 5, it is possible that none of the alternatives of one, two or three years will receive a majority vote. Nevertheless, the Board of Directors considers this vote the equivalent of a poll of the Class B stockholders and will consider the number of votes each alternative receives when making future decisions as to the frequency of say-on-pay votes.
Q:    What is a broker non-vote?
A:    If you are a beneficial owner whose shares are held by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority, namely: Proposal 1 (election of the Board of Directors), Proposal 3 (approval of the ESPP), Proposal 4 (advisory vote to approve executive compensation) and Proposal 5 (advisory vote on the frequency of future say-on-pay votes). This is called a “broker non-vote.” Your shares will be counted as present at the meeting for quorum purposes but not present and entitled to vote for purposes of these specific proposals. Therefore, it is very important that beneficial owners instruct their broker, bank or other nominee how they wish to vote their shares.
If you do not provide your broker, bank or other nominee with voting instructions with respect to Proposal 2 (ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 31, 2023), your broker, bank or other nominee has discretion to vote your shares on this proposal, which is considered a “routine” management proposal.
Q:    How will broker non-votes, withheld votes and abstentions affect the voting results?
A:    Pursuant to the Company’s By-laws, withheld votes and broker non-votes will have no effect on the election of directors; broker non-votes will have no effect on Proposal 3 or advisory Proposals 4 and 5; and abstentions will have the same effect as votes against Proposals 2 and 3 and advisory Proposal 4, and for Proposal 5, will increase the possibility that none of the multiple voting choices receive a majority vote.
Q:    Who pays for the solicitation of proxies and how are they solicited?
A:    Proxies are solicited by our Board of Directors. The Company bears the costs of the solicitation of the proxies on behalf of the Board of Directors. Our directors, officers or employees may solicit proxies in person or by mail, telephone, facsimile or electronic transmission. The costs associated with the solicitation of proxies include the cost of preparing, printing and mailing our proxy materials, the Notice and any other information we send to stockholders.
We also pay banks, brokers and other persons representing beneficial owners of shares held in street name certain fees associated with forwarding our proxy materials and obtaining beneficial owners’ voting instructions. We reimburse those firms for their reasonable expenses in accordance with applicable rules. In addition, we have engaged Okapi Partners LLC to assist in soliciting proxies for an estimated fee of $15,000, plus out-of-pocket expenses and certain administrative fees.
Q:    Who will serve as inspector of election?
A:    We have engaged Broadridge Financial Solutions, Inc. as the independent inspector of election to tabulate stockholder votes at the Annual Meeting.
PARTICIPATING IN THE ANNUAL MEETING
Q:    What are the procedures for attending the Annual Meeting?
A:    All stockholders as of the record date or holders of valid proxies are entitled to attend and participate in the virtual Annual Meeting. To attend the Annual Meeting, visit www.virtualshareholdermeeting.com/NYT2023 and enter your 16-digit control number included on your Notice, your proxy card or on the instructions that accompanied your proxy materials. Those without a control number may also attend the Annual Meeting as guests by logging in to the same virtual meeting platform and following the instructions on the website for guest access. Guests will not have the option to vote shares or ask questions.
The Annual Meeting will begin promptly at 11:00 a.m. ET. Online check-in will begin at 10:45 a.m. ET, and you should allow ample time for the online check-in procedures. Technical support will be available beginning at 10:45 a.m. ET on April 26, 2023, and will remain available until the meeting has ended.
P. 8 - THE NEW YORK TIMES COMPANY

You do not need to attend the Annual Meeting to vote. See “How do I cast my vote?” above.
Q:    Can I ask questions at the Annual Meeting?
A:    Stockholders as of the record date or holders of valid proxies may submit questions online on the day of the Annual Meeting, beginning at 10:45 a.m. ET before the meeting starts, and during the meeting, by logging in with the 16-digit control number at www.virtualshareholdermeeting.com/NYT2023.
Our moderators will review questions received. We will answer questions during the 2023 Annual Meeting that are pertinent to the Company as time permits; questions and answers may be grouped by topic and substantially similar questions may be grouped and answered at once.

GLOSSARY OF CERTAIN TERMS

To improve the readability of this Proxy Statement, we use certain shortened “defined terms” to refer to various terms that are used frequently. These defined terms are generally provided the first time the longer term appears in the text and, for your convenience, certain defined terms are also set forth below.
“2010 Incentive Plan” means The New York Times Company 2010 Incentive Compensation Plan;
“2020 Incentive Plan” means The New York Times Company 2020 Incentive Compensation Plan (which replaced the 2010 Incentive Plan upon its approval by stockholders in 2020);
“Class A stock” means the Company’s Class A Common Stock, $.10 par value per share;
“Class B stock” means the Company’s Class B Common Stock, $.10 par value per share;
“Company,” “we,” “our” and “us” means The New York Times Company;
“Company 401(k) Plan” means The New York Times Companies Supplemental Retirement and Investment Plan;
“ESPP” means The New York Times Company 2023 Employee Stock Purchase Plan, which is proposed for approval under Proposal 3;
“Exchange Act” means the Securities Exchange Act of 1934, as amended;
“NYSE” means the New York Stock Exchange;
“Ochs-Sulzberger Trust” means the family trust that currently holds 738,810 shares of Class B stock and 1,400,000 shares of Class A stock (See “General Information—The Ochs-Sulzberger Trust” for more information);
“say-on-pay vote” means the advisory vote to approve executive compensation under Proposal 4;
“SEC” means the U.S. Securities and Exchange Commission; and
“Trustees” means the current trustees of the Ochs-Sulzberger Trust: Arthur Golden, David Golden, Hays N. Golden, Carolyn Greenspon, Leah Keith, David Perpich, A.G. Sulzberger and Margot Golden Tishler; and their successors.

_________________________________________________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2023.
This Proxy Statement is available at http://investors.nytco.com/investors/financials/proxy-statements, and the 2022 Annual Report is available at http://investors.nytco.com/investors/financials/annual-reports.

THE NEW YORK TIMES COMPANY - P. 9

WHERE TO FIND MORE INFORMATION ON THE NEW YORK TIMES COMPANY

Documents Filed with the Securities and Exchange Commission
This Proxy Statement is accompanied by our 2022 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which we have previously filed with the SEC and which includes audited financial statements.
You can obtain any of the documents we file with the SEC (including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022). To obtain documents from us, please direct requests in writing, by telephone or by email to:
The New York Times Company
Attention: Corporate Secretary
620 Eighth Avenue
New York, NY 10018
Phone: (212) 556-8092
nytsecretary@nytimes.com
We will send you the requested documents without charge, excluding exhibits.
Additional Information
There are a number of other sources for additional information on The New York Times Company:
SEC. We file reports, proxy statements and other information with the SEC, which can be accessed through the SEC’s website (http://www.sec.gov).
The New York Times Company website. Our website at http://www.nytco.com provides ongoing information about the Company and its performance, including documents filed with the SEC. In addition, printable versions of the following materials can be found on the Corporate Governance section of our website at http://www.nytco.com/investors/corporate-governance:
— Corporate Governance Principles
— Board Committee Charters:
•Audit Committee
•Compensation Committee
•Finance Committee
•Nominating & Governance Committee
— Code of Ethics for the Executive Chairman, Chief Executive Officer and Senior Financial Officers
— Code of Ethics for Directors
— Business Ethics Policy
— Policy on Transactions with Related Persons
— Procedures Regarding Communications by Security Holders and Other Interested Parties to the Board of Directors
Please note that information contained on our website does not constitute part of this Proxy Statement.

IMPORTANT NOTE:
This Proxy Statement is dated March 10, 2023. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the furnishing of this Proxy Statement to stockholders shall not create any implication to the contrary.

P. 10 - THE NEW YORK TIMES COMPANY

GENERAL INFORMATION

The Ochs-Sulzberger Trust
Since the purchase of The New York Times newspaper by Adolph S. Ochs in 1896, control of The New York Times and related properties has rested with his family. Family members have taken an active role in the stewardship and management of The New York Times Company. The position of Publisher of The New York Times has been held by various family members, from Adolph S. Ochs to the current Publisher, A.G. Sulzberger, who also serves as the Chairman of the Company’s Board.
In February 1990, on the death of Adolph S. Ochs’s daughter, Iphigene Ochs Sulzberger (“Mrs. Sulzberger”), control passed to her four children through the automatic termination of a trust established by Mr. Ochs (the “Ochs Trust”). That trust held 83.7% of the Class B stock of the Company, which is not publicly traded. Holders of Class B stock have the right to elect approximately 70% of the Board of Directors. Mrs. Sulzberger’s four children, all of whom are deceased, were: Marian S. Heiskell, Ruth S. Holmberg, Judith P. Sulzberger and Arthur Ochs Sulzberger (each, a “Grantor,” and collectively, the “Grantors”).
In 1997, the Grantors executed an indenture creating a new trust (the “Ochs-Sulzberger Trust”) for the benefit of each Grantor and his or her family, and entered into a first amendment to the indenture on December 14, 2000 (the indenture and first amendment thereto are collectively referred to as the “Trust Indenture”). The Grantors transferred to the Ochs-Sulzberger Trust all shares of Class B stock previously held by the Ochs Trust, together with a number of shares of Class A stock. The Ochs-Sulzberger Trust currently holds 738,810 shares of Class B stock and 1,400,000 shares of Class A stock. The primary objective of the Ochs-Sulzberger Trust is to maintain the editorial independence and the integrity of The New York Times and to perpetuate it “as an independent newspaper, entirely fearless, free of ulterior influence and unselfishly devoted to the public welfare” (the “primary objective of the Ochs-Sulzberger Trust”) in accordance with the wishes of Adolph S. Ochs as expressed in his will.
The current trustees of the Ochs-Sulzberger Trust are Arthur Golden, David Golden, Hays N. Golden, Carolyn Greenspon, Leah Keith, David Perpich, A.G. Sulzberger and Margot Golden Tishler (each, a “Trustee,” and collectively, together with their successors, the “Trustees”).
The Trust Indenture is subject to the terms and provisions of a 1986 shareholders agreement (the “Shareholders Agreement”) among the Grantors, their children and the Company, which restricts the transfer of Class B stock that is held by the Ochs-Sulzberger Trust by requiring, prior to any sale or transfer, the offering of those shares among the other family stockholders and then to the Company at the Class A stock market price then prevailing (or if the Company is the purchaser, at the option of the selling stockholder, in exchange for Class A stock on a share-for-share basis). The Shareholders Agreement provides for the conversion of such shares into Class A stock if the purchase rights are not exercised by the family stockholders or the Company, and such shares of Class A stock are to be transferred to a person or persons other than family stockholders or the Company. There are certain exceptions for gifts and other transfers among the descendants of Adolph S. Ochs, provided that the recipients become parties to the Shareholders Agreement.
In addition, the Shareholders Agreement provides that, if the Company is a party to a merger (other than a merger solely to change the Company’s jurisdiction of incorporation), consolidation or plan of liquidation in which such Class B stock is exchanged for cash, stock, securities or any other property of the Company or of any other corporation or entity, each signing stockholder will convert his or her shares of such Class B stock into Class A stock prior to the effective date of such transaction so that a holder of such shares will receive the same cash, stock or other consideration that a holder of Class A stock would receive in such a transaction. Except for the foregoing, each signing stockholder has agreed not to convert any shares of such Class B stock received from a trust created under the will of Adolph S. Ochs into Class A stock. The Shareholders Agreement will terminate upon the expiration of 21 years after the death of the last remaining survivor of all descendants of Mrs. Sulzberger living on August 5, 1986.
The Trustees, subject to the limited exceptions described below, are directed to retain the Class B stock held in the Ochs-Sulzberger Trust and not to sell, distribute or convert such shares into Class A stock and to vote such Class B stock against any merger, sale of assets or other transaction pursuant to which control of The New York Times passes from the Trustees, unless they determine that the primary objective of the Ochs-Sulzberger Trust can be best achieved by the sale, distribution or conversion of such stock or by the implementation of such transaction. If, upon such determination, any Class B stock is distributed to the beneficiaries of the Ochs-Sulzberger Trust, it must be distributed
THE NEW YORK TIMES COMPANY - P. 11

only to descendants of Mrs. Sulzberger, subject to the provisions of the Shareholders Agreement (if it is still in effect). Similarly, any sale by the Ochs-Sulzberger Trust of Class B stock upon such determination can be made only in compliance with the Shareholders Agreement.
The Trustees are granted various powers and rights, including among others: (i) to vote all of the shares of Class A and Class B stock held by the Ochs-Sulzberger Trust; (ii) to nominate the successor Trustees who may also serve on the Company’s Board of Directors; and (iii) to amend certain provisions of the Trust Indenture, but not the provisions relating to retaining the Class B stock or the manner in which such shares may be distributed, sold or converted. The Trust Indenture provides for eight Trustees. All actions of the Trustees require the affirmative vote of six of the eight Trustees. Any Trustee may be removed without cause by a vote of six Trustees. In general, the Trustees will appoint four of the Trustees and the beneficiaries of the Ochs-Sulzberger Trust will elect the remaining four Trustees.
The Ochs-Sulzberger Trust will continue in existence until the expiration of 21 years after the death of the last survivor of all of the descendants of Mrs. Sulzberger then living on December 14, 2000. Upon the termination of the Ochs-Sulzberger Trust at the end of the stated term thereof, all of the trust property, including the shares of Class A and Class B stock held by the Ochs-Sulzberger Trust, will be distributed to the descendants of Mrs. Sulzberger then living.
The Company has been informed by representatives of the Ochs-Sulzberger family that, as of February 28, 2023, the aggregate holdings of the Ochs-Sulzberger Trust and an additional entity controlled by descendants of Mrs. Sulzberger represented approximately 94.6% of the Company’s Class B stock and 3.5% of the Company’s Class A stock. These amounts do not include the personal holdings of the more than 80 individual members of the Ochs-Sulzberger family, many of which are sizable.

P. 12 - THE NEW YORK TIMES COMPANY

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth the only persons who, to the knowledge of management, owned beneficially on February 28, 2023, more than 5% of the outstanding shares of either Class A stock or Class B stock:

Name and Address	Shares of Class A Stock	Percent of Class A Stock	Shares of Class B Stock	Percent of Class B Stock
Ochs-Sulzberger Trust[1,2] 620 Eighth Avenue New York, NY 10018	2,138,810	1.3%	738,810	94.6%
Arthur Golden[1,2,3] 620 Eighth Avenue New York, NY 10018	2,259,421	1.4%	739,928	94.8%
David Golden[1,2,4] 620 Eighth Avenue New York, NY 10018	2,145,857	1.3%	738,810	94.6%
Hays N. Golden[1,2,5] 620 Eighth Avenue New York, NY 10018	2,301,856	1.4%	738,810	94.6%
Carolyn Greenspon[1,2,6] 620 Eighth Avenue New York, NY 10018	2,182,198	1.3%	740,043	94.8%
Leah Keith[1,2,7] 620 Eighth Avenue New York, NY 10018	2,195,451	1.3%	740,490	94.8%
David Perpich[1,2,8] 620 Eighth Avenue New York, NY 10018	2,361,129	1.4%	741,615	95.0%
A.G. Sulzberger[1,2,9] 620 Eighth Avenue New York, NY 10018	2,356,208	1.4%	738,810	94.6%
Margot Golden Tishler[1,2,10] 620 Eighth Avenue New York, NY 10018	2,196,130	1.3%	738,810	94.6%
The Vanguard Group[11] 100 Vanguard Boulevard Malvern, PA 19355	16,068,708	9.8%
BlackRock, Inc.[12] 55 East 52nd Street New York, NY 10055	14,207,944	8.7%
ValueAct Capital Master Fund, L.P.[13] One Letterman Drive, Building D, 4th Floor San Francisco, CA 94129	13,646,112	8.3%
Berkshire Partners Holdings LLC[14] 200 Clarendon Street, 35th Floor Boston, MA 02116	8,558,222	5.2%
	Footnotes appear on following pages.
THE NEW YORK TIMES COMPANY - P. 13

1.Includes 1,400,000 shares of Class A stock and 738,810 shares of Class A stock issuable upon the conversion of 738,810 shares of Class B stock directly owned by the Ochs-Sulzberger Trust. Each of the Trustees of the Ochs-Sulzberger Trust shares voting and investment power with respect to the shares owned by the Ochs-Sulzberger Trust. Therefore, under SEC regulations, each may be deemed a beneficial owner of the shares held by the Ochs-Sulzberger Trust. Such shares are therefore included in the amounts listed in this table for each Trustee. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table. By virtue of their being Trustees of the Ochs-Sulzberger Trust, the Trustees could be deemed to comprise a “group” within the meaning of SEC regulations. Such group is the beneficial owner in the aggregate of 3,013,900 shares of Class A stock, representing approximately 1.8% of the outstanding shares of Class A stock. This amount includes those shares directly held by the Ochs-Sulzberger Trust, as well as (i) 835,766 shares of Class A stock directly or indirectly held by individual Trustees; (ii) 5,156 shares of Class A stock issuable upon the conversion of 5,156 shares of Class B stock held directly or indirectly by individual Trustees; and (iii) 34,168 shares of Class A stock underlying restricted stock units awarded under the Company’s 2010 Incentive Compensation Plan (the “2010 Incentive Plan”) and the Company’s 2020 Incentive Compensation Plan (the “2020 Incentive Plan”) that have vested or will vest within 60 days.
2.Class B stock is convertible into Class A stock on a share-for-share basis. Ownership of Class B stock is therefore deemed to be beneficial ownership of Class A stock under SEC regulations. For purposes of the presentation of ownership of Class A stock in this table, it has been assumed that each person listed therein as holding Class B stock has converted into Class A stock all shares of Class B stock of which that person is deemed the beneficial owner. Thus, all shares of Class B stock held by the Ochs-Sulzberger Trust and by the Trustees have been included in the calculation of the total amount of Class A stock owned by each such person as well as in the calculation of the total amount of Class B stock owned by each such person. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table.
3.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Arthur Golden include (a) 7,902 restricted stock units for Class A stock (which will be distributed upon his cessation of service on the Board), including 3,868 unvested restricted stock units for Class A stock that will vest within 60 days, on the date of the 2023 Annual Meeting, (b) 1,118 shares of Class B stock held through a family trust of which Mr. Golden is a co-trustee, (c) 42,073 shares of Class A stock held by a family trust of which Mr. Golden is the sole trustee and (d) 69,518 shares of Class A stock held by a trust of which Mr. Golden’s wife is a trustee.
4.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of David Golden include 7,047 shares of Class A stock held by a trust of which Mr. Golden is the sole trustee.
5.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Hays N. Golden include (a) 19,563 shares of Class A stock held solely, (b) 26,266 restricted stock units for Class A stock (which will be distributed upon his cessation of service on the Board), including 3,868 unvested restricted stock units for Class A stock that will vest within 60 days, on the date of the 2023 Annual Meeting, and (c) 117,217 shares of Class A stock held by a trust, of which he is a co-trustee. The holdings of Class A stock reported for Dr. Golden exclude 3,450 shares of Class A stock held by a trust, of which his wife is the sole trustee and for which Dr. Golden disclaims beneficial ownership.
6.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Ms. Greenspon include (a) 14,210 shares of Class A stock and 360 shares of Class B stock held by a trust for which Ms. Greenspon is the sole trustee, (b) 27,945 shares of Class A stock held by three family trusts for which Ms. Greenspon serves as a co-trustee and (c) 873 shares of Class B stock held by one of such family trusts.
7.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Ms. Keith include (a) 54,961 shares of Class A stock held by seven family trusts for which Ms. Keith serves as a co-trustee, and (b) 1,680 shares of Class B stock held by one of such family trusts. Of the shares of Class A stock and Class B stock reported in (a) and (b) above, Ms. Keith shares beneficial ownership of 11,000 shares of Class A stock and 1,680 shares of Class B stock with Mr. Perpich through one family trust for which they serve as co-trustees.
8.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Mr. Perpich include (a) 20,630 shares of Class A stock held solely, (b) 11,000 shares of Class A stock and 1,680 shares of Class B stock held by a family trust for which Mr. Perpich serves as co-trustee, (c) 186,901 shares of Class A stock and 1,125 shares of Class B stock held by a family trust for which Mr. Perpich serves as co-trustee, and (d)
P. 14 - THE NEW YORK TIMES COMPANY

983 shares of Class A stock held in two custodial accounts created for the benefit of his children for which Mr. Perpich serves as custodian. Mr. Perpich disclaims beneficial ownership of the shares described in (a) and (b) above. Subject to such disclaimer, Mr. Perpich shares beneficial ownership of 11,000 shares of Class A stock and 1,680 shares of Class B stock included in (b) above with Leah Keith as co-trustees. The amounts reported exclude 3,640 stock-settled restricted stock units for Class A stock granted under the 2020 Incentive Plan that are subject to vesting conditions.
9.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Mr. Sulzberger include (a) 90,374 shares of Class A stock held solely, (b) 120,645 shares of Class A stock held by a trust of which Mr. Sulzberger is the sole trustee, (c) 4,825 shares of Class A stock held by a trust of which Mr. Sulzberger is a trustee, and (d) 1,554 shares of Class A stock held in a custodial account for which Mr. Sulzberger serves as a custodian. The amounts reported exclude 19,817 stock-settled restricted stock units for Class A stock granted under the 2020 Incentive Plan that are subject to vesting conditions.
10.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Ms. Tishler include (a) 16,820 shares of Class A stock held by a trust of which she is the sole trustee and (b) 40,500 shares of Class A stock held by a trust of which she is the sole trustee. Ms. Tishler disclaims beneficial ownership of the shares described in (b) above.
11.According to information contained in a Schedule 13G/A filed with the SEC pursuant to the Exchange Act, as of December 31, 2022, The Vanguard Group beneficially owned 16,068,708 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.
12.According to information contained in a Schedule 13G/A filed with the SEC pursuant to the Exchange Act, as of December 31, 2022, BlackRock, Inc. beneficially owned 14,207,944 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.
13.According to information contained in a joint Schedule 13D/A and updated information contained in a Schedule 13F, each filed with the SEC pursuant to the Exchange Act, as of December 31, 2022, ValueAct Capital Master Fund, L.P., ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings, VA Partners I, ValueAct Holdings II and ValueAct Holdings GP beneficially owned 13,646,112 shares of Class A stock. According to the Schedule 13D/A, these entities each share voting and dispositive power with respect to these shares of Class A stock. According to the filing, these entities could be deemed to comprise a “group” within the meaning of SEC regulations.
14.According to information contained in a joint Schedule 13G filed with the SEC pursuant to the Exchange Act by Berkshire Partners Holdings LLC (“BPH”), Stockbridge Partners LLC (“SP”), Stockbridge Fund, L.P. (“SF”) and BPSP, L.P. (“BPSP”), as of December 31, 2022, these entities beneficially owned 8,558,222 shares of Class A stock. According to the filing, SP, BPSP and BPH each share voting and dispositive power with respect to 8,558,222 shares of Class A stock and SF shares voting and dispositive power with respect to 7,124,677 of these shares of Class A stock. According to the filing, these entities could be deemed to comprise a “group” within the meaning of SEC regulations.

THE NEW YORK TIMES COMPANY - P. 15

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the beneficial ownership, reported to the Company as of February 28, 2023, of Class A stock and Class B stock, including shares as to which a right to acquire ownership exists (by the exercise of stock options, the vesting of restricted stock units or the conversion of Class B stock into Class A stock) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, of each director named in this Proxy Statement, each named executive officer identified in the 2022 Summary Compensation Table on page 57 of this Proxy Statement, and all directors and executive officers of the Company as a group. A portion of the shares reported below are held by the Ochs-Sulzberger Trust, whose Trustees share voting and investment power with respect thereto. See “General Information—The Ochs-Sulzberger Trust.” The table also shows, under “Class A Stock Units,” in the case of non-employee directors, cash-settled phantom stock units credited under the Company’s Non-Employee Directors Deferral Plan (“Directors’ Deferral Plan”).

	Class A Stock	Percent of Class A Stock	Class A Stock Units	Class B Stock	Percent of Class B Stock
Amanpal S. Bhutani[1] Director	16,789	*	—	—
Diane Brayton[2] Executive Vice President and General Counsel	39,677	*	—	—
Manuel Bronstein[1] Director	5,487	*	—	—
Beth Brooke[1] Director	7,171	*	—	—
Roland A. Caputo[2] Executive Vice President and Chief Financial Officer	78,379	*	—	—
Rachel Glaser[1] Director	20,386	*	—	—
Arthur Golden[1,3,4] Director	2,259,421	1.4%	—	739,928	94.8%
Hays N. Golden[1,3,4] Director	2,301,856	1.4%	—	738,810	94.6%
Meredith Kopit Levien[2] President, Chief Executive Officer and Director	87,534	*	—	—
Brian P. McAndrews[1] Director	43,871	*	16,619	—
David Perpich[2,3,4] Publisher, The Athletic and Wirecutter, and Director	2,361,129	1.4%	—	741,615	95.0%
John W. Rogers, Jr.[1] Director	39,146	*	—	—
A.G. Sulzberger[2,3,4] Chairman of the Board and Publisher of The New York Times	2,356,208	1.4%	—	738,810	94.6%
Doreen Toben[1] Director	40,711	*	81,492	—
Rebecca Van Dyck[1] Director	40,711	*	—	—
Jacqueline Welch[2] Executive Vice President and Chief Human Resources Officer	416	*	—	—
All Directors and Executive Officers[3] (17 Individuals)	3,330,725	2.0%	98,111	742,733	95.0%
*Indicates beneficial ownership of less than 1%.		Footnotes continue on following page.
P. 16 - THE NEW YORK TIMES COMPANY

1.The amounts reported for the directors include (a) 3,868 unvested restricted stock units for Class A stock that will vest within 60 days, on the date of the 2023 Annual Meeting, and (b) vested restricted stock units for Class A stock (which will be distributed upon cessation of service on the Board) as follows: Mr. Bhutani, 12,921; Mr. Bronstein, 1,619; Ms. Brooke, 3,303; Ms. Glaser, 16,518; Arthur Golden, 4,034; Hays N. Golden, 22,398; Mr. McAndrews, 36,843; Mr. Rogers, 15,278; Ms. Toben, 36,843; and Ms. Van Dyck, 36,843.
2.The amounts reported exclude stock-settled restricted stock units granted under the 2020 Incentive Plan that are subject to vesting conditions: Ms. Brayton, 8,064; Mr. Caputo, 20,817; Ms. Kopit Levien, 39,556; Mr. Perpich, 3,640; Mr. Sulzberger, 19,817; and Ms. Welch, 4,865.
3.Class B stock is convertible into Class A stock on a share-for-share basis. Therefore, ownership of Class B stock is deemed to be beneficial ownership of Class A stock under SEC regulations. For purposes of the presentation of ownership of Class A stock in this table, it has been assumed that each individual has converted into Class A stock all shares of Class B stock of which that person is deemed the beneficial owner. Thus, all shares of Class B stock held by each individual, including shares held by the Ochs-Sulzberger Trust, have been included in the calculation of the total amount of Class A stock owned by such person, as well as in the calculation of the total amount of Class B stock owned by such person. As a result of this presentation, there are duplications in the number of shares and percentages shown in this table.
4.See “Principal Holders of Common Stock” and “General Information—The Ochs-Sulzberger Trust” for a discussion of this person’s holdings.

THE NEW YORK TIMES COMPANY - P. 17

PROPOSAL NUMBER 1—ELECTION OF DIRECTORS

Twelve directors will be elected to the Board of The New York Times Company at the 2023 Annual Meeting. Doreen Toben, who currently serves on the Board, is not standing for re-election. Nominees proposed for election as directors are listed below. Each nominee is a current director who was elected at the 2022 Annual Meeting. Directors will hold office until the next annual meeting and until their successors are elected and qualified.
The Certificate of Incorporation of the Company provides that Class A stockholders have the right to elect 30% of the Board of Directors (or the nearest larger whole number). Accordingly, Class A stockholders will elect four of the 12 directors; Class B stockholders will elect eight directors. Directors are elected by a plurality of the votes cast. (Please see our policy described on page 27 regarding directors who do not receive more “for” votes than “withheld” votes.) Once elected, our directors have no ongoing status as “Class A” or “Class B” directors and have the same duties and responsibilities to all stockholders. Our Board serves as one Board with fiduciary responsibilities to all stockholders of the Company.
Proxies will be used to vote for the election of the nominees named below unless you withhold the authority to do so when you vote your proxy. Each person nominated for election has consented to being named in this Proxy Statement and has agreed to serve if elected. If any of the nominees become unavailable for election, all uninstructed proxies will be voted for such other person or persons designated by the Board. The Board has no reason to anticipate that this will occur.

Name	Age	Position with The New York Times Company	Director Since
Class A Nominees (4)
Beth Brooke	63	Independent Director	2021
Rachel Glaser	61	Independent Director	2018
Brian P. McAndrews	64	Independent Director	2012
John W. Rogers, Jr.	64	Independent Director	2018

Class B Nominees (8)
Amanpal S. Bhutani	46	Independent Director	2018
Manuel Bronstein	47	Independent Director	2021
Arthur Golden[1]	66	Non-Employee Director	2021
Hays N. Golden[2]	38	Non-Employee Director	2017
Meredith Kopit Levien	51	President, Chief Executive Officer and Director	2020
David Perpich[2]	45	Publisher, The Athletic and Wirecutter, and Director	2019
A.G. Sulzberger[2]	42	Chairman of the Board and Publisher of The New York Times	2018
Rebecca Van Dyck	53	Independent Director	2015
1.Arthur Golden is a fourth-generation member of the Ochs-Sulzberger family.
2.Hays N. Golden, David Perpich and A.G. Sulzberger are fifth-generation members of the Ochs-Sulzberger family.

P. 18 - THE NEW YORK TIMES COMPANY

Qualifications and Diversity
Consistent with the Company’s Corporate Governance Principles, the Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of director nominees, as well as the composition of the Board as a whole. This assessment includes consideration of directors’ independence, character, judgment and business experience, as well as their appreciation of the Company’s mission and values. The Nominating & Governance Committee also considers the diversity of Board candidates, which may include diversity of skills and experience, as well as race/ethnicity, gender identity, sexual orientation, age and geographic diversity. Seven of the Company’s 12 director nominees, including three of four Board Committee Chairs, self-identify as female, LGBTQ+ or from a racially/ethnically underrepresented group.
We believe that the combination of backgrounds, skills and experiences represented by the 12 director nominees will enable the Board and each of its committees to continue to provide sound judgment and leadership in the context of an evolving business environment and the Company’s long-term strategy, and to function effectively as a group. The biographical information for each director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director of the Company. While it is not possible to detail all of the experience, qualifications, attributes or skills possessed by each director, we have set out those unique and important professional characteristics that each person would bring to the Board.
Director Tenure
Our Board is composed of directors with a mix of tenure, with longer serving directors providing important experience and institutional knowledge, and newer directors providing fresh perspective to deliberations. Five of the seven independent director nominees joined the Board in the last five years, and four of the five non-independent director nominees joined the Board in the last five years. The average tenure of all director nominees is 4.8 years.
Director Retirement Policy
Under the Company’s director retirement policy, which is set forth in our Corporate Governance Principles, a non-employee director may not stand for re-election following the earlier of (a) his or her 75th birthday or (b) 20 years of service on the Board, unless the Board determines otherwise.

PROFILES OF NOMINEES FOR THE BOARD OF DIRECTORS

Class A Nominees
Beth Brooke has served as a member of our Board of Directors since 2021. Ms. Brooke served as the global vice chair of public policy for Ernst & Young LLP from 2007 to 2019, where she was a member of the firm’s global executive board and global sponsor of the firm’s diversity and inclusiveness efforts. Prior to this, she served as Ernst & Young’s vice chair of public policy, sustainability and stakeholder engagement in the Americas from 2000 to 2007, and held various roles in tax practice management from 1981 to 2000. From 1993 to 1995, Ms. Brooke served in the U.S. Department of the Treasury and was responsible for tax policy matters related to insurance and managed care, including working on healthcare and superfund legislative reform efforts. Ms. Brooke has been a director of eHealth, Inc. since 2019.
Ms. Brooke brings to the Company and the Board extensive financial and strategic expertise, as well as risk management, public policy and international experience, gained from nearly 40 years of service at Ernst & Young. In addition, she provides the Board and the Company with meaningful insight gained from both her past experience as a global sponsor of Ernst & Young’s diversity and inclusiveness efforts and her service on various private and nonprofit boards, including as co-chair of the steering committee of The Partnership for Global LGBTI Equality, in conjunction with the World Economic Forum.
Rachel Glaser has served as a member of our Board of Directors since 2018. Ms. Glaser is the chief financial officer of Etsy, Inc., a global creative commerce platform (since 2017). From 2015 to 2017, she was the chief financial officer of Leaf Group Ltd., a company that owns and operates consumer media and marketplaces. From 2012 to 2015, she was the chief financial officer of Move, Inc., the parent company of Realtor.com. From 2008 to 2011, she was the chief operating and financial officer of MyLife.com, a subscription-based search business, and from 2005 to 2008, she was the senior vice president of finance at Yahoo! Inc. Prior to these roles, Ms. Glaser held various finance and operations positions at The Walt Disney Company from 1986 to 2005.
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Ms. Glaser brings to the Company and the Board extensive financial and strategic expertise, as well as human capital management experience, gained from her service in key leadership roles at digitally focused, consumer-facing public companies. This experience provides the Board and the Company with a valuable perspective as the Company continues to expand its digital and subscription-first strategy. In addition, Ms. Glaser’s deep financial and accounting expertise is a valuable asset to the Company, the Board and the Audit Committee, which she chairs.
Brian P. McAndrews has served as a member of our Board of Directors since 2012 and as Presiding Director since 2019. Mr. McAndrews was president, chief executive officer and chairman of Pandora Media, Inc. from 2013 to 2016. From 2012 to 2013, he was a venture partner, and from 2009 to 2011, he was managing director, of Madrona Venture Group, LLC. From 2007 to 2008, he was senior vice president, advertiser and publisher solutions, of Microsoft Corporation. From 2000 to 2007, he was president and chief executive officer, and from 1999 to 2000 he served as chief executive officer, of aQuantive, Inc. From 1990 to 1999, he held various positions of increasing responsibility at ABC, Inc., including executive vice president and general manager of ABC Sports. Mr. McAndrews has been a director of Frontdoor, Inc. since 2018 and Xero Limited since 2022. He previously served as a director of Chewy, Inc. from 2019 to 2021, Grubhub Inc. from 2011 to 2021 (including as chairman of its board of directors from 2014 to 2021) and Teladoc Health, Inc. from 2017 to 2020.
Mr. McAndrews brings to the Company and the Board extensive digital expertise gained through his experience leading public companies in the technology industry. His background in both traditional and digital media has also given him an understanding of digital advertising and the integration of emerging technologies, which is highly valued by the Company and the Board as the Company continues to expand its digital businesses. His extensive understanding of the Company’s business, his experience as a chief executive officer of a public company in the technology industry, as well as his prior service as chairman of the board of two public companies, make him uniquely positioned as the Company’s Presiding Director to work collaboratively with our Chairman and our Chief Executive Officer. In addition, through his experience leading a public company and his service on the boards of other public companies, Mr. McAndrews provides the Board and the Company with a highly valuable strategic perspective, as well as extensive corporate governance, human capital management and succession planning experience.
John W. Rogers, Jr. has served as a member of our Board of Directors since 2018. Mr. Rogers is the founder, chairman, co-chief executive officer and chief investment officer of Ariel Investments, LLC, an institutional money management firm, as well as a trustee of Ariel Investment Trust, an investment company. He has been a director of Nike, Inc. since 2018, Ryan Specialty Group since 2014 and McDonald’s Corporation since 2003. Mr. Rogers was a director of Exelon Corporation from 2000 to 2019.
Mr. Rogers brings to the Company and the Board extensive business, financial and risk-management experience gained as the founder and long-serving chief executive officer (co-chief executive officer since 2019) and chief investment officer of a firm with over $16 billion in assets under management. In addition, through service on the boards (and several board committees) of large public companies, he provides the Board and the Company a highly valuable strategic perspective, as well as extensive corporate governance, human capital management and succession planning experience.
Class B Nominees
Amanpal S. Bhutani has served as a member of our Board of Directors since 2018. Mr. Bhutani is the chief executive officer and a member of the Board of GoDaddy Inc., an internet domain registrar and web hosting company (since 2019). Prior to this, he served in senior leadership roles at Expedia Group, Inc., including as president of the Brand Expedia Group from 2015 to 2019 and senior vice president of Expedia Worldwide Engineering from 2010 to 2015. From 2008 to 2010, he was a technology senior director at JPMorgan Chase and Co. From 2002 to 2008, Mr. Bhutani was at Washington Mutual, Inc., including most recently as senior vice president of ecommerce technology, when JPMorgan Chase and Co. acquired it in 2008. Prior to that, Mr. Bhutani was the founder and technical lead at a startup, and a senior engineer at a consultancy.
Mr. Bhutani brings to the Company and the Board extensive technological, information security and international business expertise, as well as human capital management experience, gained from his senior leadership roles at digital and consumer-facing public companies, including as chief executive officer of GoDaddy. This experience provides the Board and the Company with valuable and highly relevant insight as the Company positions itself for further digital and global growth.
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Manuel Bronstein has served as a member of our Board of Directors since 2021. Mr. Bronstein is the chief product officer of Roblox Corporation, an online gaming and entertainment platform (since March 2021). Prior to this, he served in senior product roles at Alphabet, including as vice president of product at Google, leading Google Assistant from 2018 to 2021, and at YouTube, as director of product management from 2014 to 2016 and vice president of product management from 2016 to 2018. From 2010 to 2014, he held senior product leadership roles at Zynga Inc., and from 2003 to 2010, he served in various product leadership roles for Xbox at Microsoft.
Mr. Bronstein is a deeply experienced product leader who brings to the Board extensive product, design and data science expertise, as well as human capital management experience, gained from senior leadership roles at digital and consumer-facing public companies. This experience provides the Board and the Company with valuable and highly relevant insight as the Company continues to expand and grow its digital offerings.
Arthur Golden has served as a member of our Board of Directors since 2021. Mr. Golden is a bestselling author. He attended Harvard College, where he received a degree in art history. He also earned a master’s degree in East Asian languages and culture from Columbia University and a master’s degree in English from Boston University.
Mr. Golden is a fourth-generation member of the Ochs-Sulzberger family and brings to the Board a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history. His alignment with stockholder interests makes Mr. Golden an important part of the Board’s decision-making process.
Hays N. Golden has served as a member of our Board of Directors since 2017. Dr. Golden is the managing director of the University of Chicago Crime Lab and Education Lab (since 2019), and previously served as the senior director for science and strategy at the Crime Lab New York (from 2018 to 2019). Prior to this, Dr. Golden served in various roles at American International Group, Inc. (“AIG”), including as vice president of commercial underwriting from 2017 to 2018, senior manager of commercial underwriting from 2016 to 2017 and in several positions of increasing responsibility at AIG Science, a division of AIG with a focus on data science and analytics, from 2013 to 2016.
Dr. Golden is a fifth-generation member of the Ochs-Sulzberger family and brings to the Board a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history. His alignment with stockholder interests makes Dr. Golden an important part of the Board’s decision-making process.
Meredith Kopit Levien has served as our president and chief executive officer and as a member of our Board of Directors since 2020. She previously served in the Company as executive vice president and chief operating officer (2017 to 2020), executive vice president and chief revenue officer (2015 to 2017) and executive vice president, advertising (2013 to 2015). Prior to joining the Company, Ms. Kopit Levien served in various roles at Forbes Media LLC, including as chief revenue officer from 2011 to 2013, and in various advertising and publishing roles at The Atlantic.
As the Company’s president and chief executive officer, Ms. Kopit Levien has primary responsibility for overseeing and coordinating all of the Company’s strategy, operations and businesses. She brings to the Company and the Board extensive business and management experience in the media industry, gained from 20 years spent in a variety of senior operational and executive roles at the Company, Forbes Media and The Atlantic. Her deep understanding of the Company and her strategic and operational leadership experience from her various roles at the Company provides the Company and the Board with a highly valuable perspective as the Company continues to expand its businesses digitally and globally.
David Perpich has served as the publisher of The Athletic and Wirecutter, which are standalone subscription products of the Company, since February 2022, and he has served as a member of our Board of Directors since 2019. Mr. Perpich previously served as head of standalone products at the Company from 2020 to February 2022, president and general manager of Wirecutter from 2017 to 2020 and senior vice president of product for the Company from 2015 to 2017, during which time he was responsible for overseeing The Times’s digital product portfolio across mobile and web products. In addition, Mr. Perpich served as general manager, new digital products, at the Company from 2013 to 2015, and as vice president, product management, from 2011 to 2013. Mr. Perpich joined the Company in 2010 as executive director, NYTimes.com paid products.
Mr. Perpich is a fifth-generation member of the Ochs-Sulzberger family and brings a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history to his role as
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director. In addition, through his service in a variety of critical executive positions that have provided him with extensive knowledge of our Company and operations, Mr. Perpich brings a deep understanding and unique perspective to the Board about the Company’s business strategy and industry opportunities and challenges.
A.G. Sulzberger has served as chairman of the Company since 2021 and as publisher of The New York Times and a member of our Board of Directors since 2018. Mr. Sulzberger previously served as deputy publisher of The New York Times from 2016 to 2017. He joined The New York Times as a reporter in 2009, after serving in various reporting roles at other publications. From 2010 to 2012, he served as head of the Kansas City bureau, and he later served as an assistant editor (from 2012 to 2015) and associate editor (from 2015 to 2016) of The Times, before he was appointed deputy publisher.
Mr. Sulzberger is a fifth-generation member of the Ochs-Sulzberger family and brings a deep appreciation of the values and societal contributions of The New York Times and the Company to his role as chairman and publisher of The New York Times. In addition, as one of the driving forces behind the Company’s digital transformation and subscription-first focus, Mr. Sulzberger brings a deep understanding and unique perspective to the Board about the Company’s business strategy and industry opportunities and challenges.
Rebecca Van Dyck has served as a member of our Board of Directors since 2015. Ms. Van Dyck served as chief operating officer for Reality Labs at Meta Platforms, Inc. from 2020 to May 2022, having previously served as chief marketing officer for AR/VR from 2017 to 2020, and as vice president of consumer and brand marketing from 2012 to 2017. From 2011 to 2012, she was senior vice president and global chief marketing officer of Levi Strauss & Co. From 2007 to 2011, she was senior director, worldwide marketing and communications, of Apple Inc., and from 1994 to 2006, she held various positions at Wieden + Kennedy, Inc., including as global account director for Nike International, from 2002 to 2006. From 1992 to 1994, she held various positions at TBWA Worldwide Inc.
Ms. Van Dyck brings to the Company and the Board extensive knowledge of digital consumer brand marketing and management, gained from her experience in senior executive roles at large digital and consumer-focused companies and in the advertising industry. Ms. Van Dyck’s brand expertise, as well as her international experience, provide the Board with a valuable perspective highly relevant to the Company’s digital growth strategy.

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RELATED PERSON TRANSACTIONS

Policy on Transactions with Related Persons.  The Board of Directors recognizes that transactions with related persons may present actual or apparent conflicts of interest and has approved a policy governing the review and approval or ratification of these transactions.
Under this policy, any transaction (or series of transactions) in which the Company or any of its subsidiaries is a participant and a director, director nominee, executive officer or beneficial holder of more than 5% of any class of the Company’s voting securities, or any immediate family member of the foregoing (each, a “related person”) has a direct or indirect material interest, and where the amount involved exceeds $120,000, is subject to reasonable prior review and oversight by the Nominating & Governance Committee, or in the discretion of the Board, such other independent committee to which such matter has been delegated for review. If it is impractical or undesirable to defer consideration of the matter until a Board or committee meeting, the policy allows the Chair of the Nominating & Governance Committee (or, if he or she is not disinterested, by the Presiding Director) to review and approve the transaction, and report any such approval to the Nominating & Governance Committee at the next regularly scheduled meeting.
The policy provides that the Company or any of its subsidiaries may employ a related person in the ordinary course of business consistent with the Company’s policies and practices with respect to the employment of non-related persons in similar positions.
Under the policy, if the transaction involves a related person who is a director or an immediate family member of a director, that director may not participate in the deliberations or vote. In approving a transaction under this policy, the committee or director considering the matter must conduct a reasonable prior review of such transaction for potential conflicts of interest and will prohibit such a transaction if such committee or director determined it to be inconsistent with the interests of the Company and its stockholders. In addition, the committee or director must determine that the transaction is fair and reasonable to the Company.
A printable version of this policy is available on our website, as described on page 10.
Code of Ethics and Business Ethics Policy. Our Code of Ethics applicable to directors discourages directors from engaging in transactions that present a conflict of interest or the appearance of one. Our Business Ethics Policy applicable to employees, including executive officers and others who may be “related persons,” similarly discourages transactions where there is or could be an appearance of a conflict of interest. In addition, that policy requires specific approval by designated members of management of Company transactions in which employees have an interest. These provisions are intended to operate in addition to, and independently of, the policy on transactions with related persons described above.
Interests of Directors in Certain Transactions of the Company. In the ordinary course of our business, the Company and its subsidiaries from time to time engage in transactions with other corporations whose officers or directors are also directors of the Company. In 2022, these included, among other things, a licensing arrangement with Meta Platforms, Inc. and the running of advertising in Company properties for products and services of Etsy, Inc., McDonald’s Corporation, Meta Platforms, Inc., Nike, Inc. and other director-affiliated companies. All of these arrangements were conducted on an arm’s-length basis on customary terms, and the relevant non-employee director did not participate in these business relationships or profit from them.
Certain Members of the Ochs-Sulzberger Family Employed by the Company during our 2022 Fiscal Year. A.G. Sulzberger was employed as Chairman and Publisher of The New York Times during 2022. See “Compensation of Executive Officers” for a description of his compensation. David Perpich, who was employed as publisher of The Athletic and Wirecutter in 2022, was paid $1,588,356 in 2022 and received a grant of time-based and performance-based equity awards under the 2022-2024 long-term incentive compensation program with a total fair value of $425,000. James Dryfoos, who was employed as executive director, technology compliance, was paid $342,866 in 2022 and received time-vested restricted stock units with a grant date fair value of $75,000. Pamela Dryfoos, who was employed as executive director of finance for the Company’s standalone products group, was paid $290,318 in 2022 and received time-vested restricted stock units with a grant date fair value of $7,400. Michael Greenspon, who was employed as global head of the Company’s licensing and print innovation group, was paid $562,495 in 2022 and received time-vested restricted stock units with a grant date fair value of $31,500.
Mr. Dryfoos, Ms. Dryfoos, Mr. Greenspon, Mr. Perpich and Mr. Sulzberger are all fifth-generation members of the Ochs-Sulzberger family.
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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

We believe strong corporate governance is a critical component of our corporate culture. Central to our governance is our dual-class capital structure that includes Class A stock, which is publicly traded, and Class B stock, which is controlled by the Ochs-Sulzberger Trust. The primary objective of this trust is to maintain the editorial independence and the integrity of The New York Times and to perpetuate it “as an independent newspaper, entirely fearless, free of ulterior influence and unselfishly devoted to the public welfare.”
The Company’s unique dual-class structure, combined with the Ochs-Sulzberger Trust’s stated purpose to protect The Times’s editorial independence and integrity, have enabled the Company to remain focused on its long-term strategy, particularly during periods of significant change and uncertainty in our industry, when many news organizations have struggled. We believe this long-term focus has helped foster the original, independent and high-quality reporting and journalistic excellence that drives our “essential subscription” business strategy, is critical to the Company’s success and value creation for all stockholders, and helps to promote a more informed and just society.
The Board of Directors is responsible for overseeing the direction, affairs and management of the Company to ensure that they are aligned with the long-term interests of our stockholders. In exercising its oversight role, the Board recognizes its fiduciary duty to both Class A and Class B stockholders.
The Board has adopted Corporate Governance Principles that serve as a framework for the way in which the Board conducts its business and that are intended to promote the long-term interests of stockholders. A copy of the Corporate Governance Principles is available on our website, as described on page 10.
The Board’s leadership structure and key corporate governance policies and practices applicable to the Board are summarized below.
Board Leadership Structure
We believe that strong leadership is essential for the Board to effectively perform its oversight function. The Board is led by our Chairman, A.G. Sulzberger, who also serves as publisher of The New York Times. The Company has separated the positions of Chairman and Chief Executive Officer. In addition, Brian P. McAndrews, an independent director, serves as our Presiding Director.
The Chairman of the Board has historically been a member of the Ochs-Sulzberger family, and the Board believes that this leadership structure serves the long-term interests of our stockholders.
In his role as Chairman, Mr. Sulzberger:
•presides over meetings of stockholders and directors;
•develops the agenda for Board meetings in consultation with the Chief Executive Officer and Presiding Director;
•with the Presiding Director, serves as a liaison between the Board and management;
•with the other Ochs-Sulzberger family directors, serves as a liaison between the family and the Board;
•facilitates communication among Board members between meetings; and
•makes himself available for consultation with stockholders and other interested bodies as a representative of the Board and the Company.
The Presiding Director, who is selected annually by the Board from the independent directors upon the recommendation of the Nominating & Governance Committee, generally provides leadership to, and fosters coordination among, our independent directors. Consistent with the Company’s Corporate Governance Principles, no director shall serve more than five consecutive one-year terms as Presiding Director, unless the Board determines otherwise. Mr. McAndrews has served as our Presiding Director since 2019.
As outlined in the Company’s Corporate Governance Principles, Mr. McAndrews, in his role as Presiding Director:
•chairs all executive sessions of our non-employee and independent directors;
•serves as a liaison between our Chairman and our Chief Executive Officer, on the one hand, and our non-employee and independent directors, on the other;
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•consults with the Chairman and Chief Executive Officer in setting Board meeting agendas;
•consults with senior executives of the Company as to any concerns the executives might have;
•has the authority to call meetings of the non-employee and independent directors in his discretion; and
•makes himself available for direct consultation with major stockholders.
Among other things, as part of these responsibilities and to assist the Board in the fulfillment of its duties, Mr. McAndrews has over the past few years:
•led the succession planning process for the Chief Executive Officer, together with Mr. Sulzberger, resulting in Meredith Kopit Levien’s appointment in 2020;
•regularly engaged with our Chairman and our Chief Executive Officer between Board meetings to discuss any matters of concern, often in consultation with other independent directors;
•met with other members of senior management; and
•met with significant Class A stockholders as part of the Company’s stockholder outreach efforts.
The Board’s Role in Risk Oversight
Risk is an integral part of the Board’s deliberations throughout the year and the Board exercises its oversight responsibility both directly and through its committees. The Board’s risk oversight is enabled by management reporting processes, including a robust enterprise risk management program designed to identify, prioritize and assess a broad range of risks (e.g., strategic, operational, financial, human capital, legal/regulatory, environmental and reputational) that may affect the Company’s ability to execute its corporate strategy and fulfill its business objectives, and to formulate plans to mitigate their effects. In particular, the Audit Committee reviews the Company’s policies with respect to risk assessment and risk management, and the Board and Audit Committee annually review an assessment prepared by management of the critical risks facing the Company, their relative magnitude and management’s actions to mitigate them.
The Board also actively oversees risks related to information security, including cybersecurity risks. The Audit Committee receives updates at least twice a year on cybersecurity and information technology matters from the Company’s head of information security, who also provides updates to the Board.
While the full Board has overall responsibility for risk oversight, it has delegated oversight responsibilities related to certain risks to specific committees. Each of these committees is composed entirely of independent directors (other than the Finance Committee) and reports regularly to the full Board. In February 2023, the Board amended the charters of the Audit Committee and the Compensation Committee to more formally address their specific oversight of relevant risks. The following summarizes the significant risk oversight responsibilities of each committee:

Audit Committee	Compensation Committee	Nominating & Governance Committee	Finance Committee
•Oversees risks related to financial, legal and compliance, cybersecurity and information technology, data privacy and environmental-related risks.

•Reviews at least annually and discusses with management the policies and process for assessing and managing risk exposures.

•Considers at least annually whether risks arising from the Company’s compensation plans, policies and programs are reasonably likely to have a material adverse effect on the Company, including whether the Company’s incentive compensation plans encourage excessive or inappropriate risk taking.

		•Reviews risks related to the Company’s corporate governance structure, policies and practices.	•Reviews risks related to the Company’s significant financial policies and practices.

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Environmental, Social and Governance (“ESG”) Oversight
We believe a healthy and sustainable environment, a diverse, equitable and inclusive workplace and strong governance practices are each critically important to the long-term success of our business and our stakeholders.
We have a highly engaged Board that has ultimate responsibility for overseeing our ESG practices, policies and initiatives, and that receives regular updates from members of management who have the day-to-day responsibility for these matters. This oversight is handled at the Board level or by the standing committees, each of which reports regularly to the Board. In February 2023, the Board amended the charters of the Audit Committee and the Compensation Committee to more formally address their specific oversight of relevant ESG matters. Below is a summary of oversight responsibilities in each ESG category:
Environmental — The Board and the Audit Committee periodically review and discuss environmental and climate-related matters with management. Among other things, the Board oversees the Company’s sustainability practices, which are designed to align with our long-term strategy. Over the last year, the Company conducted its first greenhouse gas (GHG) inventory, and the Board approved a goal to achieve net zero emissions (Scopes 1 and 2) across the Company’s operations by year end 2030.
As part of its oversight of the Company’s enterprise risk management program, the Audit Committee also reviews environmental-related risks impacting the Company.
Social — As described below in “—The Board’s Role in Human Capital Management,” the Board reviews and discusses with management a wide range of social matters, including succession planning, talent development and workplace culture. In addition, the Compensation Committee oversees certain key areas of the Company’s human capital management, including compensation structure and pay equity. In February 2023, the Board amended the charter of the Compensation Committee to formalize its oversight of human capital management matters, including with respect to diversity, equity and inclusion.
Governance — The Nominating & Governance Committee oversees corporate governance matters and developments, including advising on Board structure and composition and key policies, as well as making recommendations to the Board regarding Board diversity and Board succession planning.
The Board’s Role in Human Capital Management
Attracting, developing, retaining and maximizing the contributions of the talented employees who make up our workplace are vital to the continued success of our business and central to our long-term strategy. The Board plays a critical role in supporting these efforts.
Among other things, the Board reviews and discusses with management a wide range of human capital management matters, including succession planning, talent development and workplace culture. In addition, the Compensation Committee oversees certain key areas the Company’s human capital management, including compensation structure and pay equity. In February 2023, the Board amended the charter of the Compensation Committee to formalize its oversight of human capital management matters, including with respect to diversity, equity and inclusion.
Recognizing the critical importance of executive leadership to the success of the Company, the Board works with senior management to ensure that effective plans are in place for both short-term and long-term executive succession at the Company. On an annual basis, management reviews with the Board the Company’s leadership pipeline and succession plans for key senior leadership roles. In addition, in consultation with all non-employee directors, the Compensation Committee annually evaluates the performance of the Chairman and Publisher and the Chief Executive Officer.
In addition, given the impact of the Covid-19 pandemic in recent years, the Board and its committees regularly reviewed and discussed with management the Company’s return to office planning and management’s strategies and initiatives to respond to, and mitigate, adverse impacts, including measures to support the health, safety and well-being of employees.

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Annual Director Election and Nominee Rotation
All directors stand for election annually. Voting is not cumulative. Under our Certificate of Incorporation, 30% (or the nearest larger whole number) of the directors are elected by the holders of the Company’s Class A stock and the remaining directors are elected by the holders of the Company’s Class B stock. Under the New York Business Corporation Law and our Corporate Governance Principles, once elected, our directors have no ongoing status as “Class A” or “Class B” directors and serve as one Board with the same fiduciary duties and responsibilities to all stockholders.
Directors are elected by a plurality of votes cast. However, if, in an uncontested election, a nominee is elected to the Board but fails to receive a majority of the votes cast, our Corporate Governance Principles provide that such nominee must agree to resign upon the request of the Board. In determining whether to require the director to resign, the Board, with such person not participating, will consider all relevant facts and circumstances. The Board must make a decision as to whether to request such resignation within 60 days of the certification of the stockholder vote and disclose its decision within 65 days.
The Company has a policy that provides for annual rotation of the independent director nominees for election to the Board by holders of the publicly traded Class A stock. Under this policy, which is outlined in our Corporate Governance Principles, it is intended that each of the Company’s independent directors be nominated for election by the Class A stockholders at least once every three years and that the annual slate of Class A nominees always includes at least one member of each of the Audit, Compensation and Nominating & Governance Committees. This policy reinforces the principle that, once elected, our directors have no ongoing status as “Class A” or “Class B” directors. All directors owe fiduciary duties and responsibilities to all of our stockholders.
Board Composition
We believe that the combination of backgrounds, skills and experiences represented by the members of our Board enables the Board and its committees to continue to provide sound judgment and leadership in the context of an evolving business environment and the Company’s long-term strategy, and to function effectively as a group.
Our Board is currently composed of a diverse group of 13 individuals. Eight of our 13 currently serving directors (62%), including three of four Committee Chairs, self-identify as female, LGBTQ+ or from a racially/ethnically underrepresented group. Our Board is also composed of directors with a mix of tenure, with longer serving directors providing important experience and institutional knowledge, and newer directors providing fresh perspective to deliberations. Of the seven independent director nominees, five have joined the Board in the last five years. In addition, of the five non-independent director nominees, four have joined the Board in the last five years. The average tenure of our 12 director nominees is 4.8 years.
The Nominating & Governance Committee regularly assesses our directors’ mix of skills, experience, tenure and diversity in light of the Company’s long-term strategy and advises the Board of its determinations with respect to Board composition, short- and long-term director refreshment and succession planning. As needed, the Committee identifies and evaluates potential director nominees, taking into consideration the overall needs, composition and size of the Board, as well as the criteria described more fully on page 33 under “Nominating & Governance Committee.”
Board Refreshment
The Board and committee evaluation process has also informed Board and committee composition, succession planning and refreshment, which has been particularly active in recent years. Of the seven independent director nominees, five (Mr. Bhutani, Mr. Bronstein, Ms. Brooke, Ms. Glaser and Mr. Rogers) have joined the Board in the last five years. This refreshment demonstrates the Board’s focus on ensuring that the members of the Board bring the necessary attributes and areas of expertise to contribute to discussions around the Company’s long-term strategy and to oversee the risks that the Company is facing and as they evolve.
Under the Board’s director retirement policy, which is set forth in our Corporate Governance Principles, a non-employee director may not stand for re-election following the earlier of (a) his or her 75th birthday or (b) 20 years of service on the Board, unless the Board determines otherwise.

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Director Orientation and Ongoing Education
The Company has a comprehensive orientation program for all new non-employee directors with respect to their role as directors and as members of the particular Board committees on which they will serve. It includes meetings with members of senior management and newsroom leaders and extensive written materials to familiarize new directors with the Company’s structure, operations, financial performance, strategic plans, executive compensation program and corporate governance policies and practices, as well as the key responsibilities of the Board committees to which new directors have been appointed. Additional orientation is also provided when a director assumes a leadership role, such as becoming a Committee Chair.
From time to time, the Company provides directors with educational materials and presentations from Company and/or third-party experts on subjects that enable directors to enhance their skills and knowledge to better perform their duties and to recognize and deal appropriately with issues that arise. The Company pays reasonable expenses for any director to attend a director continuing education program. In addition, members of the Board are regularly invited to attend Times events, which provide the directors an opportunity to engage with senior leaders and staff and to deepen their understanding of The Times, as well as the Company’s business, strategy and corporate culture.
Board and Committee Evaluations
Our Board has an annual Board and committee evaluation process to examine and discuss whether the Board and its committees are functioning effectively as groups and with senior management of the Company, and to identify any areas for improvement. Under this process, each director completes a written Board/committee assessment and then participates in a one-on-one interview with the Presiding Director. The results of the evaluation are then discussed with the Board and respective committee.
The Nominating & Governance Committee annually reviews the format of the evaluation process. In recent years, the evaluation process has led to a broader scope of topics covered in Board meetings, as well as refinements to various Board processes and Board materials. The process has also informed decisions about Board composition, including criteria for director candidate skills and qualifications.
Independence of Directors
The NYSE rules require listed companies to have a board of directors with at least a majority of independent directors, as well as independent audit, compensation and nominating/corporate governance committees. Other than with respect to the audit committee, exceptions to these requirements are available to companies of which more than 50% of the voting power for the election of directors is held by a single entity (a “controlled company”). Because of the Ochs-Sulzberger Trust’s holdings of Class B stock, the Company qualifies as a controlled company and is exempt from these NYSE requirements. However, as a matter of good corporate governance, the Board has determined not to take advantage of these exceptions and, for many years, has been composed of a majority of independent directors and fully independent Compensation and Nominating & Governance Committees.
In making independence determinations, the Board adheres to the specific tests for independence included in the NYSE rules. In addition, to assist in its independence assessment, the Board has adopted guidelines with respect to “material relationships.” Under these guidelines, the Board has determined that the following relationships—provided they are not required to be disclosed in the Company’s public filings by SEC rules—are categorically immaterial to a determination of independence:
•if the director does business with the Company, or is affiliated with an entity with which the Company does business, so long as payments by or to the Company do not exceed the greater of $1 million or, in the case of an affiliated entity, 2% of the annual revenues of such entity; or
•if the director serves as an officer or director of a charitable organization to which the Company or The New York Times Neediest Cases Fund makes a donation, so long as the aggregate annual donations do not exceed the greater of $1 million or 2% of that organization’s annual charitable receipts.
In conducting its annual director independence determination, the Board considers all of the relevant facts and circumstances, including certain transactions, relationships and arrangements with other corporations whose officers or directors are also directors of the Company. In 2022, these included, among other things, a licensing arrangement with Meta Platforms, Inc. and the running of advertising in Company properties for the products and services of Etsy, Inc., McDonald’s Corporation, Meta Platforms, Inc., Nike, Inc. and other director-affiliated companies. All of these
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arrangements were conducted on an arm’s-length basis and in each case resulted in payments within the permitted amounts described above. See “Related Person Transactions—Interests of Directors in Certain Transactions of the Company.”
Based on the foregoing, the Board affirmatively determined that each of Mr. Bhutani, Mr. Bronstein, Ms. Brooke, Ms. Glaser, Mr. McAndrews, Mr. Rogers, Ms. Toben and Ms. Van Dyck has no direct or indirect material relationships with the Company, and each is independent pursuant to applicable NYSE rules. The remaining directors are not considered independent. Mr. Sulzberger and Ms. Levien are executive officers of the Company and Mr. Perpich is an employee of the Company. Each of Arthur Golden and Hays Golden (along with Mr. Sulzberger and Mr. Perpich) is a member of the Ochs-Sulzberger family and, accordingly, is not considered independent.
Executive Sessions of Non-Employee Directors
The NYSE rules require that, at the listed company’s option, either non-employee directors or independent directors of such company meet periodically in executive sessions without management participation. The Company’s non-employee directors meet separately at the end of each regular meeting of the Board. Additionally, at least once a year, the independent directors meet in executive session. Arthur Golden and Hays Golden are non-employee directors who, as members of the Ochs-Sulzberger family, are not considered independent. As noted above, all executive sessions of independent and non-employee directors are led by our Presiding Director.
Board Committees and Audit Committee Financial Experts
The Board has four standing committees: Audit, Compensation, Finance and Nominating & Governance.
In accordance with applicable NYSE requirements, the Board has determined that all members of the Audit, Compensation and Nominating & Governance Committees are independent and satisfy the relevant independence standards of the Company, the SEC (in the case of the Audit Committee) and the NYSE. See “Board Committees” for committee descriptions and membership.
The Company must disclose annually whether our Audit Committee has one or more “audit committee financial experts,” as defined by the SEC. The Board has determined that Mss. Brooke, Glaser and Toben each qualify as an “audit committee financial expert” as defined by the SEC and satisfy the “financial management expertise” standard of the NYSE. In addition, the Board has determined that every member of the Audit Committee meets the “financial literacy” standard of the NYSE.
Stockholder Engagement
The Company engages in regular outreach to representatives of significant holders of our Class A common stock to solicit their feedback on a range of matters. As part of our ongoing investor relations activities, Company management actively engages year-round with the portfolio management teams at existing and potential stockholders. In addition to these conversations, management conducts outreach each spring ahead of our Annual Meeting to representatives of significant Class A stockholders seeking feedback on corporate governance, executive compensation and other matters.
In late 2022 and early 2023, the Company engaged in targeted outreach to representatives of significant Class A stockholders and held discussions on ESG and other governance-related matters. Along with members of senior management, our Presiding Director, Brian P. McAndrews, participated in these meetings.
We receive valuable feedback from stockholders through these engagements, which is shared with the full Board of Directors. Among other things, the Board and Compensation Committee considers the views of significant Class A stockholders in designing executive compensation.
Director and Executive Stock Ownership Guidelines
To encourage alignment of the interests of our directors and stockholders, all non-employee directors are expected to own stock in the Company equal in value to at least four times the annual Board cash retainer as set from time to time by the Board. Each non-employee director is expected to accumulate this stock over an approximately five-year period. All of our directors are in compliance with these guidelines.
In addition, our executive officers are subject to minimum stock ownership guidelines that require the Chairman and the Chief Executive Officer to own shares of Class A stock equal in value to five times their annual base salary, and all other executive officers to own shares of Class A stock equal in value to two times their annual
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base salary. The Compensation Committee reviews executive officers’ compliance (or progress towards compliance) annually. All of our executive officers are in compliance with these guidelines.
Under our insider trading policy, directors, executive officers and employees generally may not engage in short-term, speculative trading in Company stock, such as entering into short sales, buying, selling or writing puts or calls, or engaging in hedging or other derivative transactions; hold Company stock in a margin account; or pledge Company stock as collateral for a loan.
Clawback Policy
In the event of a restatement of the Company’s financial statements due to fraud or intentional misconduct, the Board will review performance-based cash and equity compensation to executive officers whose fraud or intentional misconduct caused the restatement, and the Company will seek to recoup such awards for performance during the period or periods that are the subject of the restatement.
Codes of Ethics and Employee Hotline
The Company has adopted a Business Ethics Policy applicable to all employees, a code of ethics that applies to the Chairman, Chief Executive Officer and senior financial officers, and a code of ethics for directors. A printable version of each of these documents is available on our website, as described on page 10.
The Company maintains an employee hotline and online reporting tool to allow employees to lodge complaints, confidentially and anonymously, about any accounting, internal control or auditing matter, any potential securities law violation, or any human resources issue.
Independent Compensation Consultant
The Compensation Committee has directly engaged an independent compensation consultant, Exequity LLP (“Exequity”). In preparation for the Committee’s decision-making regarding 2022 executive compensation, Exequity reported on its review of target total compensation for executive officers in relation to a peer group of companies operating in the journalism, media and digital industries, and survey data where applicable. More generally, an Exequity representative regularly attended Compensation Committee meetings and provided general advice on executive and director compensation trends and programs. During the Company’s 2022 fiscal year, Exequity did not provide any services to the Company other than those relating to its role as compensation adviser to the Committee (which, for 2022, also included advising the Nominating & Governance Committee on director compensation trends). See “Compensation Committee—Compensation Committee Procedures.”
Communications with Directors
Stockholders may communicate with the Board of Directors by mail, care of the Corporate Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018, or by email at nytsecretary@nytimes.com. Stockholders and other interested parties may also express their concerns to the Company’s non-employee directors or the independent directors by contacting the Presiding Director by mail, care of the Corporate Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018, or by email at nytsecretary@nytimes.com.
All such correspondence is handled in accordance with our procedures regarding communications by security holders and other interested parties to the Board of Directors, available on our website, as described on page 10. Such correspondence will be relayed to the appropriate director or directors, unless the Corporate Secretary determines it is primarily commercial in nature, is related to an improper or irrelevant topic or requests general information about the Company.

BOARD MEETINGS AND ATTENDANCE

Total Board Meetings in 2022:  5
Total Committee Meetings in 2022:  21
2022 Board and Committee Meeting Attendance:  All directors attended 75% or more of the total meetings of the Board and of the committees on which they served.
Annual Meeting Attendance: All directors are generally expected to attend the Company’s annual meeting of stockholders. All directors attended the Company’s 2022 Annual Meeting.
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BOARD COMMITTEES

The Board has four standing committees: Audit, Compensation, Finance and Nominating & Governance.
The following chart sets out the membership and summarizes the principal functions of each standing committee under its charter.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2022
Audit Rachel Glaser, Chair Amanpal S. Bhutani Beth Brooke Doreen Toben
•Engages the Company’s independent auditors, subject to ratification by the stockholders, and receives periodic reports from the auditors and management regarding the auditors’ independence and other matters. Recommends appropriate action to ensure the auditors’ independence.
•Reviews with management and the independent auditors the Company’s quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and disclosure controls and procedures and major issues regarding accounting principles and practices, including any changes resulting from amendments to the rules of any authoritative body affecting the Company’s financial disclosure.
•Meets regularly with the Company’s senior internal audit executive, representatives of management and the independent auditors in separate executive sessions.
•Reviews and approves the scope of the audit at the outset and reviews the performance of the independent auditors and any audit problems or difficulties encountered.
•Reviews the Company’s risk assessment and risk management policies, including with respect to financial, legal and compliance; cybersecurity and information technology; data privacy and environmental-related risks.
•Reviews the scope of the annual audit plan of the Company’s internal audit department, its progress and results. Reviews the responsibility, organization, resources, competence and performance of the Company’s internal audit department.
•Prepares the report to stockholders included in the annual Proxy Statement.
7
Nominating & Governance Rebecca Van Dyck, Chair Manuel Bronstein Brian P. McAndrews John W. Rogers, Jr.
•Recommends director nominees for election to the Board.
•Makes recommendations to the Board regarding the structure and composition of the Board Committees, including size and qualifications for membership, director independence, and the designation of a presiding director.
•Advises the Board on appropriate compensation for non-employee directors. Assesses periodically the Company’s director stock ownership guidelines and the directors’ ownership relative to such guidelines, and makes recommendations as appropriate.
•Advises the Board on corporate governance matters.
•Reviews and approves or ratifies transactions with related persons if required in accordance with the Company’s policy.
•Oversees the annual evaluation of the Board and its Committees.
•Has sole authority to engage a search firm to identify director candidates.
4
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Name of Committee and Members	Principal Functions of the Committee	Meetings in 2022
Compensation Brian P. McAndrews, Chair Beth Brooke Rachel Glaser Rebecca Van Dyck
•In consultation with all non-employee directors, evaluates the performance of the Chairman and Publisher and the Chief Executive Officer, and together with the other independent directors, approves their compensation arrangements.
•Approves compensation arrangements for the Company’s other executive officers, including base salaries, salary increases, participation in incentive compensation plans and equity awards.
•Reviews and approves and, when appropriate, recommends to the Board for approval, incentive compensation plans for all executive officers and broad-based equity-based plans, subject to stockholder approval if required.
•Advises the Board on the reasonableness and appropriateness of executive compensation plans and levels generally, including whether these effectively serve the interests of the Company and its stockholders by creating appropriate incentives for high levels of individual and Company performance.
•Oversees human capital management matters, including with respect to diversity, equity and inclusion.
•Considers at least annually whether risks arising from the Company’s compensation plans, policies and programs are reasonably likely to have a material adverse effect on the Company, including whether the Company’s incentive compensation plans encourage excessive or inappropriate risk taking.
•Establishes and oversees stock ownership guidelines and policies with respect to the “clawback” of excess compensation for executive officers.
•Has sole authority to engage an executive compensation consultant.
•Reviews and approves the Compensation Discussion and Analysis, considers the results of the most recent stockholder advisory vote on executive compensation and prepares the report to stockholders included in the annual Proxy Statement.
6
Finance John W. Rogers, Jr., Chair Amanpal S. Bhutani Arthur Golden Hays N. Golden Doreen Toben
•Reviews, and makes recommendations to the Board regarding, the Company’s material financial policies, practices and matters, including, without limitation, its dividend policy, investment of cash, stock repurchases and issuances, short- and long-term financings, foreign currency, hedging and derivative transactions, material acquisitions and dispositions, capital expenditures and long-term commitments.
•Has such responsibilities for the management and investment of the Company’s employee benefit plan assets as may be delegated to it by the Board from time to time, and carries out such responsibilities in part by establishing and delegating responsibilities and authority to a Pension Investment Committee.
4
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NOMINATING & GOVERNANCE COMMITTEE

Our Nominating & Governance Committee consists of four non-employee directors: Rebecca Van Dyck, Chair; Manuel Bronstein; Brian P. McAndrews; and John W. Rogers, Jr. Our Board has determined that each Committee member is “independent” under the corporate governance listing standards of the NYSE.
The Committee operates under a written charter adopted by the Board of Directors. The principal functions of the Committee include making recommendations to the Board regarding the composition of the Board and its Committees, including size and qualifications for membership, and the designation of a presiding director; recommending nominees to the Board for election; advising the Board on corporate governance matters; and overseeing the evaluation of the Board. The chart set forth in “Board Committees” beginning on page 31 describes the principal functions of the Committee under its charter. A printable version of the charter is available on our website, as described on page 10.
The Committee assesses the Board’s composition each year and, as needed, identifies and evaluates potential director nominees. The Committee considers recommendations of stockholders, management and others. The Committee has sole authority to retain and terminate any search firm used to identify director candidates, including approving its fees and other retention terms. In this regard, from time to time, the Committee has retained a global executive recruiting firm, whose function is to bring specific director candidates to the attention of the Committee.
Consistent with the Company’s Corporate Governance Principles, the Committee considers various criteria in Board candidates, including, among others, independence, character, judgment and business experience, as well as their appreciation of the Company’s mission and values, and whether they have time available to devote to Board responsibilities.
Although the Committee does not have a formal policy with regard to the consideration of diversity in identifying Board candidates, it also considers, as one factor among many, the diversity of Board candidates, which may include diversity of skills and experience, as well as race/ethnicity, gender identity, sexual orientation, age and geographic diversity.
The Committee also considers whether a potential nominee would satisfy:
•the NYSE’s criteria of director “independence;”
•the NYSE’s “financial literacy” and “financial management expertise” standards; and
•the SEC’s definition of “audit committee financial expert.”
Director candidates are evaluated in light of the then-existing composition of the Board, including its overall size and structure, the backgrounds and areas of expertise of existing directors and the relative mix of independent and management directors. The Committee also considers the specific needs of the various Board committees. The Committee recommends potential director nominees to the Board, and final approval of a candidate is determined by the Board.
Each individual who is standing for election to the Board at the 2023 Annual Meeting is currently a director and was elected by stockholders at the 2022 Annual Meeting.
As discussed elsewhere in this Proxy Statement, the Ochs-Sulzberger Trust, as holder of a majority of our Class B stock, has the right to elect 70% of our Board. The Committee considers, among other potential nominees, recommendations of the trustees of the Ochs-Sulzberger Trust for nominees to be elected by the holders of the Class B stock.
As reflected above, the Committee will consider director candidates recommended by stockholders. Stockholders wishing to recommend director candidates for consideration by the Committee may do so by writing to the Corporate Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018, and providing the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee. The evaluation process for director nominees who are recommended by our stockholders is the same as for any nominee.

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COMPENSATION COMMITTEE

Compensation Committee Procedures
Our Board of Directors has established a Compensation Committee and charged it with the responsibility to review and either act on behalf of the Board or make recommendations to the Board concerning executive compensation and employee benefits. The Compensation Committee consists of four non-employee directors: Brian P. McAndrews, Chair; Beth Brooke; Rachel Glaser; and Rebecca Van Dyck. Our Board has determined that each Committee member is “independent” under the corporate governance listing standards of the NYSE.
The Committee operates under a written charter adopted by the Board of Directors. A printable version of the charter is available on our website, as described on page 10. The chart set forth in “Board Committees” beginning on page 31 describes the principal functions of the Committee under its charter.
Under its charter, the Committee has sole authority to retain and terminate a consulting firm to assist in its evaluation of executive compensation. In accordance with this authority, in preparation for its decision-making regarding 2022 compensation, the Committee directly engaged an independent compensation consultant, Exequity. Exequity reported on its review of target total compensation for executive officers in relation to peer group practices and survey data where applicable. Exequity also provided general advice on executive and director compensation trends and programs. In the course of advising the Committee, Exequity occasionally is asked to provide guidance and support to management in connection with matters that are reviewed by the Committee. These matters may pertain to, among other things, competitive analysis, program design recommendations, technical support and cost modeling.
During the Company’s 2022 fiscal year, Exequity did not provide any services to the Company other than those relating to its role as compensation adviser to the Committee (which, for 2022, also included advising the Nominating & Governance Committee on director compensation trends). After considering the factors required by NYSE rules, the Committee is satisfied that Exequity is independent.
The Committee generally consults with management regarding executive compensation matters, and our Chief Executive Officer makes compensation recommendations for the executive officers who report to her. The Company’s human resources, legal, controller and treasury departments support the Committee in its work.
Throughout the year, the Committee meets to discuss the Company’s executive compensation and benefits programs and related matters. Each year, the Committee generally takes the following actions:
•together with the other independent directors of the Board, approves the compensation of the Chairman and Publisher and the Chief Executive Officer, including setting salaries and approving annual and long-term incentive potentials;
•approves compensation for the other executive officers;
•sets financial targets for annual incentive and long-term performance awards;
•approves awards of equity-based compensation for eligible employees; and
•determines the achievement of performance goals for the recently completed annual and long-term performance periods and approves the payment of those awards.
The Committee has delegated the authority to make equity grants in limited circumstances, such as to newly hired or recently promoted employees, to a three-member management committee authorized to grant a limited number of equity awards under specified parameters.
The Committee has reviewed and discussed with Company management the section of this Proxy Statement titled “Compensation of Executive Officers—Compensation Discussion and Analysis,” and its report to stockholders stating that it has recommended the inclusion of such discussion and analysis appears below under “Compensation of Executive Officers” on page 41.

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Compensation Committee Interlocks and Insider Participation
No member of the Committee is now, or was during 2022 or any time prior thereto, an officer or employee of the Company. No member of the Committee had any relationship with the Company during 2022 pursuant to which disclosure would be required under applicable SEC rules about the disclosure of transactions with related persons. None of our executive officers currently serves or ever has served as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on our Board or the Committee.

AUDIT COMMITTEE REPORT

To the Stockholders of The New York Times Company:
The Audit Committee consists of four non-employee directors: Rachel Glaser, Chair; Amanpal S. Bhutani; Beth Brooke and Doreen Toben. The Board of Directors has determined that:
•each Committee member is “independent” under the listing standards of the NYSE and is “financially literate” as defined by the NYSE;
•Mss. Glaser, Brooke and Toben satisfy the “financial management expertise” standard, as required by the NYSE; and
•Mss. Glaser, Brooke and Toben are “audit committee financial experts” as defined by the SEC.
The Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. A printable version of the charter is available on our website, as described on page 10. The chart set forth in “Board Committees” beginning on page 31 describes the principal functions of the Committee under its charter.
Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, is responsible for performing an independent integrated audit of (i) the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and (ii) the Company’s internal control over financial reporting, and for issuing its reports thereon.
The Committee is responsible for assisting the Board in monitoring (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s independent registered public accounting firm; (iv) the performance of the Company’s internal audit function and independent registered public accounting firm; and (v) the Company’s systems of disclosure controls and procedures and internal control over financial reporting.
In addition, the Committee’s charter requires that the Committee review the Company’s policies with respect to risk assessment and risk management. As part of its responsibilities for oversight of the Company’s enterprise risk management program, the Committee annually reviews and discusses an assessment prepared by management of the critical risks facing the Company, their relative magnitude and management’s actions to mitigate them.
The Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters or potential securities law violations, and the confidential and anonymous submission by Company employees of concerns regarding such matters.
The Committee is responsible for the appointment, compensation and oversight of Ernst & Young. As part of its oversight function, the Committee has adopted certain policies to ensure that Ernst & Young’s provision of services does not impair the firm’s independence. Each year, the Committee considers whether to reappoint Ernst & Young, subject to stockholder ratification, to serve as the Company’s independent registered public accounting firm. As part of this process, the Committee considers, among other things, the continued independence of Ernst & Young, the depth of the firm’s and audit team’s experience, and the quality and efficiency of the services provided by Ernst & Young.
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During 2022, the Committee met seven times and held separate discussions with management, the Company’s internal auditors and Ernst & Young. The full Committee reviews with management and Ernst & Young the earnings announcements and quarterly financial statements for each of the first three quarters. The Committee’s Chair, as the representative of the Committee, discusses the Company’s fourth-quarter and full-year earnings announcement with the Company’s Chief Financial Officer, its Chief Accounting Officer and Ernst & Young prior to public release; other members of the Committee also generally participate in this discussion. In addition, the Committee reviews with management and Ernst & Young the Company’s annual financial statements. The Committee also reviews and discusses the Company’s compliance with the requirements of the Sarbanes-Oxley Act with respect to internal control over financial reporting.
Management has represented to the Committee that the Company’s 2022 annual consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with management, the Company’s internal auditors and Ernst & Young the Company’s 2022 annual consolidated financial statements and Ernst & Young’s audit report thereon, and Ernst & Young’s audit report on the effectiveness of the Company’s internal control over financial reporting. In addition, the Committee reviewed and discussed with management the annual report of management on the Company’s internal control over financial reporting.
The Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standard No. 1301 (formerly No. 16), Communication with Audit Committees, as adopted by the PCAOB, including, among other items, matters related to the conduct of the audit of the Company’s 2022 annual consolidated financial statements.
In addition, the Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the PCAOB regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young their firm’s independence from the Company and management.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.
The Committee also has recommended, subject to stockholder ratification, the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
Rachel Glaser, Chair
Amanpal S. Bhutani
Beth Brooke
Doreen Toben

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PROPOSAL NUMBER 2—SELECTION OF AUDITORS

The Audit Committee has selected the firm of Ernst & Young LLP, an independent registered public accounting firm, as our auditors for the fiscal year ending December 31, 2023, subject to ratification of such selection by the Class A and Class B stockholders voting together as one class.
Ernst & Young has informed us that the firm has no direct financial interest nor any material indirect financial interest in us or any of our affiliated companies. Ernst & Young has not had any connection during the past three years with us or any of our affiliated companies in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
A representative of Ernst & Young will be present at the virtual Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.
Recommendation and Vote Required
The Audit Committee of the Board of Directors recommends a vote FOR the following resolution, which will be presented at the Annual Meeting:
RESOLVED, that the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP, an independent registered public accounting firm, as auditors of The New York Times Company for the fiscal year ending December 31, 2023, is hereby ratified, confirmed and approved.
The affirmative vote of a majority of the shares of Class A stock and Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, voting together as a single class, is required pursuant to the Company’s By-laws for approval of this resolution. As a result, abstentions will have the same effect as a vote against the proposal.
Audit Committee’s Pre-Approval Policies and Procedures
Our Audit Committee Charter requires the Audit Committee to pre-approve the rendering by our independent registered public accounting firm of all auditing services, internal control-related services and permitted non-audit services. The Chair of the Audit Committee may pre-approve the rendering of such services (other than internal control-related services) on behalf of the Committee, provided the matter is then presented to the full Committee at its next scheduled meeting.
Audit and Other Fees
The following table presents the aggregate fees incurred for audit and other services rendered by Ernst & Young during fiscal years 2022 and 2021, all of which services were approved by the Audit Committee.

Service Type	Fiscal 2022	Fiscal 2021
Audit Fees	$3,061,300	$2,535,700
Audit-Related Fees	—	—
Tax Fees	311,000	297,200
All Other Fees	—	—
Total Fees Billed	$3,372,300	$2,832,900
Audit Fees ($3,061,300; $2,535,700). This category includes the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements (which includes transactions or events during the year, including acquisitions), the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, consents related to documents filed with the SEC and services normally provided by the independent auditor in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.
Audit-Related Fees. No audit-related fees were paid in 2022 or 2021.
Tax Fees ($311,000; $297,200). This category includes the aggregate fees billed by Ernst & Young for services in connection with tax advice and planning, tax returns, claims for refunds and tax payment planning.
All Other Fees. No other fees were paid in 2022 or 2021.
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DIRECTORS’ COMPENSATION

2022 Compensation of Non-Employee Directors
Our goal in setting compensation for our non-employee directors is to remain competitive in attracting and retaining high-quality directors. Compensation for our non-employee directors for 2022 had the following components: cash compensation, consisting of annual retainers for non-employee Board members, Committee Chairs, Committee members and the Presiding Director; and equity compensation in the form of restricted stock units for all non-employee Board members.
Each year, management reports to the Nominating & Governance Committee on non-employee director compensation and makes recommendations with respect to the amount and form of compensation for non-employee directors. The Nominating & Governance Committee and the Board believe that our non-employee director compensation program is appropriately aligned with long-term stockholder interests because directors are subject to stock ownership guidelines (four times the annual Board cash retainer), and the shares of Class A stock payable in respect of vested restricted stock units are not delivered until a director leaves the Board. Non-employee directors have five years from their appointment to meet their stock ownership requirement and all of our non-employee directors have met their requirement or are on track to do so within the five-year period.
Cash Compensation. In 2022, we paid an annual cash retainer (in quarterly installments) to non-employee Board members, Committee Chairs, Committee members and the Presiding Director as follows:
•Annual cash Board retainer of $60,000;
•Annual cash Committee Chair retainer of $10,000;
•Annual cash Committee retainers in the following amounts:
— Audit—$20,000
— Compensation—$10,000
— Finance—$10,000
— Nominating & Governance—$6,000; and
•Annual cash Presiding Director retainer of $25,000.
Restricted Stock Units. On the date of the 2022 Annual Meeting, the Company granted 3,836 restricted stock units for Class A stock (with a grant date fair value of $150,000) to each non-employee director. These restricted stock units will vest on the date of the 2023 Annual Meeting (assuming continued service on the Board of Directors until that date), and the underlying shares of Class A stock will be distributed to each non-employee director within 90 days following his or her cessation of service from the Board. Each non-employee director’s account is credited with additional restricted stock units with a value equal to the amount of all dividends paid on the Company’s Class A stock.
Expenses. We reimburse reasonable expenses incurred for attendance at Board and Committee meetings and director orientation or other relevant educational programs.
Recent Compensation Changes. In 2022, the Nominating & Governance Committee received a report from Exequity, the Compensation Committee’s independent compensation consultant, analyzing prevailing trends in director compensation. Based on this review, the Nominating & Governance Committee recommended, and the Board approved, effective January 1, 2023, (i) an increase in the annual cash Presiding Director retainer to $30,000 and (ii) an increase in the grant date fair value of the annual grant to non-employee directors of restricted stock units for Class A stock to $175,000.

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Non-Employee Director Compensation Table
The total 2022 compensation of our non-employee directors is shown in the following table.

Name (a)	Fees Earned or Paid in Cash[1] ($) (b)	Stock Awards[2,3] ($) (c)	Option Awards ($) (d)	All Other Compensation ($) (g)	Total ($) (h)
Amanpal S. Bhutani	90,000	150,000	—	—	240,000
Manuel Bronstein	66,000	150,000	—	—	216,000
Beth Brooke	90,000	150,000	—	—	240,000
Rachel Glaser	100,000	150,000	—	—	250,000
Arthur Golden	70,000	150,000	—	—	220,000
Hays N. Golden	70,000	150,000	—	—	220,000
Brian P. McAndrews	103,500	150,000	—	—	253,500
John W. Rogers, Jr.	86,000	150,000	—	—	236,000
Doreen Toben	97,500	150,000	—	—	247,500
Rebecca Van Dyck	86,000	150,000	—	—	236,000
1.Includes a Presiding Director retainer for Mr. McAndrews and a Committee Chair retainer for each of Ms. Glaser, Mr. McAndrews, Mr. Rogers, Ms. Toben and Ms. Van Dyck.
2.Included in the “Stock Awards” column is the aggregate grant date fair value of the discretionary grant of restricted stock units made to each non-employee director on April 27, 2022, under the 2020 Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of such awards is estimated as $150,000.
3.The following table shows the aggregate unvested restricted stock units and phantom stock units outstanding at December 31, 2022, for each non-employee director:

Name	Aggregate Unvested Restricted Stock Units Outstanding at December 31, 2022 (#)[a]	Aggregate Phantom Stock Units Outstanding at December 31, 2022 (#)[b]
Amanpal S. Bhutani	3,858	—
Manuel Bronstein	3,858	—
Beth Brooke	3,858	—
Rachel Glaser	3,858	—
Arthur Golden	3,858	—
Hays N. Golden	3,858	—
Brian P. McAndrews	3,858	16,619
John W. Rogers, Jr.	3,858	—
Doreen Toben	3,858	81,492
Rebecca Van Dyck	3,858	—
(a)Includes aggregate number of unvested restricted stock units, including unvested restricted stock units credited to each non-employee director’s account in respect of cash dividends paid on the Class A stock in 2022. Additional unvested restricted stock units were credited to each non-employee director’s account in January 2023 in respect of the Company’s fourth quarter cash dividend.
(b)    Prior to 2015, a discretionary grant of phantom Class A stock units was credited to each non-employee director’s account under the Directors’ Deferral Plan on the date of the Company’s annual meeting. Aggregate phantom stock units outstanding reflect grants prior to the termination of the Directors’ Deferral Plan in December 2014, and include amounts credited in 2022 in connection with dividend equivalents, which are initially held as cash and converted to phantom stock units as of the date of the
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Company’s next succeeding annual meeting. Cash accounts are also credited with interest at a market rate. Subsequent to a non-employee director’s resignation, we pay him or her the cash value of amounts accumulated in his or her account.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Company maintains directors’ and officers’ liability insurance effective July 1, 2022, with an expiration date of July 1, 2023. The program was purchased at an annual cost of approximately $1.4 million. The insurance companies providing directors’ and officers’ liability insurance are Zurich American Insurance Company, Chubb - ACE American Insurance Company, Travelers Casualty and Surety Company of America, Sompo - Endurance Assurance Corporation, Swiss Re - North American Specialty Insurance Company, CNA - Continental Casualty Company, Nationwide - National Casualty Company, Allied World Assurance Company (U.S.), Inc., Great American Insurance Company, Berkley - Berkley Professional Liability, LLC and Beazley Insurance Company, Inc.

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COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report
The Compensation Committee has reviewed and discussed with Company management the “Compensation Discussion and Analysis” appearing below, and based on its review and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2022 Annual Report on Form 10-K.
Brian P. McAndrews, Chair
Beth Brooke
Rachel Glaser
Rebecca Van Dyck
Compensation Discussion and Analysis
We believe that our executive officers are critical to our success and to the creation of long-term stockholder value. We structure compensation for our executive officers based on the following objectives:
•to drive performance through the achievement of short-term and long-term objectives;
•to link our executives’ total compensation to the interests of our stockholders and to drive the creation of value for stockholders over the long term; and
•to enable us to attract, retain and motivate the highest caliber of executives by offering competitive compensation and rewarding superior performance.
The discussion below analyzes 2022 executive compensation for the following executive officers whose compensation is set out in the Summary Compensation Table (our “named executive officers”):
•A.G. Sulzberger, Chairman of the Board and Publisher, The New York Times;
•Meredith Kopit Levien, President and Chief Executive Officer;
•Roland Caputo, Executive Vice President and Chief Financial Officer;
•Diane Brayton, Executive Vice President and General Counsel; and
•Jacqueline Welch, Executive Vice President and Chief Human Resources Officer.
Executive Summary
Executive Compensation Governance
Key executive compensation practices are summarized below. We believe these practices promote good governance and align the interests of our executive officers with the interests of our stockholders.

What We DO:
☑ The Compensation Committee consists solely of independent directors, notwithstanding an exemption from NYSE rules available to us as a controlled company.
☑ Each year, the Compensation Committee approves the compensation for the Company’s executive officers. For the Chairman and Publisher and the Chief Executive Officer, final compensation decisions are approved by the independent members of our Board of Directors.
☑ The Compensation Committee’s independent compensation consultant, Exequity, is retained directly by the Committee and performs services in support of the Committee. The Compensation Committee’s charter authorizes it to engage such consultants and advisors as it determines to be appropriate.
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☑ At the direction of the Compensation Committee, management reaches out to significant stockholders periodically to solicit comments on executive compensation matters, and the Committee takes this stockholder feedback into account in designing executive compensation.
☑ Each year the Compensation Committee conducts a review of the Company’s executive compensation program to ensure that it does not create risks that are reasonably likely to have a material adverse effect on the Company.
☑ Performance-based cash and equity awards to executives are made under the Company’s current stockholder-approved incentive plan, which:
◦requires a one-year minimum vesting schedule for stock awards, with limited exceptions;
◦prohibits the repricing of any stock option or stock appreciation right without stockholder approval;
◦prohibits dividend-equivalent rights with respect to stock options and stock appreciation rights, and prohibits the payment of dividends and dividend equivalents with respect to unvested share-based awards;
◦does not provide for automatic vesting of awards in the event of a change in control; and
◦does not contain an “evergreen” share reserve, meaning that the shares of Class A stock reserved for awards are fixed by number rather than by reference to a percentage of the Company’s total outstanding shares.
☑ The Company has in place meaningful stock ownership guidelines for its executive officers to further align their interests with those of our stockholders.
☑ The Company’s executive officers are subject to a compensation recoupment or “clawback” policy that applies to performance-based cash and equity compensation.

What We Do Not Do:
☒ The Company’s executive officers may not engage in short-term, speculative trading in Company stock, including hedging or other derivative transactions, hold Company stock in a margin account or pledge Company stock as collateral for a loan.
☒ The Company does not provide so-called tax “gross-ups” for its executive officers.
☒ The Company does not provide significant perquisites for executive officers.
Compensation Highlights
This past year was the Company’s first full year of executing on our strategy to become the essential digital subscription for every English-speaking person seeking to understand and engage with the world.
At the end of 2022, the Company had approximately 9.55 million subscribers who purchased approximately 10.98 million paid subscriptions across our products, and 2022 revenues from our digital-only subscriptions increased 26.5% year-over-year to approximately $979 million. We believe that our subscriber growth over the last several years demonstrates the success of our “subscription-first” strategy and willingness of our readers to pay for high-quality journalism.
Advertising performed relatively well in an increasingly difficult market, with revenues growing 5.2% in 2022 compared with the prior year. Total revenues increased 11.3% year-over-year to over $2.3 billion in 2022.
During the year, we applied a disciplined approach to cost management, while continuing to invest in our journalism, brand and products, and taking steps to position our organization for further growth. These efforts took place while we continued to maintain the highest standards of journalism, highlighted by numerous awards and accolades.
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In early 2023, our Board of Directors authorized the Company to repurchase shares of the Company’s Class A stock of up to $250 million (in addition to a previous authorization in 2022 of $150 million) and approved a $.02 increase in the quarterly dividend.
Details of our 2022 financial results appear in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Key highlights with respect to the Company’s executive compensation program are as follows:
•Annual Incentive Compensation
◦In April 2022, the Compensation Committee approved a change to the Company’s annual incentive plan to include a performance metric based on digital subscription and advertising revenue in addition to an adjusted operating profit performance metric. The Committee believes the combination of revenue and profit metrics provides an appropriate balance between generating revenue, managing expenses and growing the business, and avoids over-reliance on a single financial performance metric. The 75% portion of the 2022 annual incentive awards for our executive officers based on financial performance (50% based on adjusted operating profit and 25% based on digital subscription and advertising revenue) was earned at 83% of target. In February 2023, the Committee approved, for 2023, certain modifications to this revenue performance metric and certain other changes to the annual incentive plan. See “—Executive Compensation—Annual Incentive Compensation” for more information.
•Long-Term Incentive Compensation
◦In February 2022, the Compensation Committee approved various changes to the Company’s long-term incentive compensation program, including the addition of a financial performance metric based on digital subscription revenue, the shift to an all-stock payout (from a payout that was a mix of cash and stock) and the inclusion of time-based restricted stock units as a component of executives’ long-term equity compensation. The Committee believes these changes more closely align long-term incentive compensation with market practice and the Company’s objectives for long-term profitable growth. See “—Executive Compensation—Long-Term Incentive Compensation” for more information.
◦Compensation for 2022 included a payout under the 2020-2022 long-term performance award program. The portion of the award based on cumulative adjusted operating profit (60% of the executives’ target award; half paid in Class A stock and half paid in cash) was earned at 200% of target, and the portion based on relative total stockholder return (40% of the executives’ target; payable in Class A stock) was earned at 52% of target. See “—Executive Compensation—Long-Term Incentive Compensation” for more information.
Stockholder Advisory Vote on Executive Compensation and Stockholder Outreach
At our 2022 Annual Meeting, we held an advisory vote on executive compensation (“say-on-pay” vote). Under our Certificate of Incorporation, the say-on-pay vote is an item on which our Class B stockholders vote, and the Class B stockholders overwhelmingly supported the say-on-pay proposal in 2022.
Although Class A stockholders are not able to vote on the say-on-pay proposal, management engages in regular outreach to representatives of significant holders of our Class A common stock to solicit their feedback on executive compensation matters. See “Board of Directors and Corporate Governance—Stockholder Engagement” for more information on our stockholder outreach efforts.
The Committee considers the results of the say-on-pay vote as well as the views of significant Class A stockholders in designing executive compensation.
Compensation-Setting Process
The Compensation Committee, which consists solely of independent directors, is primarily responsible for overseeing compensation for our executive officers, including the named executive officers. Each year, the Committee approves the compensation for the Company’s executive officers. For the Chairman and Publisher and the Chief
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Executive Officer, compensation decisions are ultimately approved by the independent members of our Board of Directors, in consultation with the other non-employee directors.
The Committee generally reviews employee compensation matters with management. Our human resources, legal, controller and treasury departments support the Committee in its work and help administer our compensation programs. The members of the Committee also familiarize themselves with compensation trends and competitive conditions through periodic consultations with compensation experts, including Exequity, and the review of market data and other information about relevant market practices. In addition, the Committee has directed management to meet with representatives of significant stockholders to solicit their feedback on executive compensation matters.
A discussion of the composition and procedures of the Committee, including the role of Exequity, is set forth above under “Compensation Committee—Compensation Committee Procedures” on page 34.
Components of Compensation
To achieve our compensation objectives, the Compensation Committee structured 2022 executive compensation to have the following components, each of which is discussed in more detail below. The compensation structure is performance-oriented, with “at risk” compensation consisting of annual and long-term incentive programs designed to link the compensation of our named executive officers to the overall success of the Company and support the Company’s business strategy and performance.

Fixed

Short-Term Cash	**Base Salary**	Fixed cash component designed to compensate individual for role and scope of responsibilities.

Variable

Short-Term Cash	**Annual Incentive Compensation**	Performance-based awards payable in cash designed to motivate and reward an individual’s contributions to the achievement of short-term objectives by linking compensation to the Company’s budgeted adjusted operating profit and digital subscription revenue and advertising revenue objectives for the year, as well as individual operational and strategic goals. Target payout is set as a percentage of salary, with higher percentages for individuals with greater responsibility.
Long-Term Equity	**Performance Award Program**	Performance-based awards payable in Class A stock designed to reinforce the relationship between pay and performance by linking compensation to the achievement of three-year performance goals based on adjusted operating profit, digital subscription revenue, and relative total stockholder return. Target payouts are set at specific amounts, with higher targets for individuals with greater responsibility.
	Restricted Stock Units	Restricted stock units designed to align executives’ interest with that of our stockholders and to retain executives by conditioning delivery of the underlying shares of Class A stock upon completion of a specified vesting period.

In addition to these components of compensation, executives participate in employee benefit plans that are generally available to the Company’s employees, including medical, life insurance and disability plans, and a Company 401(k) Plan that provides a match on employee contributions and discretionary profit-sharing contributions. Certain executives are also participants in two unfunded non-qualified defined contribution plans, one of which was frozen as of December 31, 2013, and two unfunded non-qualified defined benefit plans that were frozen as of December 31, 2009. See “—Executive Compensation—Other Elements of Executive Compensation” for more information.
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The following charts show the components of 2022 target compensation established for Ms. Kopit Levien, our CEO, and our other named executive officers, as well as the percentage of total variable compensation:
For purposes of the above chart, time-based restricted stock units are considered variable compensation as the ultimate value after the satisfaction of the time-based vesting conditions will depend on the future market value of the Company’s Class A stock.
Key Factors in Setting Compensation
In setting or recommending an executive’s compensation, the Committee evaluates each of the following factors:
•Benchmarking—Each year, the Committee reviews an analysis of executive compensation levels and practices for each executive prepared by Exequity. In December 2021, to inform its decision-making regarding 2022 target compensation, the Committee reviewed each element of target total compensation in relation to peer group and survey data. The peer group reviewed included 19 publicly listed companies identified below that operate in the journalism, media and digital industries. Survey data includes media or general industry companies based on position and data availability.

Compensation Peer Group for Benchmarking[1]
AMC Networks	Meredith Corporation	Twitter, Inc.
Audacy, Inc.	Nexstar Media Group, Inc.	Yelp Inc.
Gannett Co., Inc.	Scholastic Corporation	Ziff Davis, Inc.
Gray Television, Inc.	Sinclair Broadcast Group, Inc.	Zillow Group, Inc.
IAC/InterActiveCorp	TEGNA Inc.	Zynga Inc.
iHeartMedia, Inc.	The E.W. Scripps Company
John Wiley & Sons, Inc.	TripAdvisor, Inc.
1.Discovery, Inc. and News Corporation were part of the Company’s executive compensation peer group in December 2021, but were not included in the benchmarking analysis due to their size relative to the Company. In addition, privately-held companies Hearst Communications, Tribune Media Company, Tribune Publishing Company and Turner Broadcasting, were also part of the Company’s executive compensation peer group in December 2021, but were not included in the benchmarking review.
In addition to reviewing peer group and survey market data, the Committee considers other internal and external factors in setting compensation for executives. These factors include, among others, an executive’s experience and tenure, retention and succession planning considerations, Company performance and internal pay equity.
•Company Performance—The Committee ties a substantial portion of each named executive officer’s compensation to Company performance, as well as a portion to individual performance. All executive officers, including the named executive officers, are eligible for annual and long-term incentive
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compensation, which links compensation to the achievement of short- and long-term performance targets. Performance targets are set by the Committee in advance based on the Company’s objectives as set out in its operating budget and three-year plan. In addition, the delivery of long-term performance award payouts in Class A stock further links executive compensation with the interests of our stockholders.
For those executives who report to the Chief Executive Officer, the Committee takes into consideration Ms. Kopit Levien’s review of their individual performance during the year.
•Internal Pay Equity—The Committee’s approach to compensation is that executives holding comparable positions of responsibility should have similar compensation opportunities, adjusted to reflect their responsibilities and role within the Company and recognizing that actual rewards earned should reflect personal performance and achievement of individual objectives.
•Tally Sheets—The Committee also reviewed tally sheets detailing the total compensation of the named executive officers. These tally sheets identified all components of compensation for these executives, including the compensation such executives would be eligible to receive under different termination scenarios, as described in “—Payment Upon Termination or Change in Control Table.”
At the completion of this review, the Committee concluded that the compensation to be paid to executives in 2022 was appropriate and reasonable in light of the factors discussed above.
Setting Performance Goals
A substantial portion of each named executive officer’s compensation depends on the achievement of specific incentive targets that are directly linked to short- or long-term performance objectives. Performance is measured against the Company’s annual operating budget and three-year plan, which are developed and submitted to the Board by management at the beginning of each year and are based on an assessment of the state of the business and the industry at that time, as well as expectations regarding annual and long-term performance. The annual operating budget and three-year plan set financial performance objectives that management believes are aggressive but achievable based on the underlying strategic and operating assumptions regarding revenue, expense projections and investment initiatives.
Historically, the Committee has set a target performance level for a 100% payout at the same level as the relevant objective. While future results cannot be predicted, the Committee believes that these performance targets are set at levels such that achievement of the target levels would reflect a strong performance on the part of the executive officers and that payment of the maximum amounts would occur only upon the achievement of results substantially in excess of internal and market expectations at the time the targets are set.
The Company’s annual operating budget and three-year plan are created independent of, and therefore the financial performance targets generally exclude, the effect of certain non-recurring or non-operational events, including acquisitions and accounting changes.
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Executive Compensation
NEO Target Compensation in 2022
The table below shows the 2022 target compensation for each of the Company’s named executive officers as established early in 2022 by the Compensation Committee (and, with respect to the Chairman and Publisher and the Chief Executive Officer, by the independent members of the Board, in consultation with the other non-employee directors). Each component of this compensation is further described below.

Name	Annualized 2022 Base Salary ($)	Target 2022 Annual Incentive ($)	2022 Long-Term Incentive Compensation		Total Target 2022 Compensation ($)
			Restricted Stock Units (at grant) ($)	Performance Awards (at target) ($)
A.G. Sulzberger	612,001	612,001	355,200	1,420,800	3,000,002
Meredith Kopit Levien	925,000	920,959	800,000	3,200,000	5,845,959
Roland Caputo[1]	635,076	635,076	200,000	800,000	2,270,152
Diane Brayton	586,614	410,630	145,000	580,000	1,722,244
Jacqueline Welch	525,000	302,288	87,000	388,000	1,302,288
1.This table does not include a special award granted to Mr. Caputo during 2022, which is further described below.
Salaries
Salaries for executive officers are reviewed annually and are intended to provide competitive compensation to each executive based on position, scope of responsibility, business and leadership experience, performance and market positioning. For 2022, the Committee reviewed executive officer salaries and approved 2.8% and 5% increases for Ms. Kopit Levien and Ms. Welch, respectively. Base salaries for the other named executive officers did not change. The salaries paid to our named executive officers during 2022 are set out in column (c) of the Summary Compensation Table.

Annual Incentive Compensation
The Committee grants awards under an annual incentive compensation program that provides executives the opportunity to earn cash based on the achievement of financial and individual performance goals.
In February 2022, the Committee set 2022 annual incentive targets for all executives, including the named executive officers, as a percentage of salary. The target percentages were set taking into account a number of factors, including prevailing external practices, the Committee’s consideration of the nature of the position and internal pay equity concerns. Generally, the more responsible the executive officer’s position, the higher the target percentage. For the named executive officers, target amounts ranged from 60% to 100% of base salary.
The Committee structured 2022 annual incentive compensation for the named executive officers, as follows:

2022 Annual Incentive Compensation
Component	Measure	Percentage
Financial targets	Adjusted Operating Profit[1]	50%
	Digital Subscription and Advertising Revenue[2]	25%
Individual target	Assessment of achievement measured against predetermined operational and strategic goals	25%
1.Adjusted Operating Profit is defined as (i) revenues less (ii) total operating costs (excluding severance, depreciation and amortization and multiemployer pension plan withdrawal costs), adjusted to exclude the effect of any acquisitions and dispositions, certain non-cash impairment charges and certain other pre-approved items.
2.Digital Subscription and Advertising Revenue is defined as (i) digital subscription revenue consisting of revenue from subscriptions to the Company’s digital products and (ii) digital advertising revenue, which
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includes our core digital advertising business and other digital advertising, adjusted to exclude the effect of any acquisitions and dispositions following establishment of the metrics.
Financial Component
As reflected above, the financial component of the 2022 annual incentive compensation plan consisted of targets related to adjusted operating profit and digital subscription and advertising revenue.
The Committee believes that adjusted operating profit is a valuable measure of our performance because it facilitates comparisons with historical operating performance on a consistent basis. In addition, adjusted operating profit is a measure often used by investors, analysts and others to assess Company performance, and thus serves to align the interests of our executives with those of our stockholders.
For 2022, the Committee approved the addition of a digital subscription and advertising revenue metric alongside adjusted operating profit. The Committee believes the combination of revenue and profit metrics provides an appropriate balance between generating revenue, managing expenses and growing the business, and avoids over-reliance on a single financial performance metric.
For 2022, the performance level for a 100% payout of the financial components was set at the operating budget objective, with potential payouts ranging from zero to 200% of target based upon a predetermined performance scale. The following table sets out the 2022 adjusted operating profit and digital subscription and advertising revenue targets and achievement levels.

2022 Financial Performance Components
(dollars in thousands)	Weighting	Threshold (10%) Payout ($)	Target (100%) Payout ($)	Maximum (200%) Potential Payout ($)	2022 Actual ($)	Resulting Payout Percentage
Adjusted operating profit[1]	67%	278,807	333,807	388,807	343,862	116%
Digital subscription and advertising revenue[2]	33%	1,287,630	1,367,630	1,447,630	1,297,014	17%
Total:	100%					83%
1. 2022 actual adjusted operating profit was approximately 103% of targeted adjusted operating profit. See Appendix A for the calculation of 2022 adjusted operating profit.
2. 2022 actual digital subscription and advertising revenue was approximately 95% of targeted digital subscription and advertising revenue.
Individual Component
As noted above, 25% of the annual incentive award was based upon an assessment of the executive’s individual achievement with respect to operational and strategic goals. In its review, the Committee took into account each executive’s responsibility for the Company’s overall performance, as well as, for Mr. Caputo and Mss. Brayton and Welch, Ms. Kopit Levien’s recommendation. In particular, the Committee took into account (i) for Mr. Sulzberger and Ms. Kopit Levien, their strong leadership and effective partnership during a year of continued growth and innovation; (ii) for Mr. Caputo, his significant contributions as chief financial officer, including disciplined cost management as the Company’s operations continued to grow and modernization of Company’s financial technology systems; (iii) for Ms. Brayton, her substantial contributions as general counsel of a continually evolving organization, leading a team that advised on critical matters including litigation, labor relations and evolving regulatory requirements; and (iv) for Ms.Welch, her effective leadership of the Company’s human resources function, including continued progress toward achieving the Company’s diversity, equity and inclusion objectives and improvements to the Company’s enterprise-wide performance review process.
The Committee assessed the individual achievement of each of the named executive officers as follows:
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Name	Individual Achievement
A.G. Sulzberger	115%
Meredith Kopit Levien	115%
Roland Caputo	110%
Diane Brayton	120%
Jacqueline Welch	110%

Resulting 2022 Annual Incentive Payouts
The following table sets out, for each named executive officer, the 2022 target, potential maximum and actual annual incentive amounts, in dollars and as a percentage of the executive’s 2022 base salary.

Name	Threshold ($)	Target ($)[1] (% of base salary)		Potential Maximum ($) (% of base salary)		Actual ($) (% of base salary)
A.G. Sulzberger	45,900	612,001	100%	1,224,002	200%	556,921	91%
Meredith Kopit Levien	69,072	920,959	100%	1,841,918	200%	838,073	91%
Roland Caputo	47,631	635,076	100%	1,270,152	200%	569,981	90%
Diane Brayton	30,797	410,630	70%	821,260	140%	378,807	65%
Jacqueline Welch	22,672	302,288	60%	604,576	120%	271,303	52%
1.The table reflects a prorated increase in Mss. Kopit Levien and Welch’s base salary and Ms. Welch’s annual incentive award target.
2023 Annual Incentive Compensation
In February 2023, the Committee approved certain changes for the 2023 annual incentive compensation program to further align with market practice and the Company’s growth objectives. First, the revenue performance metric for 2023 will be based on total revenues, reflecting the importance of all revenue streams to the Company’s strategy and 2023 budget. Second, the Committee approved changes to the relative weighting of the financial and individual components of annual incentive compensation, and an increase to the threshold payout level from 10% to 50% in line with market practice. The illustration below summarizes these changes for 2023.
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Long-Term Incentive Compensation
The Committee believes that its long-term performance-based program, which consists entirely of equity compensation, aligns the interest of executives with that of stockholders and helps to ensure the fulfillment of our long-term strategic objectives.
The 2022 long-term incentive compensation program included the grant of both long-term performance-based awards under a 2022-2024 performance cycle and time-vested restricted stock units.
2022 Long-Term Incentive Compensation
In February 2022, taking into account market practice, stockholder input and other considerations, the Committee approved certain changes to the Company’s long-term incentive compensation program as summarized below:

2021 Long-Term Incentive Compensation		2022 Long-Term Incentive Compensation
100% of long-term incentive compensation in the form of a three-year performance award program	→	Long-term incentive compensation comprising: •80% performance-based awards •20% time-based restricted stock units

Payout under three-year performance award program that is 70% in shares and 30% in cash	→	Payout under three-year performance award program that is 100% in shares

Three-year performance award program under which performance is measured under the following two metrics:

•cumulative three-year adjusted operating profit (60%)
•relative total stockholder return (“Relative TSR”) (40%)
	→	Three-year performance awards are measured under the following three metrics: •cumulative three-year adjusted operating profit (40%) •Relative TSR (40%) •digital subscription revenue (20%)

Impact to Summary Compensation Table
Because SEC proxy disclosure rules require that we report cash-based incentive awards in the Summary Compensation Table in the year these awards are earned/paid, but report stock-based awards in the year they are granted, the shift in the award from one that was settled 70% in stock and 30% in cash to a 100% stock-based payout had the effect of artificially inflating the 2022 values reported in the Summary Compensation Table by requiring inclusion of the full grant date value of 2022 long-term incentive awards, as well as the cash-based payouts of the long-term incentive awards granted in 2020. We expect this change to similarly impact the amounts presented in this table for the 2024 and 2025 proxy statements. See “—Summary Compensation Table” for more information.

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Restricted Stock Unit Awards
2022 long-term incentive compensation for executives included a grant of time-vested restricted stock units that vest in equal annual installments over a three-year period. The Committee believes this added component aligns with market practice, supports executive retention and further aligns the interests of our executives with our shareholders.
Performance-Based Awards
The components of the 2022-2024 long-term performance award program are illustrated and further described below:
Adjusted Operating Profit Component
The Committee believes that adjusted operating profit is a strong reflection of the Company’s underlying operating performance. The selection of this financial measure for the three-year performance cycle is intended to focus management on normalized operating profit, which allows the Company to make critical investments in its long-term growth strategy. This metric is a valuable measure of performance for compensation purposes because it facilitates comparisons of historical operating performance on a consistent basis and is often used by investors, analysts and others.
For the adjusted operating profit component, the performance level for a 100% payout was set in connection with the Company’s three-year plan, which is developed and submitted to the Board by management at the beginning of each year and based on an assessment of the state of the business and the industry at that time, as well as expectations regarding the Company’s long-term adjusted operating profit performance.
Potential payouts for this component of the awards range from zero to 200% of target based upon a predetermined performance scale.
Relative TSR Component
Relative TSR compares the Company’s TSR over the three-year period relative to the TSR of the companies in the Standard & Poor’s 500 Stock Index as of the beginning of the performance period. The Committee believes that the Relative TSR metric encourages management to focus on the Company’s overall performance and value creation for its stockholders over a longer-term (three-year) period and provides an appropriate balance to the internally focused financial metrics. In selecting a performance peer group for the Company’s Relative TSR metric, the Committee considered several criteria, including the importance of measurement against companies that compete with the Company, the size and number of companies within the benchmarking group, the reputation and credibility of companies in the group, and the relevance of those companies to the Company’s business. The Committee concluded that the use of the Standard & Poor’s 500 Stock Index satisfies key criteria: the index itself is highly reputable, including the largest U.S. companies by market capitalization; information about index performance is widely available; it includes competitor companies; and the number of companies is large enough as to minimize the
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possibility that relative performance would be distorted by consolidation or unusual performance by a small number of companies.
For the Relative TSR component of the awards, potential payouts range from zero to 200% of the target amount of shares based on the percentile ranking of the Company’s TSR compared with that of each company in the index, as follows:

TSR	Payout as Percentage of Target
75th percentile or above	200%
50th percentile	100%
25th percentile	30%
Below 25th percentile	0%
Payout percentages are interpolated between performance levels. If the Company’s TSR for the three-year performance period is below the 25th percentile, the participating executives will not receive any portion of the award based on Relative TSR.
Notwithstanding the schedule above, the maximum payout cannot exceed 100% of the target number of shares if the Company’s TSR is negative over the performance period, regardless of the Company’s percentile ranking.
Digital Subscription Revenue Component
The Committee believes that the inclusion of a metric based on digital subscription revenue aligns the Company’s long-term incentive compensation with the Company’s subscription-first strategy and supports long-term profitable growth of the Company’s most important revenue stream.
For this component, the performance level for a 100% payout was set in connection with the Company’s three-year plan, which is developed and submitted to the Board by management based on an assessment of the state of the business and the industry at that time, as well as expectations regarding the Company’s long-term digital subscription revenue performance.
Potential payouts for this component of the awards range from zero to 200% of target based upon a predetermined performance scale.

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The following table shows the 2022 long-term incentive grants at target for each of the named executive officers. The performance-based awards provide for a maximum payout of 200% of target shares.

Name		Metric	Shares[1] (#)	Grant Date Value [1] ($)
A.G. Sulzberger	Restricted Stock Units		8,704	355,200
	Performance-based Award
	•	Adjusted Operating Profit	12,928	568,320
	•	Digital Subscription Revenue	6,464	284,160
	•	Relative TSR	13,926	568,320
	Total		42,022	1,776,000
Meredith Kopit Levien[2]	Restricted Stock Units		19,603	800,000
	Performance-based Award
	•	Adjusted Operating Profit	29,118	1,280,000
	•	Digital Subscription Revenue	14,559	640,000
	•	Relative TSR	31,365	1,280,000
	Total		94,645	4,000,000
Roland Caputo[3]	Restricted Stock Units		4,901	200,000
	Performance-based Award
	•	Adjusted Operating Profit	7,280	320,000
	•	Digital Subscription Revenue	3,640	160,000
	•	Relative TSR	7,841	320,000
	Total		23,662	1,000,000
Diane Brayton[2]	Restricted Stock Units		3,553	145,000
	Performance-based Award
	•	Adjusted Operating Profit	5,278	232,000
	•	Digital Subscription Revenue	2,639	116,000
	•	Relative TSR	5,685	232,000
	Total		17,155	725,000
Jacqueline Welch[2]	Restricted Stock Units		2,132	87,000
	Performance-based Award
	•	Adjusted Operating Profit	3,777	166,000
	•	Digital Subscription Revenue	1,883	82,800
	•	Relative TSR	3,411	139,200
	Total		11,203	475,000
1.The target share amounts were calculated by dividing the target dollar value by a fair value estimated using the average stock price over the 20 trading days up to and including the grant dates on April 27, 2022, in the case of the adjusted operating profit and digital subscription revenue metrics ($43.96), and February 18, 2022, in the case of the Relative TSR metric and restricted stock units ($40.81).
2.In 2022, following the Committee’s annual executive compensation benchmarking review, the Committee increased Ms. Kopit Levien’s long-term incentive compensation award target value by $800,000 to $4,000,000. In addition, the Committee approved increases in the total target long-term incentive compensation awards for (i) Ms. Brayton of $190,000 to $725,000 and (ii) Ms. Welch of $40,000 to $475,000.
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3.In addition to the restricted stock unit awards reflected in the table, in February 2022, Mr. Caputo received a special award with a grant date value of $500,000, which is further described below.
Long-Term Performance Awards for 2020-2022
For the 2020-2022 long-term performance cycle, potential payouts were based on the achievement of specified goals under two performance measures:
•Cumulative adjusted operating profit: represented 60% of an executive’s target award, with half paid in Class A stock and half paid in cash; and
•Relative TSR: represented 40% of an executive’s target award and payable in Class A stock.
Cumulative Adjusted Operating Profit Component
For this component, potential payouts could range from zero to 200% based upon performance against predetermined targets. The following table sets out the cumulative adjusted operating profit targets and achievement level for the 2020-2022 long-term performance cycle:

Measure	Cumulative ($) (in thousands)
Threshold adjusted operating profit (0% payout below threshold)	757,700
Target adjusted operating profit (100% payout)	827,700
Maximum adjusted operating profit (200% payout)	897,700
Actual adjusted operating profit[1]	958,069
1.Actual cumulative adjusted operating profit was approximately 116% of targeted cumulative adjusted operating profit. See Appendix A for the calculation of adjusted operating profit for 2020-2022.
The Company’s achievement of 2020-2022 cumulative adjusted operating profit resulted in a payout of the portion of the award based on adjusted operating profit at 200% of target.
Relative TSR Component
The Company’s TSR for 2020-2022 was 7.54%, which ranked in the 33rd percentile relative to the companies in Standard & Poor’s 500 Stock Index at the beginning of the period. As a result, the payout of the portion of the 2020-2022 award based on Relative TSR was at 52% of target.
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2020-2022 Long-Term Performance Payout
The following table shows the target potential payments and the actual awards earned based on results over the 2020-2022 long-term performance cycle. Ms. Welch, who joined the Company in 2021, did not receive a 2020-2022 long-term performance award.

		Target			Actual
Name	Metric	Shares[1] (#)	Cash Value ($)	Total Target Value[1] ($)	Shares (#)	Cash Value ($)	Total Award Value[2] ($)
A.G. Sulzberger	Adjusted Operating Profit (Cash)		360,000	360,000		720,000	720,000
	Adjusted Operating Profit (Shares)	9,813		360,000	19,626		788,376
	Relative TSR (Shares)	14,509		480,000	7,545		303,083
	Total	24,322	360,000	1,200,000	27,171	720,000	1,811,459
Meredith Kopit Levien	Adjusted Operating Profit (Cash)		780,000	780,000		1,560,000	1,560,000
	Adjusted Operating Profit (Shares)	19,164		780,000	38,328		1,539,636
	Relative TSR (Shares)	26,976		1,040,000	14,028		563,505
	Total	46,140	780,000	2,600,000	52,356	1,560,000	3,663,141
Roland Caputo	Adjusted Operating Profit (Cash)		300,000	300,000		600,000	600,000
	Adjusted Operating Profit (Shares)	8,178		300,000	16,356		657,021
	Relative TSR (Shares)	12,328		400,000	6,411		257,530
	Total	20,506	300,000	1,000,000	22,767	600,000	1,514,551
Diane Brayton	Adjusted Operating Profit (Cash)		160,500	160,500		321,000	321,000
	Adjusted Operating Profit (Shares)	4,375		160,500	8,750		351,488
	Relative TSR (Shares)	6,595		214,000	3,429		137,743
	Total	10,970	160,500	535,000	12,179	321,000	810,231
1.The target share amounts were calculated by dividing the target dollar value by a fair value estimated using the average stock price over the 20 trading days up to and including the grant date, which was $36.69 in the case of the adjusted operating profit metric and $32.45 in the case of the Relative TSR metric. Mr. Sulzberger’s Relative TSR shares also include an additional grant awarded on February 25, 2020, with a 20-day average share price of $36.69. Ms. Kopit Levien’s adjusted operating profit and Relative TSR shares also include an additional grant awarded on September 8, 2020, with a 20-day average share price of $43.69.
2.The “Total Award Value” reflects the value of the adjusted operating profit shares and Relative TSR shares at vesting (calculated using $40.17, the closing price on February 21, 2023).
Special Equity Award
In February 2022, the Committee granted Mr. Caputo a special recognition and retention award of restricted stock units with an aggregate grant date value of $500,000. The award was originally scheduled to vest, subject to Mr. Caputo’s continued employment, on December 31, 2023. In December 2022, in connection with Mr. Caputo’s decision to retire in 2023, and to facilitate an effective transition process, the Committee modified the award so that it would vest on June 30, 2023, subject to his continued employment through such date.
Other Elements of Executive Compensation
All executives are eligible to participate in the Company 401(k) Plan, a defined contribution plan for non-unionized employees that provides a match on employee contributions and discretionary profit-sharing contributions. Executives, including the named executive officers, participate in The New York Times Company Savings Restoration Plan (the “Restoration Plan”), an unfunded non-qualified defined contribution plan intended to supplement retirement income for certain employees whose contributions to the Company 401(k) Plan are subject to limitation under the Internal Revenue Code. Mr. Caputo is a participant in The New York Times Company Supplemental Executive Savings Plan (the “SESP”), an unfunded non-qualified defined contribution plan frozen effective December 31, 2013. He is also a participant in The New York Times Company Supplemental Executive Retirement Plan (the “SERP I”), and Ms. Brayton is a participant in The New York Times Company Executive
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Unfunded Plan II (“SERP II,” and collectively with SERP I, the “SERPs”), non-qualified defined benefit plans intended to supplement the retirement income payable under The New York Times Companies Pension Plan (the “Pension Plan”). Effective December 31, 2009, the Pension Plan and the SERPs, as well as several other defined benefit plans, were frozen. Finally, Mr. Sulzberger participated in the Newspaper Guild of New York—The New York Times Pension Plan (the “Guild Pension Plan”), which was frozen effective December 31, 2012. Effective December 31, 2018, the Guild Pension Plan was merged into the Pension Plan. For a further discussion of these plans, please see “—Pension Benefits” and “—Nonqualified Deferred Compensation.”
We provide certain limited perquisites to our executive officers. Perquisites provided in 2022 consisted of financial planning services to certain executive officers.
Recoupment of Compensation
The Company has a policy on recoupment of performance-based cash and equity compensation awards in the event of certain restatements of financial results arising due to an executive officer’s fraud or intentional misconduct. This policy is described above under “Board of Directors and Corporate Governance—Clawback Policy.”
Stock Ownership Guidelines
The named executive officers are subject to minimum stock ownership guidelines. These guidelines require that the Chairman and Publisher and the Chief Executive Officer own shares of the Company’s Class A stock equal in value to five times their annual base salary, and the other named executive officers own shares of Class A stock equal in value to two times their annual base salary. These guidelines are described above under “Board of Directors and Corporate Governance—Director and Executive Stock Ownership Guidelines.”
In addition, the Company’s executive officers may not engage in short-term, speculative trading in Company stock, including hedging or other derivative transactions, hold Company stock in a margin account or pledge Company stock as collateral for a loan.
Tax Matters
The Internal Revenue Code limits the deductibility for the Company’s income tax purposes of compensation in excess of $1 million per year paid to “covered employees” (generally, the executive officers named in the “Summary Compensation Table”).
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Summary Compensation Table
The following table provides information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers.
As reflected in the table, a significant portion of the 2022 compensation for executives consisted of the grant date fair value of long-term equity compensation granted in 2022 (shown in the “Stock Awards” column). The large majority of this long-term equity compensation is in the form of three-year performance awards that will not vest until the end of 2024 and that are based on achievement of specified goals under pre-established performance measures.
In 2022, taking into account market practice, stockholder input and other considerations, the Company made a number of changes to its long-term incentive compensation program, including to replace three-year performance awards that were payable 30% in cash and 70% in Class A stock with awards that pay out entirely in Class A stock. SEC proxy disclosure rules require that we report cash-based incentive awards in the Summary Compensation Table in the year these awards are earned/paid, but report stock-based awards in the year they are granted. As a result, the shift from the prior 30% cash-based payout to a 100% stock-based payout had the effect of artificially inflating the 2022 values reported in the Summary Compensation Table by requiring inclusion of the full grant date value of 2022 long-term incentive awards, as well as the cash-based payouts of the long-term incentive awards granted in 2020. Although many factors impact compensation decisions, had the Company not shifted from a partial cash-based payout to a 100% stock-based payout, the amounts included under “Stock Awards” for 2022 would have been approximately 25% lower (excluding any special grant described below). We expect this change to similarly impact the amounts presented in this table for the 2024 and 2025 proxy statements.
For a complete understanding of the table, please read the footnotes that accompany the table as well as the “Compensation Discussion and Analysis.”

Name and Principal Position	Fiscal Year	Salary[1] ($)	Bonus ($)	Stock Awards ($)[2]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
A.G. Sulzberger, Chairman and Publisher, The New York Times	2022	623,771	—	1,802,164	—	1,276,921	2,095	97,160	3,802,111
	2021	612,001	—	1,478,598	—	1,436,852	2,603	84,502	3,614,556
	2020	609,924	—	945,871	—	775,338	7,562	84,391	2,423,086
Meredith Kopit Levien, President and Chief Executive Officer	2022	938,366	—	4,058,961	—	2,398,073	5,344	159,538	7,560,282
	2021	900,000	—	2,664,222	—	2,051,250	7,698	132,356	5,755,526
	2020	832,968	—	2,232,818	—	1,146,647	4,653	155,104	4,372,190
Roland Caputo, Executive Vice President and Chief Financial Officer	2022	647,289	—	1,524,635	—	1,169,981	3,781	104,001	3,449,687
	2021	635,076	—	832,559	—	1,521,691	5,525	87,674	3,082,525
	2020	628,659	—	769,492	—	823,480	323,794	74,481	2,619,906
Diane Brayton, Executive Vice President and General Counsel	2022	597,895	—	735,711	—	699,807	2,442	88,861	2,124,716
	2021	586,614	—	445,439	—	979,203	3,410	87,268	2,101,934
	2020	584,623	—	411,652	—	547,404	37,801	123,287	1,704,767
Jacqueline Welch, Executive Vice President and Chief Human Resources Officer[6]	2022	526,731	—	477,004	—	271,303	—	57,398	1,332,436
	2021	480,769	200,000	317,730	—	458,035	—	13,447	1,469,981

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1.Fiscal year 2022 was comprised of 52 weeks and an additional six days, and the salary amounts for that year reflect the extra six days of salary earned. Fiscal years 2021 and 2020 were comprised of 52 weeks.
2.In accordance with SEC proxy disclosure rules, included in the “Stock Awards” column for 2022 are the grant date fair values of the stock underlying the 2022-2024 performance awards and restricted stock units granted during 2022.
Long-term incentive compensation awarded in 2022 consisted of restricted stock units and performance awards that are payable entirely in Class A stock. In accordance with SEC proxy disclosure rules, the grant date fair value of the entire award is included in the “Stock Awards” column for 2022. For 2021 and 2020, long-term incentive compensation consisted of performance awards payable 70% in stock and 30% in cash. In accordance with SEC proxy disclosure rules, the grant date fair value of the 70% stock-based portion is included in the “Stock Awards” column for the respective year of grant.
For a discussion of the assumptions used in computing the valuations reflected in this table, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 14 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
The grant date fair value of the stock awards underlying the performance awards and restricted stock units is estimated for purposes of the accounting expense and may not represent the actual value of the shares that will be realized upon payout or vesting.
The value of the long-term performance awards included in the table is based upon the achievement of target-level performance. As described in “—Compensation Discussion and Analysis—Executive Compensation—Long-Term Incentive Compensation,” payouts for long-term performance awards can range from 0% to 200% of target. Assuming the achievement of maximum-level performance under the relevant financial metrics, the grant date value of the performance-based awards would be as follows:

	Adjusted Operating Profit		Digital Subscription Revenue		Relative TSR
Name	Target $	Maximum $	Target $	Maximum $	Target $	Maximum $
A.G. Sulzberger	$568,320	$1,136,640	$284,160	$568,320	$568,320	$1,136,640
Meredith Kopit Levien	$1,280,000	$2,560,000	$640,000	$1,280,000	$1,280,000	$2,560,000
Roland Caputo	$320,000	$640,000	$160,000	$320,000	$320,000	$640,000
Diane Brayton	$232,000	$464,000	$116,000	$232,000	$232,000	$464,000
Jacqueline Welch	$166,000	$332,000	$82,800	$165,600	$139,200	$278,400

See “—Compensation Discussion and Analysis—Executive Compensation—Long-Term Incentive Compensation” for more information on the performance awards.
The amounts in column (e) for Mr. Caputo include a special grant of restricted stock units with a grant date fair value of $500,000 that will vest on June 30, 2023, subject to his continued employment through such date. See “—Compensation Discussion and Analysis—Executive Compensation—Special Equity Award” for more information.
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3.The “Non-Equity Incentive Plan Compensation” column for 2022 reflects payments in connection with our 2022 annual incentive awards and the cash-settled portion of the 2020-2022 long-term performance awards as follows:

Name	Annual Incentive Awards (2022)	Long-Term Performance Cash Award (2020-2022 Cycle)
A.G. Sulzberger	$556,921	$720,000
Meredith Kopit Levien	$838,073	$1,560,000
Roland Caputo	$569,981	$600,000
Diane Brayton	$378,807	$321,000
Jacqueline Welch	$271,303	$—
4.The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represents the above-market interest credited to each named executive officer’s account for calendar year 2022 under the terms of the Restoration Plan as follows: Mr. Sulzberger, $2,095; Ms. Kopit Levien, $5,344; Mr. Caputo, $3,781; and Ms. Brayton, $2,442. Under the terms of the Restoration Plan, Ms. Welch is eligible to receive Company contributions beginning in 2023.
Under the terms of the Restoration Plan, participants’ accounts are credited with interest based on the yield of the Bloomberg Capital Long Credit Index, or a successor index. The interest rate for 2022 was 3.06%, which is considered above-market under SEC proxy disclosure rules as it is greater than 120% of the applicable federal long-term rate. Only the portion of the credited interest consisting of above-market payments is included in the above table. See “—Nonqualified Deferred Compensation” below for a discussion of the terms of the Restoration Plan. The same interest rate as applied to the Restoration Plan applied to Mr. Caputo’s account under the SESP, but for the reasons discussed below, this column does not reflect any portion of the interest credited to his SESP account.
For 2022, Mr. Caputo had a negative change in the actuarial present value of accumulated benefit under the Pension Plan and SERP I of $(813,172). For 2022, Mr. Sulzberger had a negative change in the actuarial present value of accumulated benefit under the Guild Pension Plan formula of $(12,605). For 2022, Ms. Brayton had a negative change in the actuarial present value of accumulated benefit under the Pension Plan and SERP II of $(72,846). Accordingly, no amounts were included in this column for 2022 in respect of a change in pension value. Mss. Kopit Levien and Welch do not participate in the Pension Plan, the Guild Pension Plan formula or the SERPs, which were frozen before they joined the Company.
The calculation of the actuarial present value of accumulated benefits assumes a discount rate as of December 31, 2022, of 5.66% for the Pension Plan and 5.65% and 5.64%, respectively, for SERP I and SERP II, and a discount rate as of December 31, 2021, of 2.93% for the Pension Plan and 2.82% and 2.81%, respectively, for SERP I and SERP II. For a discussion of the assumptions used in calculating the actuarial present value, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
5.    The table below shows the 2022 components of the “All Other Compensation” column, which include perquisites, Company contributions to the Company 401(k) Plan and the Company credit to each named executive officer’s account under the Restoration Plan (together with the Company 401(k) Plan, the “Savings Plans”) and life insurance premiums.
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Name	Perquisites(a)	Contributions to Savings Plans(b)	Life Insurance Premiums(c)
A.G. Sulzberger	$—	$95,624	$1,537
Meredith Kopit Levien	$15,000	$142,281	$2,257
Roland Caputo	$—	$102,406	$1,595
Diane Brayton	$10,000	$77,389	$1,472
Jacqueline Welch		$56,144	$1,254
(a)Amounts for Mss. Kopit Levien and Brayton consist of the incremental cost to the Company of financial planning services in 2022.
(b)Amounts represent Company matching contributions (up to Internal Revenue Service limits) with respect to named executive officers’ deferrals to the Company 401(k) Plan, a discretionary profit-sharing contribution to the Company 401(k) Plan and our credits to the named executive officers’ accounts under the Restoration Plan. See “—Nonqualified Deferred Compensation—Restoration Plan.”
(c)We pay premiums for basic life insurance for eligible employees, including our executive officers. Coverage is equal to an employee’s annual salary, with a minimum of $20,000 and a maximum of $1 million.
The “All Other Compensation” column does not reflect credits to Mr. Caputo for his participation in the SESP. The SESP was frozen effective December 31, 2013. Under the terms of the SESP, each participant’s notional account is credited with interest annually. The SESP provides that in no event may the sum of the benefits payable under the SESP and the frozen SERP I exceed the value of the SERP I benefit that the participant would have received had SERP I not been frozen as of December 31, 2009. As a result, until a SESP participant with a SERP I benefit retires, it is not possible to calculate the amount of such participant’s notional SESP account that would be actually payable to the participant, and accordingly, the Company has not reflected such notional credits in column (i). See “—Nonqualified Deferred Compensation” for a description of the SESP and for the amount credited to Mr. Caputo during 2022, and in total. In addition, see “—Potential Payments Upon Termination or Change in Control” for a description of amounts payable to the named executive officers under the Pension Plan, the SERPs and the SESP, assuming a retirement on December 31, 2022, the last day of our 2022 fiscal year.
6. Ms. Welch joined the Company as Executive Vice President and Chief Human Resources Officer effective January 11, 2021. The amount in column (d) reflects the value of a cash sign-on bonus provided to Ms. Welch upon her hire.
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Grants of Plan-Based Awards
The table below summarizes grants of annual incentive awards and long-term performance awards to our named executive officers during the 2022 fiscal year. The footnotes below the table provide additional detail on these awards.

								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)[5]
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)[1]	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
A.G. Sulzberger	2/18/22[2]							8,704	362,217
	2/18/22[3]				4,178	13,926	27,852		681,817
	4/27/22[3]				6,464	12,928	25,856		505,420
	4/27/22[3]				3,232	6,464	12,928		252,710
	4/27/22[4]	45,900	612,001	1,224,002
	Total	45,900	612,001	1,224,002	13,874	33,318	66,636	8,704	1,802,164
Meredith Kopit Levien	2/18/22[2]							19,603	815,779
	2/18/22[3]				9,410	31,365	62,730		1,535,630
	4/27/22[3]				14,559	29,118	58,236		1,138,368
	4/27/22[3]				7,280	14,559	29,118		569,184
	4/27/22[4]	69,072	920,959	1,841,918
	Total	69,072	920,959	1,841,918	31,249	75,042	150,084	19,603	4,058,961
Roland Caputo	2/18/22[2]							12,252	509,867
	2/18/22[2]							4,901	203,955
	2/18/22[3]				2,352	7,841	15,682		383,895
	4/27/22[3]				3,640	7,280	14,560		284,612
	4/27/22[3]				1,820	3,640	7,280		142,306
	4/27/22[4]	47,631	635,076	1,270,152
	Total	47,631	635,076	1,270,152	7,812	18,761	37,522	17,153	1,524,635
Diane Brayton	2/18/22[2]							3,553	147,858
	2/18/22[3]				1,706	5,685	11,370		278,338
	4/27/22[3]				2,639	5,278	10,556		206,343
	4/27/22[3]				1,320	2,639	5,278		103,172
	4/27/22[4]	30,797	410,630	821,260
	Total	30,797	410,630	821,260	5,665	13,602	27,204	3,553	735,711
Jacqueline Welch	2/18/22[2]							2,132	88,723
	2/18/22[3]				1,023	3,411	6,822		167,003
	4/27/22[3]				1,889	3,777	7,554		147,662
	4/27/22[3]				942	1,883	3,766		73,616
	4/27/22[4]	22,672	302,288	604,576
	Total	22,672	302,288	604,576	3,854	9,071	18,142	2,132	477,004
1.The restricted stock units and the portion of the 2022-2024 performance award based on Relative TSR were approved by the Compensation Committee (for all named executive officers other than Mr. Sulzberger and Ms. Kopit Levien) and by the independent members of the full Board (for Mr. Sulzberger and Ms. Kopit Levien) at their February 17 and February 18, 2022, meetings, respectively, and were effective on February 18, 2022.
The 2022 annual incentive award, and the portions of the 2022-2024 performance award based on adjusted operating profit and digital subscription revenue, were approved by the Compensation Committee (for all named executive officers other than Mr. Sulzberger and Ms. Kopit Levien) and by the independent members of the full
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Board (for Mr. Sulzberger and Ms. Kopit Levien), at their April 27, 2022, meetings, and were effective April 27, 2022.
2.Restricted stock units granted in 2022: Each restricted stock unit corresponds to one share of Class A stock and entitles the executive to receive one share of Class A stock on the vesting date. During the vesting period, the units are forfeited if the holder leaves the employ of the Company, but vest in the event of death or disability. The holder of restricted stock units is entitled to receive payments equivalent to dividends at the time of vest, if any, that may be paid on Class A stock; no preferential rate is paid. The aggregate grant date fair values of the grants are included in the Summary Compensation Table under column (e) for 2022.
3. 2022-2024 performance award: Threshold, target and maximum amounts in connection with performance awards for the 2022-2024 cycle. Threshold amounts reflect the minimum amount payable for a certain level of performance. No payment is made for performance below such enumerated level. The actual number of shares that will be issued will depend on three performance measures: cumulative adjusted operating profit, cumulative digital subscription revenue and TSR relative to companies in the Standard & Poor’s 500 Stock Index, each over the three-year period. The aggregate grant date fair value of this award, as set out in column (l), is included in the Summary Compensation Table under column (e) for 2022. See “—Compensation Discussion and Analysis” for a description of the performance measures.
4.Annual incentive award: Threshold, target and maximum amounts in connection with our 2022 annual incentive award program. Threshold amounts reflect the minimum amount payable under the financial component of this award. The actual amounts that were paid are included in the Summary Compensation Table under column (g) for 2022. See “—Compensation Discussion and Analysis” for a description of the targets and the level of achievement for 2022.
5.Column (l) shows the grant date fair values of 2022-2024 performance awards and restricted stock units, as estimated for financial reporting purposes. The grant date fair value for the performance awards measured against the cumulative adjusted operating profit and digital subscription revenue metrics is calculated based on the average of the high and the low stock prices on the grant date and was $39.10. The grant date fair value for the performance awards measured against the Relative TSR metric is calculated on the grant date using a Monte Carlo valuation by an independent third party and was $48.96. The grant date fair value for the restricted stock unit awards is calculated based on the average high and low stock price on the grant date, which was $41.62.
The reported amounts may not represent the actual value that will be realized.
Employment Agreement of Meredith Kopit Levien
Ms. Kopit Levien and the Company are party to an Employment Agreement. The Employment Agreement has a current term through January 1, 2026, with an “evergreen” renewal provision whereby, on each January 1, an additional one year will be added to the term so that it will always be at least two to three years in duration.
Under the terms of her Employment Agreement, Ms. Kopit Levien is entitled to base salary, annual and long-term incentive compensation, and participation in our employee welfare and benefits plans in accordance with their terms, in each case, on the same terms applicable to other senior executive officers.
In addition, she is entitled to severance as follows: in the event Ms. Kopit Levien’s employment is terminated by the Company without “cause” or she resigns for “good reason,” in each case, as defined in the Employment Agreement, or if the term of her employment expires following a notice on non-extension from the Company, she will generally be entitled to receive (i) an amount equal to 1.25 times the sum of her base salary and target annual incentive award, and (ii) reimbursements for the actual cost of COBRA coverage in excess of the amount that similarly situated active employees pay for the same levels of coverage as elected by her for up to 15 months after termination.
The Employment Agreement provides for a 15-month non-compete and non-solicitation period following any termination of Ms. Kopit Levien’s employment, as well as a customary non-disparagement covenant.

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Outstanding Equity Awards at Fiscal Year-End
As of December 31, 2022, there were no outstanding stock options held by the executive officers. The following table shows outstanding restricted stock units and performance awards as of December 31, 2022.

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested[1] (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[1] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[2] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3] ($) (j)
A.G. Sulzberger	8,704	282,532	58,416	1,896,183
Meredith Kopit Levien	19,603	636,313	120,265	3,903,802
Roland Caputo	17,153	556,786	32,893	1,067,707
Diane Brayton	3,553	115,330	21,163	686,951
Jacqueline Welch	2,132	69,205	15,134	491,250
1.Market value at December 30, 2022 ($32.46 per share), the last trading day of our 2022 fiscal year. The vesting dates of the restricted stock unit awards are as follows:

Name	2/18/2023	6/30/2023	2/18/2024	2/18/2025	Total
A.G. Sulzberger	2,901	—	2,901	2,902	8,704
Meredith Kopit Levien	6,534	—	6,534	6,535	19,603
Roland Caputo	1,633	12,252	1,634	1,634	17,153
Diane Brayton	1,184	—	1,184	1,185	3,553
Jacqueline Welch	710	—	711	711	2,132
2.Represents the number of shares of Class A stock subject to outstanding stock-settled performance awards for the 2021-2023 and 2022-2024 performance cycles. In accordance with SEC requirements, values for these awards in columns (i) and (j) are reported at target (100%) level. For the 2021-2023 performance cycle, the actual number of shares that will be issued will depend on two performance measures: cumulative adjusted operating profit and TSR relative to companies in the Standard & Poor’s 500 Stock Index, each over the three-year period. For the 2022-2024 performance cycle, the actual number of shares that will be issued will depend on three performance measures: cumulative adjusted operating profit, cumulative digital subscription revenue and TSR relative to companies in the Standard & Poor’s 500 Stock Index, each over the three-year period.
3.Market value of the shares included in column (i) at December 30, 2022 ($32.46 per share), the last trading day of our 2022 fiscal year.

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Option Exercises and Stock Vested
The following table shows amounts received upon vesting of restricted stock units during the fiscal year ended December 31, 2022, as well as shares of Class A stock paid out with respect to the stock-settled 2020-2022 performance awards. No executive officers have stock options.

	Stock Awards[1]
Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
A.G. Sulzberger	27,171	$1,091,459
Meredith Kopit Levien	63,704	$2,492,944
Roland Caputo	22,767	$914,550
Diane Brayton	12,179	$489,230
Jacqueline Welch	—	$—
1.     “Stock Awards” include, for executives, shares of Class A stock paid out in early 2023 with respect to the stock-settled 2020-2022 performance awards. See “—Compensation Discussion and Analysis—Long-Term Incentive Compensation.” “Stock Awards” also include shares of Class A stock delivered during 2022 upon the vesting of 11,348 restricted stock units for Ms. Kopit Levien. The dollar amounts presented in column (e) represent the market value of those shares of Class A stock as of the respective vesting dates. Ms. Welch, who joined the Company in 2021, did not receive a 2020-2022 performance award.

Pension Benefits
The following table shows the number of years of credited service and the actuarial present value of accumulated benefit under the Pension Plan, SERP I and SERP II, as applicable, as of December 31, 2022, the measurement date for each plan. The present value amounts are estimates only, and do not necessarily reflect the actual amounts that will be paid to the named executive officers. Mss. Kopit Levien and Welch do not participate in the Pension Plan, SERP I or SERP II, which were frozen effective December 31, 2009, prior to their joining the Company.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)[1] (c)	Present Value of Accumulated Benefit ($)[2] (d)	Payments During Last Fiscal Year ($) (e)
A.G. Sulzberger	Pension Plan	2	11,508	—
Roland Caputo	Pension Plan	24	956,419	—
	SERP I	24	1,307,797	—
Diane Brayton	Pension Plan	6	99,371	—
	SERP II	6	1,975	—
1.Because the Pension Plan, SERP I and SERP II were frozen effective December 31, 2009, years of credited service for purposes of calculating benefits for Mr. Caputo and Ms. Brayton are determined as of that date.
Prior to its merger with the Pension Plan, the Guild Pension Plan froze accruals effective December 31, 2012. For Mr. Sulzberger, years of credited service for purposes of calculating benefits under the Guild Pension Plan formula are determined as of that date.
2.The assumed retirement age used to calculate the actuarial present value of each named executive officer’s accumulated benefit is the age at which the named executive officer would be eligible to receive unreduced benefits. Under the Pension Plan, Mr. Caputo would be eligible to receive unreduced benefits at age 62, and Mr. Sulzberger and Ms. Brayton would each be eligible to receive unreduced benefits at age 65.
Under SERP I, Mr. Caputo would be eligible to receive unreduced benefits at age 60. Under SERP II, Ms. Brayton would be eligible to receive unreduced benefits at age 65.
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For a discussion of the assumptions used in calculating the valuation, see footnote 4 to the Summary Compensation Table above and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Pension Plan
The Pension Plan is a defined benefit pension plan that is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code. Employees who were hired prior to January 1, 2009, were at least 21 years old and were not covered by a collective bargaining agreement became eligible to participate in the Pension Plan after completing one year of service, during which they rendered at least 1,000 hours of service. Effective December 31, 2009, the Company froze the Pension Plan, meaning no additional benefits accrue after that date. Mr. Caputo and Ms. Brayton are participants. Mr. Sulzberger is a participant in the Pension Plan whose benefit is determined under the Guild Pension Plan formula.
Computation of Pension Plan Benefits
Previously accrued benefits are determined under a formula that provides an annuity benefit at normal retirement age (65). This amount is the sum of:
•1 1/2% of final average earnings (as of December 31, 2008) times years of service up to 25 years (as of December 31, 2008), plus
•5/8% of final average earnings (as of December 31, 2008) times years of service in excess of 25 years up to 40 years (as of December 31, 2008), plus
•5/8% of final average earnings (as of December 31, 2009) times years of service after December 31, 2008, and prior to January 1, 2010;
provided no more than 40 years of service in total may be used in the formula. However, if greater, the annual annuity benefit at normal retirement age is 1.1% of final average earnings (as of December 31, 2009) times years of service (as of December 31, 2009) up to 40 years.
“Final average earnings” are based on the highest 60 consecutive calendar months of earnings during the 120 consecutive months before December 31, 2008 or December 31, 2009, as applicable. For this purpose, earnings include total earnings from base salary, annual cash bonuses, and sales commissions, if any, but are limited each year in accordance with Internal Revenue Service rules ($245,000 in 2009, the last relevant year).
Payment of Benefits
Benefits are payable at age 65 (unless the participant is eligible for early retirement and elects to commence payment before age 65). The normal payment form is a straight life annuity for unmarried participants and a subsidized joint and 50% spouse’s annuity for married participants. A variety of other payment forms are available. A participant generally may not elect to receive retirement benefits in a single lump-sum payment. Reduced benefits are available to participants retiring after age 55 with at least five years of service (early retirement).
Guild Pension Plan Formula
Effective December 31, 2018, the Guild Pension Plan was merged into the Pension Plan. Mr. Sulzberger is a participant in the Pension Plan whose benefits are computed in accordance with the Guild Pension Plan formula described below.
Guild Pension Plan Formula
The Guild Pension Plan formula provides benefits based on 1/10% of average monthly compensation times years of credited service. “Average monthly compensation” is based on the highest 60 consecutive calendar months of earnings during the 120 consecutive months before December 31, 2012. For this purpose, earnings include total earnings from base salary, overtime, merit increases and shift differential, if any, but are limited each year in accordance with Internal Revenue Service rules ($250,000 in 2012, the last relevant year).
Payment of Benefits
Benefits are payable at age 65 (unless the participant is eligible for early retirement and elects to commence payment before age 65). The normal payment form is a straight life annuity for unmarried participants and a joint and
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50% spouse’s annuity for married participants. A variety of other payment forms are available. A participant may elect to receive 50% of retirement benefits in a single lump-sum payment. Reduced benefits are available to participants retiring between ages 51-60 with 30 years of service, or ages 60-65 with 10 years of service.
Supplemental Executive Retirement Plan (SERP I)
SERP I is a frozen nonqualified defined benefit pension plan. Like the Pension Plan, SERP I was amended effective December 31, 2009, to discontinue future benefit accruals. Mr. Caputo is a participant in SERP I.
SERP I Benefits
SERP I retirement benefits are based on a participant’s years of service with the Company and final average earnings, both determined as of December 31, 2009. Final average earnings for purposes of SERP I are computed the same way as under the Pension Plan, except that there is no annual limit on the amount of earnings that can be taken into account when computing SERP I benefits. A participant vests in his or her SERP I benefit upon attaining age 55 and completing 10 years of service. The normal payment form is the straight life annuity for unmarried participants and subsidized joint and 50% spouse’s annuity for married participants. A variety of other payment forms are available, all actuarially equivalent in value. A participant generally may not elect to receive a lump-sum payment. Distributions are subject to compliance with Section 409A of the Internal Revenue Code. All participants are subject to non-competition restrictions for the duration of the period during which the participant is receiving benefits under SERP I.
Normal Retirement
The annual SERP I retirement benefit payable at normal retirement age (age 65) to a participant with at least 20 years of service as of December 31, 2009, is equal to 50% of final average earnings as of December 31, 2009, minus the benefits payable under the Pension Plan at age 65. Mr. Caputo had at least 20 years of service as of December 31, 2009.
Participants with less than 20 years of service as of December 31, 2008, receive an annual SERP I retirement benefit payable at normal retirement age (age 65) equal to (i) 2.5% of final average earnings as of December 31, 2009, for each year of service as of December 31, 2008, plus (ii) 2.2% of final average earnings as of December 31, 2009, for each year of service after December 31, 2008, and prior to December 31, 2009, provided that the aggregate years of service shall not exceed 20 years of service, minus (iii) benefits under the Pension Plan at age 65.
Early Retirement
A SERP I participant who retires between the ages of 60 and 65 with 10 or more years of service will receive a benefit based on the participant’s service and final average earnings at December 31, 2009. This benefit will not be reduced because of early commencement. However, the benefit of a SERP I participant who retires with 10 or more years of service between ages 55 and 60 will be reduced by 1/3 of 1% for each month benefits commence prior to age 60.
Executive Unfunded Pension Plan II (SERP II)
SERP II is a frozen nonqualified defined benefit pension plan. Like the Pension Plan and SERP I, SERP II was amended effective December 31, 2009, to discontinue further benefit accruals. SERP II was designed to provide participants with the additional benefits they would have received under the Pension Plan but for the limitations on the amount of earnings that could be taken into account under that plan. The annual SERP II retirement benefit payable at normal retirement age (age 65) is equal to the excess of (a) the annual normal retirement benefit as of December 31, 2009, under the terms of the Pension Plan calculated without taking into account the annual limit under Section 401(a)(17) of the Internal Revenue Code on the amount of earnings that can be taken into account under the Pension Plan and by including in earnings the amounts deferred by the participant under the Company’s Deferred Executive Compensation Plan (the “DEC”), over (b) the annual normal retirement benefit as of December 31, 2009, under the terms of the Pension Plan.
Ms. Brayton is a participant in SERP II and is vested in her benefit. Under plan terms, the benefit is to be paid following the later of either separation from service or attainment of age 55, and is expected to be payable in a lump sum. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.

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Nonqualified Deferred Compensation
The following table shows Company and participant contributions, earnings and balances as of year-end under the Restoration Plan, SESP and DEC, as applicable.

Name (a)	Plan	Executive Contributions in Last FY ($)[1] (b)	Registrant Contributions in Last FY ($)[2] (c)	Aggregate Earnings in Last FY ($)[3] (d)	Aggregate Withdrawals/ Distributions in Last FY4 ($) (e)	Aggregate Balance at Last FYE ($) (f)
A.G. Sulzberger	Restoration Plan	—	59,765	6,426	—	228,243
Meredith Kopit Levien	Restoration Plan	—	91,899	16,404	—	570,038
Roland Caputo	Restoration Plan	—	62,879	11,608	—	402,925
	SESP	—	—	9,563	—	321,200
	DEC	—	—	(3,038)	(9,839)	12,042
	Total	—	62,879	18,133	(9,839)	736,167
Diane Brayton	Restoration Plan	—	48,725	7,494	—	261,824
Jacqueline Welch	Restoration Plan	—	—	—	—	—
1.Participants are not permitted to make contributions under the Restoration Plan or the SESP.
2.The Company’s contributions to the named executive officers’ accounts under the Restoration Plan are included in column (i), and the portion of earnings credited to such account that are above-market earnings under SEC rules are included in column (h), of the Summary Compensation Table. See footnotes 4 and 5 to the Summary Compensation Table. Under the terms of the Restoration Plan, Ms. Welch is eligible to receive Company contributions beginning in 2023 (covering the 2022 plan year).
3.Participants’ accounts under the Restoration Plan and the SESP are credited with interest on a daily basis at a rate based on the yield of the Bloomberg Long Credit Index, or a successor index, as of the last business day in October of the preceding plan year. For 2022, the interest rate was 3.06%.
4.The amounts included in the table for the SESP represent notional credits to Mr. Caputo’s account during 2022 for interest and the account balances as of the end of the year. Under the terms of the SESP, in no event may the sum of the benefits payable under the SESP and the frozen SERP I exceed the value of the SERP I benefit that the participant would have received had the SERP I not been frozen as of December 31, 2009. As a result, until a SESP participant retires, it is not possible to calculate the amount of such participant’s notional SESP account that would actually be payable to the participant.
See “—Potential Payments Upon Termination or Change in Control” for a description of amounts that would have been payable to Mr. Caputo under the Pension Plan, SERP I and the SESP, assuming a retirement on December 31, 2022, the last day of our 2022 fiscal year.
Restoration Plan
Effective January 1, 2014, participants in the Company 401(k) Plan receive a 100% Company matching contribution on their deferrals up to 6% of earnings each pay period (up to applicable limits under the Internal Revenue Code). Under the Restoration Plan, participants, including executive officers, receive a contribution of 6% of a participant’s earnings in excess of the amount of compensation that can be taken into account under the Company 401(k) Plan.
The Company credits participants’ accounts with interest daily based on the yield of the Bloomberg Long Credit Index, or a successor index.
Participants vest in their accounts pursuant to a five-year graded vesting schedule or, upon a change in control, death, disability, retirement or attainment of age 65 while employed, become 100% vested. Upon termination of employment, participants will receive a lump-sum payment of their vested account balances under the Restoration Plan. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.

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Supplemental Executive Savings Plan
Mr. Caputo is a participant in the SESP, which was frozen effective for plan years commencing after December 31, 2013. For plan years through 2013, a SESP participant’s account was credited each year with a “supplemental contribution” equal to (i) 10% of his or her compensation for those who were SERP I participants on December 31, 2009, or (ii) 5% for those who were not SERP I participants on December 31, 2009. Effective for plan years commencing after December 31, 2013, the Company has amended the SESP to discontinue all future supplemental contributions and transition credits. No other executive may be designated as a participant in the now frozen plan.
Participants vest in their benefit upon attaining age 55 and completing 10 years of service or upon a change in control. Upon termination of employment, participants receive a lump-sum payment of their vested account balances under the SESP. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.
Deferred Executive Compensation Plan
The Company maintains a Deferred Executive Compensation Plan, which allowed executives to defer portions of their salary and annual incentive and long-term performance awards. This plan, in which Mr. Caputo participates, was frozen to new deferrals effective January 1, 2016.

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Potential Payments Upon Termination or Change in Control
This section describes the compensation for the named executive officers assuming (i) a termination of the executive’s employment as a result of a termination, resignation, or death, disability or retirement; (ii) a change in control; or (iii) a termination of employment following a change in control, in all cases, as of December 31, 2022, the last day of our 2022 fiscal year. Ms. Kopit Levien’s Employment Agreement provides for severance in the case of termination of employment and the table below reflects the terms of such agreement. None of the other named executive officers have employment agreements. Certain elements of executive compensation are treated differently under various termination of employment scenarios or upon a change in control, as follows:
•Current Compensation Components—Our current executive compensation consists primarily of a base salary, performance-based annual and long-term incentive compensation, and time-vesting restricted stock units.
◦Base salary is paid through the last day worked, regardless of the reason for termination of employment.
◦Performance awards—In the case of a termination of employment due to death, disability or retirement, an executive would be entitled to prorated portions of outstanding annual and long-term performance awards, based on the period worked, as and when they are paid to other executives. In all other circumstances, except as described in the footnotes in the table below in the case of a change in control, the executive must be employed by the Company on the date of payment in order to receive payout of the applicable award.
◦Restricted stock units—In the case of a termination of employment due to death or disability, all such unvested restricted stock units would immediately vest. In all other circumstances (including retirement, but other than a change in control), restricted stock units would be forfeited upon termination. Upon the occurrence of a change in control, restricted stock units would vest if not assumed by any successor entity, and if so assumed, would vest upon a termination under certain circumstances within 12 months.
•Retirement benefits (Pension Plan and SERPs)—Benefits will be paid out as described above under “—Pension Benefits.”
•Nonqualified deferred compensation (Restoration Plan and SESP)—The Restoration Plan has a five-year graded vesting schedule. As of December 31, 2022, each named executive officer is fully vested in his or her interests under the Plan. Upon termination of employment for any reason, participants in the Restoration Plan and the SESP (or their beneficiaries, in the event of death) receive a lump-sum payment of their vested account balance, reduced, in the case of the SESP, so that the sum of the benefits payable under the SESP and SERP I do not exceed the value of the SERP I benefit that would have been received had SERP I not been frozen as of December 31, 2009. Participants’ accounts under these plans would vest upon a change in control.
The following table and footnotes quantify, for each named executive officer, the payments and benefits that would be required to be paid under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company as of December 31, 2022, the last day of our 2022 fiscal year. Mr. Caputo was eligible to retire as of December 31, 2022, and accordingly, the payments and benefits to him in the case of a termination or resignation would be the same as in the case of retirement.
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Payment Upon Termination or Change in Control Table

Name	Termination ($)	Resignation ($)	Death, Disability or Retirement ($)	Change in Control[1] ($)	Termination Upon Change in Control[1] ($)
A.G. Sulzberger
Salary	—	—	—	—	—
Annual and long-term performance awards[2]	—	—	4,025,980	1,657,600	1,657,600
Restricted stock units[3]	—	—	282,532	—	282,532
Present value of Pension Plan and SERP benefits[4]	11,508	11,508	11,508	—	11,508
Nonqualified deferred compensation[5]	228,243	228,243	305,567	—	228,243
Meredith Kopit Levien[6]
Salary	1,156,250	1,156,250	—	—	—
Annual and long-term performance awards[2]	1,151,199	1,151,199	7,701,214	3,200,000	3,200,000
Restricted stock units[3]	—	—	636,313	—	636,313
Present value of Pension Plan and SERP benefits[4]	N/A	N/A	N/A	N/A	N/A
Nonqualified deferred compensation[5]	570,038	570,038	694,019	—	570,038
Roland Caputo
Salary	—	—	—	—	—
Annual and long-term performance awards[2]	3,017,865	3,017,865	3,017,865	933,333	933,333
Restricted stock units[3]	—	—	556,786	—	556,786
Present value of Pension Plan and SERP benefits[4]	2,264,215	2,264,215	2,264,215	—	2,264,215
Nonqualified deferred compensation[5]	820,273	820,273	820,273	—	820,273
Diane Brayton
Salary	—	—	—	—	—
Annual and long-term performance awards[2]	—	—	1,739,037	550,000	550,000
Restricted stock units[3]	—	—	115,330	—	115,330
Present value of Pension Plan and SERP benefits[4]	101,346	101,346	101,346	—	101,346
Nonqualified deferred compensation[5]	261,824	261,824	320,913	—	261,824
Jacqueline Welch
Salary	—	—	—	—	—
Annual and long-term performance awards[2]	—	—	690,636	419,333	419,333
Restricted stock units[3]	—	—	69,205	—	69,205
Present value of Pension Plan and SERP benefits[4]	N/A	N/A	N/A	N/A	N/A
Nonqualified deferred compensation[5]	—	—	37,844	—	—
1.Amounts included under “Change in Control” include the incremental compensation that the named executive officers would receive as a result of a change in control and do not include compensation under existing programs they would receive as a result of their continued employment following a change in control. Amounts included under “Termination Upon a Change in Control” include the aggregate amount the named executive officer would receive as a result of the change in control and a termination in connection therewith.
Under the 2020 Incentive Plan, upon the occurrence of a change in control, any performance-based awards will be deemed earned at the greater of target level and the actual performance level as of the date of the change in
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control with respect to all open performance periods, and will continue to be subject to time-based vesting following the change in control.
Under the Restoration Plan and the SESP, participants vest in their accounts upon a change in control.
A change in control will generally be deemed to occur:
•if a person or group (other than defined permitted holders) obtains the right or ability to elect or designate for election at least a majority of the Board; or
•upon the consummation of any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or any sale, lease or other transfer of the consolidated assets of the Company and its subsidiaries substantially as an entirety; provided, however, that any such share exchange, consolidation or merger will not be a change in control if holders of the Company’s common stock immediately prior to such transaction collectively own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportion as such ownership immediately prior to such share exchange, consolidation or merger.
2.The amounts shown under each column other than “Change in Control” represent, in the case of annual and long-term awards paid in February 2023, the actual amounts paid, and in the case of long-term performance awards payable in future years, a prorated portion of the target amounts (two-thirds of target for the 2021-2023 cycle and one-third of target for the 2022-2024 cycle). Actual payouts of such ongoing long-term performance awards would be made at the end of the relevant performance period and would depend on the Company’s achievement of the applicable targets.
3.The amounts shown for “Restricted stock units” represent the value of restricted stock units that would become deliverable in shares, based on the Company’s closing stock price on December 30, 2022 ($32.46), the last trading day of our 2022 fiscal year. In the case of a termination of employment due to death or disability, all unvested restricted stock units would immediately vest. In all other circumstances (including retirement), restricted stock units would be forfeited upon termination. Upon the occurrence of a change in control, restricted stock units would vest if not assumed by any successor entity, and if so assumed, would vest upon a termination under certain circumstances within 12 months.
4.The amounts shown above represent the actuarial present value of the aggregate anticipated annual payments under (a) the Pension Plan, (b) the SERP I in the case of Mr. Caputo and (c) the SERP II in the case of Ms. Brayton, assuming retirement at December 31, 2022. The present values in each case are based on the following anticipated annual payments pursuant to the terms of the Pension Plan and SERPs:

A.G. Sulzberger	$2,239
Roland Caputo	$178,074
Diane Brayton	$14,765
Although the total present value of retirement benefits is shown in the Payment Upon Termination or Change in Control Table, lump-sum payments are generally not permitted, except in very limited circumstances. Ms. Brayton and Mr. Sulzberger are not yet eligible for retirement, and Ms. Kopit Levien and Ms. Welch do not participate in the Company-sponsored Pension Plan, which was frozen effective December 31, 2009.
5.The amounts shown represent the sum of the named executive officer’s vested Restoration Plan and SESP account balances. In the case of the Restoration Plan, the account balance of Mr. Caputo reflects a credit for 2022 through December 31, 2022, to be made in 2023. Because Mr. Sulzberger and Mss. Kopit Levien, Brayton and Welch are not yet eligible to retire, they would not be entitled to this Restoration Plan credit in the event of a termination on December 31, 2022, other than in the case of death.
SESP participants vest in their benefit upon attaining age 55 and completing 10 years of service or upon a change in control. Mr. Caputo participates in the SESP, which was frozen effective December 31, 2013.
6.Amounts included under “Termination” and “Resignation” for Ms. Kopit Levien reflect payments to which Ms. Kopit Levien would be entitled under her Employment Agreement in the event her employment is terminated by the Company without cause or she resigns for good reason, in each case, as defined in the Employment
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Agreement, or if the term of her employment expires following a notice on non-extension from the Company. In these circumstances, Ms. Kopit Levien would be entitled to receive an amount equal to 1.25 times the sum of her base salary and target annual incentive award.

CEO Pay Ratio
SEC rules require that we disclose the ratio of the annual total compensation for our President and Chief Executive Officer to that of our median compensated employee (the “CEO Pay Ratio”).
The annual total compensation for 2022 for Ms. Kopit Levien and the Company’s median employee, calculated in accordance with SEC disclosure rules (and using the methodology described below), was $7,560,282 and $169,901, respectively, resulting in a CEO Pay Ratio of 45:1.
Methodology
Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology and process is explained below:
•Determined employee population. To calculate the CEO Pay Ratio, we first identified our median compensated employee for 2022. We began with our global employee population as of October 1, 2022 (approximately 6,200 employees), which included all full-time, part-time, casual and temporary workers, but did not include Ms. Kopit Levien. Applying the de minimis exemption under the SEC rules, we excluded 226 employees from 27 countries identified below, which together comprised less than 5% of our total employee population.

Country	Employees	Country	Employees	Country	Employees
Afghanistan	4	Iraq	10	Philippines	1
Australia	10	Israel	6	Poland	1
Belgium	3	Italy	9	Russian Federation	4
Brazil	4	Japan	7	Senegal	6
Canada	62	Kenya	6	Singapore	7
China	19	Korea, Republic of	26	South Africa	2
Egypt	6	Lebanon	2	Taiwan	1
Germany	10	Mexico	7	Thailand	2
India	9	Netherlands	1	Turkey	1
•Identified the median employee. We then used total 2022 taxable wages for all non-excluded employees to identify the median compensated employee. We did not make any other assumptions, adjustments or estimates with respect to compensation. For this purpose, we did not annualize the wages of any individuals who were employed less than the full calendar year.
•Calculated CEO Pay Ratio. We calculated our median employee’s total 2022 annual compensation using the same methodology we use to calculate total compensation for the President and Chief Executive Officer as it appears in the Summary Compensation Table.

THE NEW YORK TIMES COMPANY - P. 73

Pay Versus Performance Disclosure
In accordance with recently adopted SEC disclosure rules, the following disclosure provides information on the relationship between “compensation actually paid” (as defined below) to our CEO and other named executive officers (“non-CEO NEOs”), and certain financial performance measures over the last three years.

Year	Summary Compensation Table Total for CEO[1]		Compensation Actually Paid to CEO[2]		Average Summary Compensation Table Total for non-CEO NEOs [3]	Average Compensation Actually Paid to non-CEO NEOs[2]	Value of Initial Fixed $100 Investment Based On4:		Net Income	Adjusted Operating Profit[5]
	Meredith Kopit Levien	Mark Thompson	Meredith Kopit Levien	Mark Thompson			Company TSR	Peer Group TSR
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)
2022	$7,560,282	n/a	$2,839,474	n/a	$2,677,238	$1,311,503	$103	$93	$173,905	$347,931
2021	$5,755,526	n/a	$6,223,605	n/a	$2,567,249	$2,749,102	$150	$166	$219,971	$335,399
2020	$4,372,190	$5,062,485	$8,240,727	$7,302,745	$2,039,043	$3,350,817	$161	$127	$100,103	$250,617
1.Effective September 8, 2020, Ms. Kopit Levien, who previously served as Chief Operating Officer, succeeded Mark Thompson as Chief Executive Officer. Amounts included for Ms. Kopit Levien for 2020 reflect her compensation for the full year; amounts for Mr. Thompson for 2020 reflect his service as Chief Executive Officer until September 8, 2020.
2.Amounts included in columns (c) and (e) are referred to as “compensation actually paid” or “CAP” and have been calculated in accordance with SEC proxy disclosure rules. These amounts do not represent the actual amount of compensation earned by or paid to the executives during the applicable year. In particular, with respect to equity-based compensation, “compensation actually paid” does not represent amounts actually paid to the executive or necessarily the value that will ultimately be realized under equity awards. Rather, it primarily reflects the change in fair market value of equity awards during the applicable year.
The determination of ”compensation actually paid” begins with the total compensation reported in the Summary Compensation Table (the “SCT”). In determining compensation actually paid, SEC proxy disclosure rules require that certain adjustments be made to the SCT totals with respect to equity-based and other compensation. For equity-based awards made during the year, the recorded grant date value is replaced with the estimated year-end value. For equity-based awards made in prior years, but paid out during the year, the value at payout is included. And for equity-based awards made in prior years that remain unvested at year-end, the estimated change in value from the beginning to the end of the year is included.
For performance-based equity awards, the estimate of year-end value is based upon the “probable outcome” of the performance conditions as of the last day of the fiscal year.
Given the methodology under which “compensation actually paid” is required to be calculated, these amounts are subject to significant fluctuation based on stock price volatility and varying levels of projected and actual achievement under performance-based equity awards. For a discussion of how the Compensation Committee assessed Company performance and the compensation of our named executive officers, see “—Compensation Discussion and Analysis.”

P. 74 - THE NEW YORK TIMES COMPANY

The following table reconciles “compensation actually paid” to total compensation reported in the Summary Compensation Table for each of Ms. Kopit Levien and Mr. Thompson over the last three years:

	Meredith Kopit Levien			Mark Thompson
	2022	2021	2020	2020
Total compensation as reported in SCT	$7,560,282	$5,755,526	$4,372,190	$5,062,485
Adjustments[a]
Deduct: Grant date fair value of equity awards in fiscal year as reported in SCT	$(4,058,961)	$(2,664,222)	$(2,232,818)	$(2,693,146)
Add: Fair value of equity awards granted in current fiscal year at end of year	$2,916,184	$2,870,597	$3,132,763	$293,138
Add: Change in fair value from end of prior fiscal year to vesting date for equity awards made in prior fiscal years that vested during current fiscal year	$(1,565,632)	$(261,307)	$493,045	$1,265,922
Add: Change in fair value from end of prior fiscal year to end of current fiscal year for equity awards made in prior fiscal years that were unvested at end of current fiscal year	$(2,012,400)	$523,011	$2,475,547	$3,374,345
Add: Dividends or other earnings paid on equity awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	$—	$—	$—	$—
Deduct: Fair value of equity awards forfeited in current fiscal year determined at end of prior fiscal year	$—	$—	$—	$—
Compensation Actually Paid	$2,839,474	$6,223,605	$8,240,727	$7,302,745
a.Mr. Thompson did not, and Ms. Kopit Levien does not, participate in any defined benefit or pension plan and therefore no reconciliation is included in the table with respect to any such amounts.
The following table reconciles “compensation actually paid” to total compensation reported in the Summary Compensation Table for the non-CEO NEOs (averaged) over the last three years:

	Non-CEO NEOs (Average)
	2022	2021	2020
Total compensation as reported in SCT	$2,677,238	$2,567,249	$2,039,043
Adjustments
Deduct: Grant date fair value of equity awards in fiscal year as reported in SCT	$(1,134,879)	$(768,582)	$(570,236)
Add: Fair value of equity awards granted in current fiscal year at end of year	$823,851	$839,197	$1,026,022
Add: Change in fair value from end of prior fiscal year to vesting date for equity awards made in prior fiscal years that vested during current fiscal year	$(469,556)	$(72,599)	$106,411
Add: Change in fair value from end of prior fiscal year to end of current fiscal year for equity awards made in prior fiscal years that were unvested at end of current fiscal year	$(585,150)	$183,836	$961,518
Add: Dividends or other earnings paid on equity awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	$—	$—	$—
Deduct: Fair value of equity awards forfeited in current fiscal year determined at end of prior fiscal year	$—	$—	$—
Deduct: Aggregate change in actuarial present value of all defined benefit and actuarial pension plans as reported in SCT	$—	$—	$(211,942)
Add: Aggregate service cost for pension plans	$—	$—	$—
Compensation Actually Paid	$1,311,503	$2,749,102	$3,350,817
3.Non-CEO NEOs whose average compensation is reflected in columns (d) and (e) consist of A.G. Sulzberger, Roland Caputo and Diane Brayton for each of the years presented; Jacqueline Welch for 2021 and 2022; and R. Anthony Benten, Senior Vice President, Treasurer and Chief Accounting Officer, for 2020.
THE NEW YORK TIMES COMPANY - P. 75

4.Total Stockholder Return, or “TSR,” and Peer Group TSR reflect our TSR compared with that of the companies in the Standard and Poor’s 1500 Media and Entertainment Index (the “Peer Group Index”). The dollar amounts in columns (f) and (g) represent the value at the end of the applicable year of an assumed $100 investment in, respectively, the Company’s Class A stock and the Peer Group Index on the last trading day of 2019, assuming reinvestment of dividends.
5.SEC proxy disclosure rules require the CAP table to include a “company-selected measure.” We have included adjusted operating profit, defined as (i) revenues less (ii) total operating costs (excluding severance, depreciation and amortization and multiemployer pension plan withdrawal costs). As discussed in the “Compensation Discussion and Analysis,” adjusted operating profit is a key measure used in determining payouts under our annual and long-term incentive compensation plans, and was determined to be the most important financial performance metric used to link performance to CAP for 2022. For purposes of this pay versus performance disclosure, adjusted operating profit is as reported in our Annual Report on Form 10-K for the applicable fiscal year. See Appendix A for a calculation of adjusted operating profit.

Graphical Comparison of Certain Measures
The following graphs provide a comparison of the Company’s three-year cumulative TSR with that of the Peer Group Index, as well as comparisons of “compensation actually paid” with Company TSR, net income and adjusted operating profit (the Company-selected measure).

Company TSR vs. Peer Group TSR
Total Stockholder Return
$200
$100
$—
2019
2020
2021
2022
$161
$166
$150
$127
$103
$93
3-Year Company TSR
3-Year Peer Group TSR

Compensation Actually Paid vs. TSR
Compensation Actually Paid $000s
Total Stockholder Return
$9,000
$6,000
$3,000
$—
$200
$150
$100
$50
$—
$7,303
$8,241
$161
$3,351
$150
$6,224
$2,749
$103
$2,839
$1,312
2020
2021
2022
CAP to CEO (Thompson)
CAP to CEO (Kopit Levien)
Average CAP to Non-CEO NEOs
Company TSR

Compensation Actually Paid vs. Net Income
Compensation Actually Paid $000s
Net Income $Millions
$9,000
$6,000
$3,000
$—
$300
$200
$100
$—
$7,303
$8,241
$3,351
$100
$220
$6,224
$2,749
$174
$2,839
$1,312
2020
2021
2022
CAP to CEO (Thompson)
CAP to CEO (Kopit Levien)
Average CAP to Non-CEO NEOs
Net Income

Compensation Actually Paid vs. Adjusted Operating Profit
Compensation Actually Paid $000s
Adjusted Operating Profit $Millions
$9,000
$6,000
$3,000
$—
$400
$200
$—
$7,303
$8,241
$3,351
$251
$335
$6,224
$2,749
$348
$2,839
$1,312
2020
2021
2022
CAP to CEO (Thompson)
CAP to CEO (Kopit Levien)
Average CAP to Non-CEO NEOs
Adjusted Operating Profit

P. 76 - THE NEW YORK TIMES COMPANY

Tabular Disclosure of Most Important Compensation-Related Measures
The following four financial metrics represent the most important metrics used to determine compensation actually paid for 2022. See “Compensation Disclosure and Analysis” for more information.

Metric	Overview
Adjusted Operating Profit	Company-selected measure included in the above table. Actual adjusted operating profit compared with the budgeted target amount is a key measure used in determining payouts under our annual and long-term incentive compensation plans.
Digital Subscription and Advertising Revenue	Key metric in determining payouts under our annual incentive plan in 2022.
Digital Subscription Revenue	Key metric in determining payouts under our 2022-2024 long-term performance award program.
TSR relative to S&P 500 Index	Key metric in determining payouts under our long-term performance award program. This metric, which compares Company TSR to that of the S&P 500 Index, differs from the Peer Group TSR identified in the above table. The Compensation Committee determined to base long-term incentive compensation in part on relative S&P 500 TSR for the reasons discussed in the “Compensation Discussion and Analysis.”

Equity Compensation Plan Information
The following table presents information regarding our existing equity compensation plans as of December 31, 2022:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights[1]	Weighted average exercise price of outstanding options, warrants and rights[2]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))[3]
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders
Stock-based awards	3,068,135	$—	13,170,603
Total	3,068,135		13,170,603
Equity compensation plans not approved by security holders	None	None	None
1.Includes (i) 1,816,940 shares of Class A stock issuable upon the vesting of outstanding stock-settled restricted stock units granted under the 2020 Incentive Plan; (ii) 186,127 shares of Class A stock related to vested stock-settled restricted stock units granted under the 2010 Incentive Plan and 2020 Incentive Plan issuable to non-employee directors upon cessation of service from the Board; and (iii) 1,065,068 shares of Class A stock that would be issuable at maximum performance pursuant to outstanding stock-settled performance awards under the 2010 Incentive Plan and 2020 Incentive Plan. Under the terms of the performance awards, shares of Class A stock are to be issued at the end of three-year performance cycles based on the Company’s achievement against specified performance targets. The shares included in the table represent the maximum number of shares that would be issued under the outstanding performance awards; assuming target performance, the number of shares that would be issued under the outstanding performance awards is 532,534.
2.There were no outstanding stock options as of December 31, 2022.
3.As of December 31, 2022, the 2020 Incentive Plan had 13,170,603 shares of Class A stock remaining available for issuance upon the grant, exercise or other settlement of stock-based awards. This amount includes shares subject to awards under the 2010 Incentive Plan that were canceled, forfeited or otherwise terminated, or withheld to satisfy the tax withholding requirements in accordance with the terms of the 2020 Incentive Plan. Stock options granted under the 2020 Incentive Plan must provide for an exercise price of 100% of the fair market value (as defined in the 2020 Incentive Plan) on the date of grant.

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PROPOSAL NUMBER 3—APPROVAL OF THE NEW YORK TIMES COMPANY 2023 EMPLOYEE STOCK PURCHASE PLAN

Our Board of Directors (the “Board”) is asking stockholders to approve The New York Times Company 2023 Employee Stock Purchase Plan (the “ESPP”). On February 16, 2023, on the recommendation of the Compensation Committee, our Board approved the ESPP, subject to the approval of the Class A and Class B stockholders, voting together as a single class, and, accordingly, our Board directed that the ESPP be submitted to the Company’s stockholders for approval at the Annual Meeting.
Our Board expects that the ESPP will be an important component of the overall compensation package we offer to our employees. The ESPP provides eligible employees with an opportunity to purchase shares of our Class A stock at a discount from market value and to benefit from stock price appreciation, thus enhancing the alignment of employee and stockholder interests.
The ESPP is broad-based and allows us to provide an incentive to attract, retain and reward eligible employees of the Company and any participating subsidiary companies (whether now existing or subsequently established) with the opportunity to periodically purchase shares of the Company’s Class A stock at a discount through their accumulated periodic payroll deductions. The Board believes that employees’ economic interest, as stockholders, in our performance and success will greatly contribute to our long-term growth and profitability.
The ESPP is intended to qualify as an employee stock purchase plan under Section 423 (“Section 423”) of the Internal Revenue Code of 1986, as amended (the “Code”). Favorable tax treatment is available for United States tax residents participating in a Section 423 plan. The ESPP also authorizes the grant of rights to purchase shares of Class A stock that do not qualify under Section 423 pursuant to rules, procedures or sub-plans adopted by the plan administrator to achieve tax, securities law or other compliance objectives in particular locations outside of the United States.
Description of the ESPP
The following is a summary of the principal features of the ESPP, but such summary does not purport to be a complete description of all the provisions of the ESPP and is qualified in its entirety by reference to the provisions of the ESPP attached hereto as Appendix B.
Stock Subject to the Plan: The ESPP provides employees with the right to purchase shares of Class A stock through payroll deduction. A total of 8,000,000 shares of Class A stock have been reserved for issuance under the ESPP (the “Shares”), subject to adjustment as described in the ESPP. The Shares issuable under the ESPP may be made available from authorized but unissued Shares or from Shares repurchased by us, including Shares repurchased on the open market.
In the event that any change is made to outstanding Class A stock (whether by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; a merger, reorganization or consolidation; a reclassification or change in par value or any other extraordinary or unusual event affecting the Company’s outstanding capital stock without the Company’s receipt of consideration), the Compensation Committee of the Board (the “Committee”) will make appropriate adjustments to (i) the maximum number and class of Shares issuable under the ESPP, (ii) the maximum number and class of Shares purchasable per participant on any purchase date, and (iii) the number and class of Shares and the price per Share in effect under each outstanding purchase right to prevent the dilution or enlargement of benefits thereunder.
Administration: Subject to the terms of the ESPP, the Committee, in its role as plan administrator, has the authority to interpret and construe any provision of the ESPP, establish rules and regulations relating to administering the ESPP, and make all other determinations necessary or advisable for the administration of the ESPP. The Committee may delegate its authority to one or more subcommittees or to one or more individuals, in each case, as the Committee determines appropriate and as consistent with applicable law.
Participating Employers: On the date that the ESPP is approved by our stockholders, the Company will be a “participating employer” in the ESPP and, prior to the first purchase period, the plan administrator will designate which of the Company’s subsidiaries (whether now existing or subsequently established or acquired) will be participating employers in the ESPP.
Eligibility: Generally, all employees of each participating employer may become eligible to participate in the ESPP, with the exception of: (a) employees who have not completed thirty (30) days of service; (b) employees who are not engaged on a regularly scheduled basis of more than twenty (20) hours per week; (c) employees whose customary employment is for less than five (5) months per calendar year; and (d) employees possessing 5% or more of the total
P. 78 - THE NEW YORK TIMES COMPANY

combined voting power or value of all classes of stock of the Company or any of its affiliates (within the meaning of Section 423). The plan administrator may waive or lessen (a), (b) or (c) of the requirements above before the start of a purchase period, as long as such waiver or lessening of requirements is applied in an identical manner to all employees of participating employers. The requirements listed above will not apply to any employees for whom application of such requirement would violate applicable law. In addition to the exclusions above, the plan administrator may also exclude employees who are treated as “highly compensated employees” as defined within the meaning of section 414(q) of the Code or certain subsets of such employees consistent with the applicable tax rules.
Individuals employed outside the United States, to the extent they are employed by a participating employer, may be subject to similar eligibility restrictions, unless prohibited by the laws of the jurisdiction in which they are employed.
As of February 28, 2023, approximately 5,000 employees, including 5 executive officers, would be eligible to participate in the ESPP based on the Company’s expectations with respect to eligibility for the initial purchase period.
Purchase Periods and Purchase Rights: Shares will be available under the ESPP through a series of purchase periods. The duration of each purchase period will be set by the plan administrator prior to the start date, but no purchase period may have a duration in excess of twenty-seven (27) months. Currently, the purchase periods are expected to be of six-month durations.
At the time the participant joins a purchase period, the participant will be granted a purchase right to acquire Shares on the last day of the purchase period. All payroll deductions collected from the participant for each purchase period will be automatically applied to the purchase of Shares at the end of that purchase period, subject to certain limitations.
Purchase Price; Valuation: The purchase price per Share, at which Shares will be purchased during each purchase period under the ESPP, will be determined by the plan administrator. Currently, the purchase price is expected to be 85% of the lower of (a) the fair market value of a Share on the first trading day of the purchase period or (b) the fair market value of a Share on the applicable purchase date. The fair market value of a Share on a given date is the closing price per Share as reported by the New York Stock Exchange. The plan administrator may, prior to the start of any purchase period, establish a higher purchase price per Share for that purchase period.
As of February 28, 2023, the fair market value of a Share (the closing price on the New York Stock Exchange) was $38.50.
Payroll Deductions: To participate in the ESPP, an eligible employee must complete the enrollment procedure as prescribed by the plan administrator. Each participant may authorize us to make payroll deductions of up to 10% from the participant’s salary or base wages on each regular payday for as long as the participant participates in the ESPP (unless the plan administrator establishes a different maximum percentage prior to the initiation of the applicable purchase period or a lesser maximum amount is required under applicable law). For a specific purchase period, the plan administrator may allow participants to elect deductions based on a flat amount, designated in U.S. dollars or other currency specified by the plan administrator.
A participant generally may reduce such participant’s contribution percentage or discontinue participation in the ESPP at any time during the purchase period, but only one such change may be made to contributions during a purchase period. If a participant’s employment terminates for any reason, all amounts credited to the participant for the applicable period will be returned to the participant (unless such termination of the purchase right is prohibited by applicable law).
All funds held or received by the Company under the ESPP may be used for any corporate purpose until applied to the purchase of Shares or refunded to participants and shall not be segregated from our general assets.
A participant may withdraw from the ESPP no later than fifteen (15) days prior to the close of a purchase period (or such other period designated by the plan administrator or as required by applicable law) and reduce the participant’s contributions to $0 for the applicable purchase period.
Special Limitations: The ESPP imposes certain limitations upon a participant’s right to acquire Shares, including the following:
a.Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates (within the meaning of Section 423).
THE NEW YORK TIMES COMPANY - P. 79

b.A participant may not be granted rights to purchase more than $25,000 worth of Shares (valued at the time each purchase right is granted) for each calendar year in which such purchase rights are outstanding, consistent with the requirements of Section 423.
c.No participant may purchase more than 1,500 Shares on any one purchase date, unless a different limit is determined by the plan administrator for a particular purchase period. The plan administrator may elect to specify a maximum number of Shares that may be purchased during a purchase period by all participants.
d.Under the ESPP, the Company is not required to issue or deliver Shares, or certificates or book entries for Shares, until the satisfaction of applicable legal and listing requirements.
Stockholder Rights: No participant will have any stockholder rights with respect to the Shares covered by his or her purchase rights until the Shares are actually purchased on the participant’s behalf and the participant has become a holder of record of the purchased Shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.
Assignability: No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.
Change of Control: In the event of a change of control, the plan administrator may take such action as deemed appropriate, including:
a.provide that each outstanding purchase right shall remain outstanding;
b.provide that each outstanding purchase right will terminate as of a date prior to the effective date of the change of control without being exercised, and that all payroll deductions of each participant accumulated during such purchase period shall be refunded, consistent with the requirements of Section 423;
c.accelerate the next purchase date to a date immediately before the closing date of the change of control, and applying the accumulated payroll deductions to the purchase of Shares at the purchase price in effect for that purchase period;
d.provide that no new purchase period shall be initiated following the announcement of such change of control; or
e.provide that each outstanding purchase right will be assumed or that an equivalent right will be substituted by the successor corporation (or parent or subsidiary thereof).
Share Pro-Ration: Should the total number of Shares to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of Shares then available for issuance under the ESPP, the plan administrator will make a pro-rata allocation of the available Shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Shares pro-rated to such individual, will be refunded.
ESPP Brokerage Account: The Shares purchased by each participant will be deposited into a brokerage account that the Company will establish for the participant at a brokerage firm that the Company will designate. Unless the Shares are sold, the Shares must be held in that brokerage account until the later of the end of the two-year period from the start date of the purchase period in which the Shares were purchased and the end of the one-year period measured from the purchase date. Unless the Shares are sold, the Shares in the brokerage account are not transferable until the holding periods described above have expired.
Termination and Amendment of the Plan: Our Board may terminate the ESPP at any time. Currently, the ESPP is set to terminate upon the earliest of (i) the 10th anniversary of the date the ESPP is approved by shareholders, (ii) the date on which all Shares available for issuance under the ESPP have been sold pursuant to purchase rights exercised under the ESPP or (iii) the date on which all purchase rights are exercised in connection with a change of control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the ESPP following its termination.
Our Board may alter, amend or suspend the ESPP at any time and for any reason, except that the Board must seek approval of the Company’s stockholders to (i) increase the number of Shares issuable under the ESPP, except for permissible adjustments in the event of certain changes in the Company’s capitalization, or (ii) change the class of corporations that may be designated by the Board as able to participate in the ESPP.
U.S. Federal Income Tax Consequences: The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under a plan which so qualifies, no taxable income will be recognized by a participant subject to U.S. taxation, and no deductions will be allowable to us, upon either the grant or the
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exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the Shares acquired by the participant under the ESPP or in the event the participant should die while still owning the purchased Shares.
If the participant sells or otherwise disposes of the purchased Shares within two years after the start date of the purchase period in which such Shares were acquired or within one year after the purchase date on which those Shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the Shares on the purchase date exceeded the purchase price paid for those Shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. Any additional gain upon the disposition will be taxed as a long-term or short-term capital gain, as applicable.
If the participant sells or disposes of the purchased Shares more than two years after the start date of the purchase period in which the Shares were acquired and more than one year after the purchase date of those Shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the Shares on the sale or disposition date exceeded the purchase price paid for those Shares or (ii) 15% of the fair market value of the Shares on the start date of the purchase period in which such Shares were acquired; and any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.
Accounting Treatment: Pursuant to the accounting principles that are applicable to employee stock purchase plans, the fair value of each purchase right granted under the ESPP is charged as a direct compensation expense to our reported earnings over the purchase period to which that purchase right pertains. The fair value of each such purchase right will be determined as of its grant date.
Dilution: When determining the number of Shares available for issuance under the ESPP, the Board considered, among other factors, its expectation of potential future share purchases under the ESPP and the potential dilution of the ESPP to the Company’s current stockholders as measured by “overhang.” The 8,000,000 Shares available for issuance under the ESPP represent an “overhang” of approximately 4.65% as of February 28, 2023. We calculate “overhang” as the ratio of: (a) Shares available for issuance under the ESPP; divided by (b) the sum of: (i) 163,853,054, which is the number of Shares outstanding as of February 28, 2023; and (ii) the Shares available for issuance under the ESPP.
New Plan Benefits under the ESPP: The benefits to be received by our executive officers and employees under the ESPP are not determinable because, under the terms of the ESPP, the amounts of future stock purchases are based upon elections made by eligible employees subject to the terms and limits of the ESPP. Our non-employee directors are not eligible to participate in the ESPP.
Recommendation and Vote Required
The Board of Directors recommends a vote FOR the following resolution, which will be presented at the Annual Meeting:
RESOLVED, that adoption of The New York Times Company 2023 Employee Stock Purchase Plan described in Proposal 3 in the Company’s 2023 Proxy Statement be, and the same hereby is, ratified, confirmed and approved.
The affirmative vote of the holders of a majority of the shares of Class A and Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, voting together as a single class, is required for approval of this resolution. As a result, abstentions will have the same effect as a vote against the proposal; broker-non votes will not be counted as present and entitled to vote on this proposal and accordingly will have no effect.

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PROPOSAL NUMBER 4—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Public companies in the United States are required by Section 14A of the Exchange Act to provide stockholders a non-binding advisory vote to approve the compensation of the company’s named executive officers disclosed in the annual proxy statement (a “say-on-pay” vote). Under our Certificate of Incorporation, an advisory vote to approve compensation is not among the expressly enumerated items as to which the Class A stock has a vote. As a result, for the Company, the say-on-pay vote is reserved for a vote of the Class B stockholders. At the Company’s 2022 Annual Meeting, the Class B stockholders overwhelmingly supported the say-on-pay proposal. At the 2023 Annual Meeting, the Company is again providing Class B stockholders a non-binding advisory vote to approve the compensation of the Company’s named executive officers.
Say-on-Pay Vote
Executive compensation is an important matter for the Company. We structure compensation for our executive officers:
•to drive performance through the achievement of short-term and long-term objectives;
•to link our executives’ total compensation to the interests of our stockholders and to drive the creation of value for stockholders over the long term; and
•to enable us to attract, retain and motivate the highest caliber of executives by offering competitive compensation and rewarding superior performance.
We believe our compensation program, as currently structured and as implemented for 2022, is strongly aligned with the long-term interests of our stockholders. We urge you to read “Compensation of Executive Officers,” including the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion, beginning on page 41 of this Proxy Statement, for details on our executive compensation.
Recommendation and Vote Required
The Board of Directors recommends that the Class B stockholders vote FOR the following resolution, which will be presented at the Annual Meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby approved.
As an advisory vote, the result is non-binding on the Company and the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
The affirmative vote of a majority of the shares of Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required pursuant to the Company’s By-laws for approval of this advisory proposal. Accordingly, broker non-votes will have no effect on this proposal and abstentions will have the same effect as votes against this proposal.
Subject to the outcome of the advisory vote on the frequency of future say-on-pay votes (Proposal 5), we expect that the next say-on-pay vote will occur at the Company’s 2024 Annual Meeting.

P. 82 - THE NEW YORK TIMES COMPANY

PROPOSAL NUMBER 5—ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

In addition to an advisory say-on-pay vote on the compensation of the named executive officers, U.S. public companies are required by Section 14A of the Exchange Act to provide stockholders, as least once every six years, the opportunity to indicate how frequently stockholders would prefer future say-on-pay votes to be held.
We are asking our Class B stockholders to vote on the frequency of future say-on-pay votes. In voting on this proposal, Class B stockholders will have four choices – recommending that say-on-pay votes occur every one, two or three years, or abstaining from voting on this proposal. As an advisory vote, this vote is also non-binding. However, as with the say-on-pay vote described in Proposal 4, the Board of Directors will consider the outcome of the vote when making a future decision as to the frequency of say-on-pay votes. The Company has had a say-on-pay vote at each annual meeting since 2011.
The Board recommends that future advisory votes on the compensation of our named executive officers continue to be held annually. The Board believes that holding a vote every year is a good corporate governance practice and allows stockholders to provide their input on the Company’s executive compensation philosophy, policies and practices.
Recommendation and Vote Required
The Board of Directors recommends that the Class B stockholders vote 1 YEAR on the following resolution, which will be presented at the Annual Meeting, for a recommendation that the say-on-pay vote occur:
RESOLVED, that the compensation paid to the Company’s named executive officers for the preceding year, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, be subject to an advisory vote of the Company’s Class B stockholders every:

___ 1 YEAR         ___ 2 YEARS         ___ 3 YEARS
Notwithstanding the Board’s recommendation, as noted above, Class B stockholders will have four choices on the frequency vote and, thus, may vote to recommend a say-on-pay vote every two or three years, or abstain from voting, in addition to voting in accordance with the recommendation of the Board.
Under the Company’s By-laws (and New York law), the affirmative vote of a majority of the shares represented at a meeting, in person or by proxy, and entitled to vote on a proposal is required to formally adopt such proposal as a stockholder resolution. Given the multiple voting choices available to Class B stockholders, it is possible that none of the alternatives of one, two or three years will receive such a majority vote. Nevertheless, the Board of Directors considers this vote the equivalent of a poll of the Class B stockholders and will consider the number of votes each alternative receives when making future decisions as to the timing of say-on-pay votes. An abstention on this proposal will have the effect of increasing the possibility that no alternative receives a majority vote; a broker non-vote will have no such effect.
We expect that the next frequency vote will occur at the Company’s 2029 Annual Meeting.

THE NEW YORK TIMES COMPANY - P. 83

OTHER MATTERS

Stockholder Proposals for the 2024 Annual Meeting
Stockholder Proposals for Inclusion in the Proxy Materials for the 2024 Annual Meeting
Stockholders who intend to present proposals at the 2024 Annual Meeting under SEC Rule 14a-8 must ensure that such proposals are received by the Corporate Secretary of the Company not later than November 11, 2023. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company’s 2024 proxy materials.
Director Nominations or Other Stockholder Proposals for the 2024 Annual Meeting
The Company’s By-laws provide that the nomination of persons for election to the Board and the proposal of business to be considered by stockholders may be made at the annual meeting as set out in the Company’s notice of such meeting, by or at the direction of the Board or by any stockholder of the Company who is entitled to vote at the meeting on such nomination or other proposal, and who, in the case of a holder of Class A stock, complies with certain notice procedures. Generally, any holder of Class A stock proposing to nominate an individual for election to the Board by the Class A holders or proposing business to be considered by the Class A holders at an annual meeting must give written notice and certain information specified in the By-laws to the Corporate Secretary of the Company not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting. As a result, stockholders who intend to present proposals at the 2024 Annual Meeting under these provisions must give written notice to the Corporate Secretary, and otherwise comply with the By-law requirements, no earlier than December 28, 2023, and no later than January 27, 2024.
Further, stockholders who intend to nominate an individual for election to the Board and solicit proxies in support of such nominee at the 2024 Annual Meeting must also provide the notice and additional information required by SEC Rule 14a-19 to the Corporate Secretary of the Company not later than February 26, 2024. The supplemental notice and information required by Rule 14a-19 are in addition to the advance notice requirements under the Company’s By-laws, described above, and do not extend any such deadline set forth under the By-laws.
Certain Matters Relating to Proxy Materials
We have adopted a procedure approved by the SEC called householding. Under this procedure, certain stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement, unless one or more of these stockholders notifies us that they would like to continue to receive individual copies. This delivery method can result in meaningful cost savings for the Company. Stockholders who participate in householding will continue to receive separate proxy cards.
We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and annual report or Notice in a separate envelope, as applicable, to a stockholder at a shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Proxy Statement, Annual Report or Notice in a separate envelope, either now or in the future, please contact Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
If you are currently receiving separate copies and wish to receive only one copy of future proxy materials for your household, in one envelope, please contact Broadridge at the above phone number or address.
By Order of the Board of Directors.
MICHAEL A. BROWN
Vice President, Assistant General Counsel
and Corporate Secretary
New York, NY
March 10, 2023

THE NEW YORK TIMES COMPANY - P. A-84

APPENDIX A—COMPUTATION OF ADJUSTED OPERATING PROFIT

The following provides additional information on the computation of adjusted operating profit used to determine executive compensation paid in connection with the 2022 annual incentive awards and the long-term performance awards for 2020-2022. Adjusted operating profit is a non-GAAP financial measure.
Adjusted operating profit is defined as (i) revenues less (ii) total operating costs (excluding depreciation and amortization, severance and multiemployer pension plan withdrawal costs), adjusted to exclude the effect of acquisitions and dispositions, certain non-cash impairment charges and certain other pre-approved items. The Committee believes that adjusted operating profit is a useful measure of our performance for compensation purposes because it facilitates comparisons with historical operating performance on a consistent basis. In addition, adjusted operating profit is a measure often used by investors, analysts and others to assess Company performance, and thus serves to align the interests of our executives with those of our stockholders.
2022 Annual Incentive Award
The following table shows the computation of adjusted operating profit for our 2022 fiscal year, as defined above, for purposes of the financial component of the 2022 annual incentive compensation.

(in thousands)
Total revenues	$2,308,321

Total operating costs	2,052,584
Less:
Depreciation and amortization	82,654
Severance	4,669
Multiemployer pension plan withdrawal costs	4,871
Adjusted operating costs excluding depreciation and amortization, severance and multiemployer pension plan withdrawal costs	1,960,390
Adjusted operating profit (as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)	347,931
Pre-approved adjustment:
Impact of non-cash impairment	(4,069)
Adjusted operating profit (for purposes of 2022 annual incentive award)	$343,862
THE NEW YORK TIMES COMPANY - P. A-1

2020-2022 Long-Term Performance Award
The following table shows the computation of adjusted operating profit for the 2020-2022 fiscal years, as defined above, for purposes of the adjusted operating profit component of the 2020-2022 long-term performance awards.

(in thousands)	2020	2021	2022	Cumulative
Total revenues	$1,783,639	$2,074,877	$2,308,321	$6,166,837

Total operating costs	1,607,383	1,803,012	2,052,584	5,462,979
Less:
Depreciation and amortization	62,136	57,502	82,654	202,292
Severance	6,675	882	4,669	12,226
Multiemployer pension plan withdrawal costs	5,550	5,150	4,871	15,571
Adjusted operating costs excluding depreciation and amortization, severance and multiemployer pension plan withdrawal costs	1,533,022	1,739,478	1,960,390	5,232,890
Adjusted operating profit (as reported in the Company’s Annual Report on Form 10-K for the applicable fiscal year)	250,617	335,399	347,931	933,947
Pre-approved adjustments:
Impact of acquisitions or dispositions	—	—	35,874	35,874
Impact of non-cash impairment			(4,069)	(4,069)
Additional negative discretionary adjustment approved by Compensation Committee to exclude the effect of an additional six days in fiscal year 2022	—	—	(7,684)	(7,684)
Adjusted operating profit (for purposes of 2020-2022 long-term performance award)	$250,617	$335,399	$372,052	$958,069
Amounts may not add due to rounding.

THE NEW YORK TIMES COMPANY - P. B-2

APPENDIX B—THE NEW YORK TIMES COMPANY 2023 EMPLOYEE STOCK PURCHASE PLAN

THE NEW YORK TIMES COMPANY
2023 EMPLOYEE STOCK PURCHASE PLAN
(Effective as of the Effective Date)

I.PURPOSE OF THE PLAN
This The New York Times Company 2023 Employee Stock Purchase Plan (the “Plan”) is intended to promote the interests of the Company by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan intended to meet the requirements of section 423 of the Code.
Capitalized terms herein shall have the meanings assigned to such terms in Section XII.
II.ADMINISTRATION OF THE PLAN
a.The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate in order to implement the Plan or to comply with the requirements of section 423 of the Code. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.
b.The Plan Administrator may authorize one or more offerings under the Plan that are not designed to comply with the requirements of section 423 of the Code but with the requirements of the foreign jurisdictions in which those offerings are conducted. Such offerings shall be separate from any offerings designed to comply with the requirements of section 423 of the Code but may be conducted concurrently with those offerings. In no event, however, shall the terms and conditions of any offering contravene the express limitations and restrictions of the Plan, except to the extent required by applicable law, and to the extent required by section 423 of the Code, the participants in each separate offering shall have equal rights and privileges under that offering in accordance with the requirements of section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.
c.Notwithstanding any provision to the contrary in the Plan, the Plan Administrator may adopt such rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States.
III.SHARES SUBJECT TO PLAN; CONDITIONS TO ISSUANCE OF SHARES
a.The stock purchasable under the Plan shall be authorized but unissued or reacquired Shares, including Shares purchased on the open market. The maximum number of Shares which may be issued over the term of the Plan shall not exceed 8,000,000 Shares as of the Effective Date, subject to adjustment as described in subsection (b) below.
b.If there is any change in the number or kind of Shares outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of Shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the Company’s outstanding capital stock without the Company’s receipt of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the Plan Administrator shall make any adjustments it determines to be necessary, in the Plan Administrator’s sole discretion, to equitably adjust (A) the maximum number and class of securities issuable under the Plan, (B) the maximum number and class of securities purchasable per Participant on any one Purchase Date, and (C) the number and class of securities and the price per Share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.
c.The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:
i.The admission of such Shares to listing on all stock exchanges, if any, on which Shares are then listed;
ii.The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other
THE NEW YORK TIMES COMPANY - P. B-1

governmental regulatory body that the Plan Administrator shall, in its absolute discretion, deem necessary or advisable;
iii.The obtaining of any approval or other clearance from any state or federal governmental agency that the Plan Administrator shall, in its absolute discretion, determine to be necessary or advisable;
iv.The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and
v.The lapse of such reasonable period of time following the exercise of the rights as the Plan Administrator may from time to time establish for reasons of administrative convenience.
IV.PURCHASE/HOLDING PERIODS
a.Shares shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of Shares available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.
b.The Plan Administrator shall determine the duration of each purchase period under the Plan, which shall be subject to Section VII.h and Section X; provided that in no event shall a purchase period exceed twenty-seven (27) months; provided, further, that, in the event that the Plan Administrator does not establish a duration of a purchase period, such duration shall be six (6) months. The Plan Administrator shall also determine the Enrollment Date and Purchase Date for each purchase period from time to time.
V.ELIGIBILITY
a.Each individual who is an Eligible Employee on the Enrollment Date shall be eligible to participate in the Plan for that purchase period on such Enrollment Date.
b.For the purposes of this Plan, “Eligible Employee” means each person who is an employee of a Participating Employer and who:
i.does not, immediately prior to the exercise of any rights under the Plan, own (directly or through attribution) stock possessing five percent (5%) or more of the total combined voting power or value of Common Stock or of all classes of stock of the Company or any Corporate Subsidiary (as determined under section 423(b)(3) of the Code);
ii.does not exceed the accrual limit set forth in Section VIII.a.;
iii.has completed thirty (30) days of service; provided that, for any specific purchase period, the Plan Administrator may waive this service requirement or increase this service requirement to a service requirement not to exceed two (2) years;
iv.is engaged on a regularly-scheduled basis of more than twenty (20) hours per week; provided that, for any specific purchase period, the Plan Administrator may waive or decrease the hours required for this hour-based service requirement; and
v.whose customary employment is for more than five (5) months per calendar year; provided that, for any specific purchase period, the Plan Administrator may waive this service-based requirement or lessen the number of months required.
In addition to the foregoing requirements for eligibility, for any purchase period, the Plan Administrator may exclude any employee of a Participating Employer who is (x) a “highly compensated employee” as defined within the meaning of section 414(q) of the Code, or (y) a “highly compensated employee” as defined within the meaning of section 414(q) of the Code and who (A) has compensation above a higher specified level, (B) is an officer and/or (C) is subject to the disclosure requirements of section 16(a) of the Exchange Act.
Notwithstanding the foregoing, (A) any exclusion or waiver of exclusion in clauses (iii) – (v), (x) or (y) shall be applied in an identical manner for a purchase period to all employees of Participating Employers and shall be applied in compliance and accordance with Treasury Regulation section 1.423-2(e) and (B) the requirements of clauses (iii) or (iv) shall not apply to employees for whom the application of such requirements would violate applicable law.
c.As of the Effective Date, the Company shall be a Participating Employer. Prior to the first purchase period, the Plan Administrator will designate which of the Company’s Corporate Subsidiaries will be designated as a Participating Employer, and each such Corporate Subsidiary will remain a Participating Employer until the
THE NEW YORK TIMES COMPANY - P. B-2

Plan Administrator revokes such decision. Each U.S. corporation that is a Corporate Subsidiary and that is designated as a Participating Employer after the Effective Date shall become a Participating Employer effective as of the Enrollment Date of the first purchase period coincident with or next following the date on which it is designated as such by the Plan Administrator, unless the Plan Administrator determines otherwise prior to the Enrollment Date of that purchase period. Any other corporation that is a Corporate Subsidiary as of the Effective Date or becomes a Corporate Subsidiary after the Effective Date, and any Corporate Subsidiary whose participation in the Plan is delayed by the Plan Administrator under the preceding sentence, shall become a Participating Employer when authorized by the Plan Administrator to extend the benefits of the Plan to its Eligible Employees.
d.To participate in the Plan for a particular purchase period, the Eligible Employee must complete and submit enrollment forms prescribed by the Plan Administrator in accordance with enrollment procedures prescribed by the Plan Administrator (which may include accessing a third party administrator’s website and enrolling electronically) on or before the Enrollment Date of the purchase period. Unless otherwise specified by the Plan Administrator, once an Eligible Employee timely submits the properly completed enrollment forms, such Eligible Employee’s participation in the Plan will automatically remain in effect from one purchase period to the next in accordance with such Eligible Employee’s payroll deduction authorization (including such Eligible Employee’s designated rate of payroll deduction) unless and until such Eligible Employee withdraws from the Plan, changes the rate of such Eligible Employee’s payroll deduction or such Eligible Employee’s employment status changes.
VI.PAYROLL DEDUCTIONS
a.The payroll deduction authorized by a Participant for purposes of acquiring Shares under the Plan may be any multiple of one percent (1%) of the Base Salary paid to such Participant during each purchase period, up to a maximum of ten percent (10%), or such lesser maximum amount as required under applicable law, unless the Plan Administrator establishes a different maximum percentage prior to the Enrollment Date of the applicable purchase period (subject to the limitations of Section VII). For a specific purchase period, the Plan Administrator may allow Participants to elect deductions based on a flat amount, designated in U.S. dollars or other currency specified by the Company; provided such election does not exceed the foregoing limit. The deduction rate or amount so authorized shall continue in effect for the entire purchase period except for changes effected in accordance with the following guidelines:
i.A Participant may, at any time during the purchase period, reduce such Participant’s rate or amount of payroll deduction to become effective as soon as practically possible after submitting the appropriate form with the Plan Administrator. A Participant may not, however, effect more than one such reduction per purchase period, unless otherwise provided in the applicable offering documents related to such purchase period.
ii.A Participant may at any time reduce such Participant’s rate or amount of payroll deduction under the Plan to 0%. Such reduction shall become effective as soon as practically possible after submitting the appropriate form with the Plan Administrator. A Participant’s existing payroll deductions shall be applied to the purchase of Shares on the next scheduled Purchase Date unless such Participant’s participation in the Plan has terminated in accordance with Section VII.f.
b.Payroll deductions shall begin on the first pay day administratively feasible following the Enrollment Date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. Unless the Plan Administrator determines otherwise prior to the start of the applicable purchase period, the amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes.
c.Payroll deductions collected in a currency other than U.S. Dollars shall be converted into U.S. Dollars on the last day of the purchase period in which collected, or such other time as determined by the Plan Administrator, or as required by applicable law, with such conversion to be based on an exchange rate determined by the Plan Administrator in its sole discretion.
d.Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.
THE NEW YORK TIMES COMPANY - P. B-3

e.To the extent necessary to comply with local law, the Plan Administrator may permit Participants in one or more offerings to make contributions to the Plan by means other than payroll deductions.
VII.PURCHASE RIGHTS
a.Grant of Purchase Right. A Participant shall be granted a separate purchase right on the Enrollment Date of each purchase period in which such Participant participates. The purchase right shall provide the Participant with the right to purchase Shares on a Purchase Date upon the terms set forth below.
Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of section 424(d) of the Code) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of Common Stock or of all classes of stock of the Company or any Corporate Subsidiary or that would exceed the dollar threshold provided in Section VIII.b.
b.Exercise of the Purchase Right. Each purchase right shall be automatically exercised on the Purchase Date, and Shares shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the provisions of this Section VII) on such date. The purchase shall be affected by applying the Participant’s payroll deductions for the purchase period ending on such Purchase Date to the purchase of whole Shares (subject to the limitation on the maximum number of Shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for that purchase period. Fractional Shares will not be issued under the Plan, unless otherwise determined by the Plan Administrator and provided under the applicable offering document. Any excess contributions in a Participant’s account that would have been used to purchase fractional Shares will be automatically re‑invested in a subsequent purchase period unless the Participant timely revokes such Participant’s authorization to re-invest such excess amounts or the Company elects to return such contributions to the Participant.
c.Purchase Price. Effective with the initial purchase period commencing following the Effective Date and until such time as otherwise determined by the Plan Administrator, the purchase price per Share at which Shares will be purchased on the Participant’s behalf on each Purchase Date shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per Share on the Enrollment Date of the applicable purchase period or (ii) the Fair Market Value per Share on the Purchase Date of the applicable purchase period. However, the Plan Administrator may, prior to the start of any purchase period, establish a higher purchase price per Share for that purchase period.
d.Number of Purchasable Shares. The number of Shares purchasable by a Participant on each Purchase Date shall be the number of Shares obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period ending with that Purchase Date by the purchase price in effect for that Purchase Date. Notwithstanding the foregoing and subject to the limitations described in Section II.b and Section VIII, in connection with any offering, the Plan Administrator may (i) specify a maximum number of Shares that may be purchased by any single Participant on a Purchase Date, and if no such limit is specified for an applicable purchase period, such limit shall be 1,500 Shares; and (ii) specify a maximum aggregate number of Shares that may be purchased by all Participants pursuant to such offering. For the avoidance of doubt, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any purchase period under the Plan, to increase or decrease the limitations to be in effect for the number of Shares purchasable per Participant on the Purchase Date for that purchase period.
e.Excess Payroll Deductions. Any payroll deductions not applied to the purchase of Shares by reason of any limitation on the maximum number of Shares purchasable by the Participant on the Purchase Date (whether such limitation is pursuant to Section VII.d, Section VIII or otherwise) shall be promptly refunded.
f.Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:
i.Withdraw. A Participant may, no later than fifteen (15) days (or such other period as determined by the Plan Administrator or as required by applicable law) prior to a Purchase Date for a purchase period, terminate such Participant’s outstanding purchase right by submitting the prescribed form in accordance with procedures prescribed by the Plan Administrator (which may include accessing a third party administrator’s website and electronically electing to withdraw), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the purchase period in which such termination occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of Shares on the next
THE NEW YORK TIMES COMPANY - P. B-4

Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as practicable.
ii.Irrevocability. The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (in accordance with procedures prescribed by the Plan Administrator) on or before the Enrollment Date of the new purchase period.
iii.Automatic Termination. Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while such Participant’s purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the purchase period in which the purchase right so terminates shall be immediately refunded, unless such termination of the purchase right is prohibited by applicable law.
iv.Unpaid Leave. Should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the election, exercisable up until the business day preceding the Purchase Date for the applicable purchase period in which such leave commences, to (A) have any previous deductions returned to such Participant or (B) have such funds held for the purchase of Shares on the next Purchase Date. In no event, however, shall any further payment deductions be collected from such Participant during such leave, unless continued participation in the Plan is required by applicable law. Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave; or (y) prior to the expiration of any longer period for which such Participant is provided with reemployment rights by statute or contract, such Participant’s payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began. An individual who returns to active employment following a leave of absence which exceeds in duration the applicable (x) or (y) time period above will be treated as a new Eligible Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (in accordance with procedures prescribed by the Plan Administrator) on or before the start of the next purchase period.
g.Proration of Purchase Rights. Should the total number of Shares which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of Shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available Shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for Shares pro-rated to such individual, shall be refunded.
h.Change of Control. In the event that a Change of Control occurs during a purchase period, the Plan Administrator may take such action as it deems appropriate, including (without limitation):
i.provide that each outstanding purchase right shall remain outstanding;
ii.provide that each outstanding purchase right will terminate as of a date prior to the effective date of the Change of Control without being exercised and all payroll deductions of each Participant accumulated during such purchase period (and not previously applied to the purchase of Shares) shall be refunded to the Participant;
iii.provide that a Purchase Date shall automatically occur immediately prior to the effective date of the Change of Control, and each purchase right outstanding at that time shall thereupon be exercised by applying the payroll deductions of each Participant for the purchase period in which such Change of Control occurs to the purchase of Shares at the purchase price per Share in effect for that purchase period pursuant to the purchase price formula provisions of Section VII.c;
iv.provide than no new purchase period shall be initiated following the announcement of such Change of Control;
v.provide for a new date on or before the consummation of such Change of Control that will be the Purchase Date for the applicable purchase period; or
vi.provide that each outstanding purchase right will be assumed or an equivalent right will be substituted by the successor corporation (or parent or subsidiary thereof).
i.ESPP Brokerage Account. Any Shares purchased on behalf of each Participant shall be deposited directly into a brokerage account which the Company shall establish for the Participant at a Company-designated
THE NEW YORK TIMES COMPANY - P. B-5

brokerage firm that the Company shall communicate to each Participant (the “ESPP Brokerage Account”); provided that the Plan Administrator may waive such requirement at any time or in respect of Shares purchased within any particular purchase period. Except as otherwise provided below, the deposited Shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account until the later of the following two periods: (a) the end of the two (2)-year period measured from the Participant’s Enrollment Date into the purchase period in which the Shares were purchased and (b) the end of the one (1)-year measured from the actual Purchase Date of those Shares. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any Shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.
The foregoing procedures shall not in any way limit when the Participant may sell such Participant’s Shares. Those procedures are designed solely to assure that any sale of Shares prior to the satisfaction of the required holding period is made through the ESPP Brokerage Account. In addition, the Participant may request a stock certificate or share transfer from such Participant’s ESPP Brokerage Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any Shares held in that account. However, Shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account for use as collateral for a loan, unless those Shares have been held for the required holding period.
The foregoing procedures shall apply to all Shares purchased by the Participant under the Plan, whether or not the Participant continues in Eligible Employee status.
j.Assignability. During the Participant’s lifetime, the purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant (other than by will or the laws of descent).
k.Stockholder Rights. A Participant shall have no stockholder rights with respect to the Shares subject to such Participant’s outstanding purchase right until the Shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased Shares.
VIII. ACCRUAL LIMITATIONS
a.No Participant shall be entitled to accrue rights to acquire Shares pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Shares accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of section 423 of the Code) of the Company or any Corporate Subsidiary, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Subsidiary (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding; provided that the Plan Administrator may in its discretion set a lower dollar threshold than $25,000 for an applicable purchase period.
b.For purposes of applying such accrual limitations, the following provisions shall be in effect:
i.The right to acquire Shares under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted.
ii.No right to acquire Shares under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Shares under one (1) or more other purchase rights at a rate equal to $25,000 worth of Shares (determined on the basis of the per-Share Fair Market Value of such Shares on the date or dates of grant) for each calendar year such rights were at any time outstanding.
c.If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase right shall be promptly refunded.
d.In the event there is any conflict between the provisions of this Section and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Section shall be controlling.
IX. EFFECTIVE DATE AND TERM OF THE PLAN
a.Subject to approval by the Company’s stockholders, the Plan shall be effective as of the Effective Date.
b.Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the tenth anniversary of the Effective Date, (ii) the date on which all Shares available for issuance under the Plan have been sold
THE NEW YORK TIMES COMPANY - P. B-6

pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change of Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.
X. AMENDMENT OF THE PLAN
The Board may alter, amend, suspend or discontinue the Plan at any time and for any reason; provided, however, the Board may not, without the approval of the Company’s stockholders, (a) increase the number of Shares issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization or (b) change the class of corporations that may be designated as Participating Employers.
XI. GENERAL PROVISIONS
a.All costs and expenses incurred in the administration of the Plan shall be paid by the Company.
b.Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Corporate Subsidiary for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Corporate Subsidiary employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause, subject to any requirements of applicable law.
c.The provisions of the Plan shall be governed by the laws of the State of New York, without resort to that state’s conflict-of-laws rules.
XII. DEFINITIONS
The following definitions shall be in effect under the Plan:
a.“1933 Act” means the Securities Act of 1933, as amended.
b.“Base Salary” means the regular base salary or base wages paid to a Participant by one or more Participating Employers during such individual’s period of participation in the Plan, plus any pre-tax contributions made by the Participant to any cash-or-deferred arrangement that meets the requirements of section 401(k) of the Code or any cafeteria benefit program that meets the requirements of section 125 of the Code, now or hereafter established by the Company or any Corporate Subsidiary. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than contributions subject to sections 401(k) and 125 of the Code) made on the Participant’s behalf by the Company or any Corporate Subsidiary under any employee benefit or welfare plan now or hereafter established.
c.“Board” means the Company’s Board of Directors.
d.“Change of Control” has the meaning given to such term in The New York Times Company 2020 Incentive Compensation Plan or any successor plan thereto, in each case, as amended and/or restated from time to time.
e.“Code” means the Internal Revenue Code of 1986, as amended.
f.“Common Stock” means the Class A and Class B Common Stock of the Company, or such other class or classes of capital stock of the Company that shall have the right to vote in the election of Board members.
g.“Company” means The New York Times Company, a corporation organized under the laws of the State of New York, and any corporate successor to all or substantially all of the assets or voting stock of The New York Times Company, which shall, by appropriate action, adopt the Plan.
h.“Corporate Subsidiary” means any subsidiary of the Company (as determined in accordance with section 424 of the Code, whether now existing or subsequently established or acquired).
i.“Effective Date” means April 26, 2023, subject to the approval of the Company’s stockholders.
j.“Enrollment Date” means the first day of each purchase period.
k.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
l.“Fair Market Value” per Share on any relevant date shall be the closing selling price per Share on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for Shares, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing
THE NEW YORK TIMES COMPANY - P. B-7

selling price for a Share on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
m.“Participant” means any Eligible Employee of a Participating Employer who is actively participating in the Plan.
n.“Participating Employer” means the Company and each Corporate Subsidiary that is authorized by the Plan Administrator, in accordance with Section V.c. of the Plan, to extend the benefits of the Plan to its Eligible Employees.
o.“Plan Administrator” means a committee of two (2) or more Board members appointed by the Board to administer the Plan. As of the Effective Date, the Plan Administrator shall be the Compensation Committee of the Board (the “Committee”). Subject to the foregoing, the Board or the Committee may delegate authority to one or more subcommittees or to one or more individuals, in each case, as the Board or Committee deems appropriate and as consistent with applicable law, and such delegate(s) shall be considered “Plan Administrator” for purposes of this Plan.
p.“Purchase Date” means the last business day of each purchase period.
q.“Shares” means shares of Class A Common Stock of the Company.

"Our mission is to seek the truth and help people understand the world. This is rooted in the belief that great journalism has the power to make each reader's life richer and more fulfilling, and to make all of society stronger and more just. I believe that mission has never been more essential for our world. And I believe it has never represented a more promising foundation for a strong and growing business."

A. G. Sulzberger, Publisher

The New York Times Company

620 Eighth Avenue
New York, NY 10018
Tel 212.556.1234

620 EIGHTH AVENUE NEW YORK, NY 10018 ATTENTION: CORPORATE SECRETARY
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 25, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NYT2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 25, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
You can change your vote or revoke your proxy at any time before it is voted at the meeting by mailing a later-dated proxy card, executing a later-dated proxy by Internet or telephone or by voting by ballot at the meeting. If you execute more than one proxy, whether by mail, Internet or telephone, and/or vote by ballot at the meeting, only the latest dated proxy or ballot will be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NEW YORK TIMES COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Class A Nominees:
01) Beth Brooke
02) Rachel Glaser
03) Brian P. McAndrews
04) John W. Rogers, Jr.

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 31, 2023					☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
3.	Approval of The New York Times Company 2023 Employee Stock Purchase Plan					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

THE NEW YORK TIMES COMPANY
ANNUAL MEETING OF STOCKHOLDERS
APRIL 26, 2023
11:00 a.m. Eastern Time
via the Internet
www.virtualshareholdermeeting.com/NYT2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 26, 2023: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE NEW YORK TIMES COMPANY Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on April 26, 2023

The undersigned hereby appoints A.G. Sulzberger, Meredith Kopit Levien and Diane Brayton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on all matters coming before said meeting, including the matters on the reverse side of this card, all of the shares of CLASS A COMMON STOCK of THE NEW YORK TIMES COMPANY that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on April 26, 2023, virtually at www.virtualshareholdermeeting.com/NYT2023, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and revokes any proxies previously given.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of each of the Class A director nominees and FOR proposal 2 and 3. In their discretion, the proxies are authorized to vote on such other matters that may properly come before this meeting or any adjournment or postponement thereof.

Continued and to be dated and signed on reverse side.

620 EIGHTH AVENUE NEW YORK, NY 10018 ATTENTION: CORPORATE SECRETARY
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 25, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NYT2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 25, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
You can change your vote or revoke your proxy at any time before it is voted at the meeting by mailing a later-dated proxy card, executing a later-dated proxy by Internet or telephone or by voting by ballot at the meeting. If you execute more than one proxy, whether by mail, Internet or telephone, and/or vote by ballot at the meeting, only the latest dated proxy or ballot will be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NEW YORK TIMES COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Class B Nominees:
	01) Amanpal S. Bhutani	06) David Perpich
	02) Manuel Bronstein	07) A.G. Sulzberger
	03) Arthur Golden	08) Rebecca Van Dyck
04) Hays N. Golden
05) Meredith Kopit Levien
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 31, 2023					☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
3.	Approval of The New York Times Company 2023 Employee Stock Purchase Plan					☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
4.	Advisory vote to approve executive compensation					☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:						1 Year	2 Years	3 Years	Abstain
5.	Advisory vote on frequency of future advisory votes to approve executive compensation					☐	☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

THE NEW YORK TIMES COMPANY
ANNUAL MEETING OF STOCKHOLDERS
APRIL 26, 2023
11:00 a.m. Eastern Time
via the Internet
www.virtualshareholdermeeting.com/NYT2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 26, 2023: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE NEW YORK TIMES COMPANY Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on April 26, 2023

The undersigned hereby appoints A.G. Sulzberger, Meredith Kopit Levien and Diane Brayton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on all matters coming before said meeting, including the matters on the reverse side of this card, all of the shares of CLASS B COMMON STOCK of THE NEW YORK TIMES COMPANY that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on April 26, 2023, virtually at www.virtualshareholdermeeting.com/NYT2023, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and revokes any proxies previously given.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of each of the Class B director nominees and FOR proposals 2, 3 and 4 and 1 YEAR on Proposal 5. In their discretion, the proxies are authorized to vote on such other matters that may properly come before this meeting or any adjournment or postponement thereof.

Continued and to be dated and signed on reverse side.